Filed Pursuant to Rule 424(b)(5)
Registration No. 333-172483

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JUNE 20, 2011

4,000,000

7.50% Tangible Equity Units

Beazer Homes USA, Inc.

This is an offering of tangible equity units, or Units, of Beazer Homes USA, Inc. Each Unit has a stated amount of $25.00.

Each Unit is comprised of a prepaid stock purchase contract and a senior amortizing note due 2015 issued by Beazer Homes, which has an initial principal amount of $5.1086 per amortizing note and a scheduled final installment payment date of July 15, 2015.

Unless settled earlier as described herein, on July 15, 2015, each purchase contract will automatically settle and we will deliver a number of shares of our common stock based on the applicable market value, which is the average of the daily closing prices per share of our common stock on each of the 20 consecutive trading days ending on, and including, the third trading day immediately preceding July 15, 2015, as follows (subject to adjustment):

•	if the applicable market value equals or exceeds $3.55 per share, you will receive 7.0373 shares;

•

if the applicable market value is greater than $2.90 per share but less than $3.55 per share, you will receive a number of shares having a value, based on the applicable market value, equal to $25.00; and

•	if the applicable market value is less than or equal to $2.90 per share, you will receive 8.6207 shares.

At any time prior to the third trading day immediately preceding July 15, 2015, you may settle your purchase contract early, and we will deliver 7.0373 shares of our common stock. In addition, if a fundamental change (as defined herein) occurs and you elect to settle your purchase contracts early in connection with such fundamental change, you will receive a number of shares of our common stock based on the fundamental change early settlement rate, as described herein. We may elect to settle all outstanding purchase contracts prior to the July 15, 2015 settlement date at the early mandatory settlement rate (as defined herein), upon a date fixed by us upon not less than five business days’ notice. Except for cash in lieu of fractional shares, the purchase contract holders will not receive any cash distributions under the purchase contracts.

The amortizing notes will pay you equal quarterly installments of $0.4688 per amortizing note (or, in the case of the installment payment due on October 15, 2012, $0.4635 per amortizing note), which in the aggregate will be equivalent to a 7.50% cash payment per year with respect to each $25.00 stated amount of Units. The amortizing notes will be our unsecured senior obligations and will rank equally with all of our other unsecured senior indebtedness. If we elect to settle the purchase contracts early, you will have the right to require us to repurchase your amortizing notes, except in certain circumstances as described herein.

Each Unit may be separated into its constituent purchase contract and amortizing note after the initial issuance date of the Units, and the separate components may be combined to create a Unit.

We intend to apply to list the Units on the New York Stock Exchange, or NYSE, under the symbol “BZT,” and, if approved, we expect trading on the NYSE to begin within 30 days after the Units are first issued. However, we will not initially apply to list the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system, but we may apply to list such separate purchase contracts and separate amortizing notes in the future as described herein. Prior to this offering, there has been no public market for the Units. Our common stock is listed on the NYSE under the symbol “BZH.” The closing price on the NYSE on July 10, 2012 was $2.98 per share.

The underwriters have the option to purchase up to an additional 600,000 Units from us to cover over-allotments, if any, at the same price as sold to the public less the underwriting discount and commissions.

Concurrently with this offering of Units, pursuant to a separate prospectus supplement, we are offering 22 million shares of our common stock (or 25.3 million shares if the underwriters exercise their option to purchase additional shares in full). The completion of this offering is not contingent on the completion of the common stock offering, and the common stock offering is not contingent on the completion of this offering.

Investing in the Units involves risks. See “Risk Factors” beginning on page S-14 of this prospectus supplement and any risk factors described in the documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Beazer Homes USA, Inc.
Per Unit	$25.00	$0.75	$24.25
Total	$100,000,000	$3,000,000	$97,000,000

Delivery of the Units will be made on or about July 16, 2012.

Joint Book-Running Managers

Credit Suisse	Goldman, Sachs & Co.	Deutsche Bank Securities	UBS Investment Bank

Co-Managers

KKR	Moelis & Company

The date of this prospectus supplement is July 10, 2012

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus we have authorized for use in connection with this offering. We have not, and the underwriters have not, authorized anyone else to provide you with different or additional information. You should not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any such free writing prospectus. We are not, and the underwriters are not, making an offer to sell these securities or soliciting an offer to buy these securities in any jurisdiction where the offer, sale or solicitation is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and any such free writing prospectus is accurate only as of its date (or, with respect to any document that is incorporated by reference, the date of that document) even though this prospectus supplement, the accompanying prospectus or any such free writing prospectus may be delivered or securities may be sold on a later date.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of Units and also adds to and updates information contained in the accompanying prospectus as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which information does not apply to the Units we are offering. To the extent any inconsistency or conflict exists between the information included in this prospectus supplement and the information included in the accompanying prospectus, the information included or incorporated in this prospectus supplement updates and supersedes the information in the accompanying prospectus. This prospectus supplement incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus supplement.

In this prospectus supplement, “we,” “us,” “our,” the “Company” or “Beazer Homes” refer to Beazer Homes USA, Inc. and its subsidiaries, unless we state otherwise or the context indicates otherwise.

S-ii

SUMMARY

This summary highlights selected information about us contained elsewhere or incorporated by reference in this prospectus supplement. It may not contain all the information that may be important to you in deciding whether to invest in the Units. You should carefully read this entire prospectus supplement and the accompanying prospectus, together with the information to which we refer and the information incorporated by reference herein, including the financial data and related notes and the “Risk Factors” section, before making an investment decision.

Beazer Homes USA, Inc.

We are a geographically diversified homebuilder with active operations in 16 states. Our homes are designed to appeal to homeowners at various price points across various demographic segments and are generally offered for sale in advance of their construction. Our objective is to provide our customers with homes that incorporate exceptional value and quality while seeking to maximize our return on invested capital over time.

Our principal executive offices are located at 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328, telephone (770) 829-3700. We also provide information about our active communities through our Internet website located at http://www.beazer.com. Except for materials specifically incorporated by reference herein, information on our website is not a part of and shall not be deemed incorporated by reference in this prospectus supplement.

Recent Developments

Market and Company Update

Over the past four quarters, we have demonstrated significant improvement in new home orders, home closings and backlog. We believe these improvements have arisen both as a result of improving market conditions for new home sales, and due to the business improvement and operational strategies we have employed. In particular, we have placed significant emphasis on increasing sales per community per month and on broadening the base of communities contributing to sales. Over the past year, our trailing four quarter sales per community per month has increased from approximately 1.7 at June 30, 2011 to 2.2 at June 30, 2012. At the same time, the proportion of our communities generating fewer than 3 sales in a quarter has declined from 27% in the fiscal third quarter of 2011 to 10% in the third quarter of fiscal 2012.

There is much reported evidence of strengthening conditions in the housing market, from increases in new home sales, to increases in existing home sales to improvements in home prices in many markets. At the same time, new home sales activity remains at very low levels despite historic levels of housing affordability, low mortgage interest rates and improving job growth. Consistent with expectations of many market participants and analysts, we believe that national housing starts will likely increase markedly over the next several years. In particular we expect improvements in housing start activity to be robust in Florida, California, Texas, North Carolina and Arizona.

While pursuing our business improvement and operational strategies, we have employed a very cautious land acquisition strategy to ensure operational resources have been focused on existing community performance. Given the success of our efforts and the improvement in the overall housing market, we believe now is an appropriate time to pursue growth in new communities more aggressively. In particular, we believe we can generate attractive returns on incremental capital deployed into the markets most likely to grow significantly in the next several years, which will assist us in accelerating a return to profitability. Over the past year, we have taken steps to broaden and deepen our local management teams in these markets, and we have compiled a significant pipeline of prospective new community transactions in all of our markets.

While it is possible that we could return to profitability without additional equity financing, we believe strengthening the balance sheet with additional capital will allow us to better participate in the emerging housing recovery. As such, we intend to use the proceeds of this offering, together with the proceeds from the concurrent offering of common stock, if completed, to fund an expansion in our new home community count and for general corporate purposes, including the repayment of outstanding indebtedness. Please see “Use of Proceeds.”

Third Quarter Results

For our third fiscal quarter ended June 30, 2012, we expect to report significant year-over-year increases in net new home orders, home closings and backlog from continuing operations, representing our fourth consecutive quarter with year-over-year increases in such metrics. The expected changes in net new home orders, closings and backlog for the third quarter of fiscal 2012 compared to the same period in fiscal 2011 for each of our operating regions is set forth below:

Unit Data by Segment

	Quarter Ended June 30,
	New Orders, net			Closings			Backlog
	2012	2011	Change	2012	2011	Change	2012	2011	Change
West	730	447	63%	455	273	67%	1,064	637	67%
East	486	466	4%	382	311	23%	891	837	6%
Southeast	339	302	12%	272	207	31%	466	346	35%

Total	1,555	1,215	28%	1,109	791	40%	2,421	1,820	33%

We expect to report revenue for the third fiscal quarter ended June 30, 2012 of between $250 million and $260 million. Further, we expect to report an unrestricted cash balance as of June 30, 2012 of between $220 million and $240 million.

We are currently in the process of finalizing our consolidated financial results for our third fiscal quarter ended June 30, 2012, and therefore, our actual results for the third quarter are not yet available. The preliminary financial and operating data for the presented above quarter ended June 30, 2012 are subject to change pending finalization, and actual results could differ as we finalize such results.

Concurrent Offering of Common Stock

Concurrently with this offering, pursuant to a separate prospectus supplement, we are offering 22 million shares of our common stock in an underwritten public offering (or 25.3 million shares if the underwriters exercise their option to purchase additional shares in full). Assuming no exercise of the underwriters’ option to purchase additional shares with respect to the common stock offering, we estimate that the net proceeds of the common stock offering, after deducting the underwriting discount and estimated expenses, will be approximately $60.1 million, although there can be no assurance that the common stock offering will be completed.

Completion of this offering is not contingent on the completion of the common stock offering and the completion of the common stock offering is not contingent on the completion of this offering.

Other Potential Refinancing Opportunities

Subject to both market conditions and the successful completion of this offering and the concurrent offering of common stock, we expect to pursue additional refinancing transactions designed to strengthen the Company’s balance sheet by reducing interest expense, extending debt maturities and improving our financial flexibility. These refinancings could include the issuance of secured or unsecured debt to repay, redeem or discharge existing debt. In connection with these refinancings, we intend to redeem all of our 12.0% senior secured notes due 2017 and continue to seek other refinancing opportunities, which may include the repurchase, redemption or repayment of certain of our other indebtedness, including our 6.875% senior notes due 2015. Further, we may engage in selective repurchases or other transactions to reduce amounts outstanding of our unsecured debt.

We believe these transactions, if consummated, will provide us with additional financial flexibility as we strive to accelerate our return to sustainable profitability. Whether we pursue a particular refinancing alternative is subject to market and other conditions, and we can make no assurances that we will be able to complete any refinancing transaction on terms that are acceptable to us or at all.

Secured Revolving Credit Agreement

While we believe we possess sufficient liquidity to participate in a housing recovery, we are mindful of potential short-term, or seasonal, requirements for enhanced liquidity that may arise. As such, we have negotiated a commitment letter with four financial institutions for a proposed $150 million secured revolving credit agreement, which would replace our existing revolving credit facility. This commitment letter is subject to certain conditions, including the successful completion of this offering and the concurrent offering of common stock.

The proposed revolving credit facility is subject to certain conditions, including the negotiation, execution and delivery of definitive documentation and there having not occurred any event that would have a material adverse effect on our business or financial condition. As such, we can make no assurances that we will be able to complete the proposed credit facility on terms that are acceptable to us or at all.

Impact of Transactions on Use of our NOLs; NOL Protections to Remain in Place

In recent years, we have generated significant net operating losses and unrealized tax losses (collectively, “NOLs”). These NOLs generally may be carried forward for a 20-year period to offset future taxable income and reduce our federal income tax liability. In addition, we believe we have significant “built-in losses” in our assets (i.e. an excess tax basis over fair market value) that may result in tax losses as such assets are sold. Built-in losses, if and when recognized, generally will result in tax losses that may then be deducted or carried forward.

At March 31, 2012, our cumulative NOLs and our estimated built-in losses gave rise to a total deferred tax asset of $480.1 million, net of certain deferred tax liabilities. All but $6.1 million of these deferred tax assets were reduced by a valuation allowance required under GAAP and therefore do not currently contribute to book value. Until we generate taxable income, these NOLs are likely to become larger. Under GAAP, as long as a future “ownership change” under Section 382 of the Internal Revenue Code, as amended, does not occur, we will be able to remove all or a portion of the valuation allowance associated with these deferred tax assets upon achievement of sustained profitability.

Because we cannot predict when or to what extent we will return to profitability we have previously taken significant steps to protect our ability to utilize these tax assets in future years. We carefully monitor potential Section 382 ownership shifts. Prior to any impact from the proposed transactions, our rolling equity shift was approximately 19%, with 12% due to expire in May of 2013. If both of the tangible equity unit and concurrent common stock transactions are completed as currently contemplated in this prospectus supplement, we estimate that the Section 382 ownership shift will increase to less than 35%.

In 2011, in order to preserve the tax benefits of our deferred tax assets, our shareholders approved the following two protective mechanisms, which are designed to prevent an unintentional Section 382 ownership shift:

•

an amendment to our certificate of incorporation that generally operates to prevent or cancel a transfer of our common stock if the effect would be to (i) increase the ownership of our common stock by any person from less than 4.95% to 4.95% or more; or (ii) increase the percentage of our common stock owned by a person owning 4.95% or more of our common stock; and

•	a rights agreement that is intended to act as a deterrent to any person desiring to acquire 4.95% or more of our common stock.

Our Board of Directors expects to continue to use these deferred tax protections for the forseeable future. For more information regarding our NOL protections, please see “Description of Capital Stock.”

The Offering

Issuer	Beazer Homes USA, Inc.

Number of Units offered	4,000,000 Units

Over-allotment option	600,000 Units

Stated amount and initial offering price of each Unit	$25.00 for each Unit

Components of each Unit	Each Unit is comprised of two parts:

•	a prepaid stock purchase contract (a “purchase contract”); and

•	a senior amortizing note issued by Beazer Homes (an “amortizing note”).

Unless settled earlier at the holder’s or our option, each purchase contract will automatically settle on July 15, 2015 (the “mandatory settlement date”), and we will deliver not more than 8.6207 shares and not less than 7.0373 shares of our common stock, subject to adjustment, based upon the applicable settlement rate and applicable market value of our common stock, as described below under “Description of the Purchase Contracts—Delivery of Common Stock.”

No fractional shares of our common stock will be issued to holders upon settlement of purchase contracts. In lieu of fractional shares, holders will be entitled to receive a cash payment of equivalent value calculated as described herein. Other than cash payments in lieu of fractional shares, the purchase contract holders will not receive any cash distributions under the purchase contracts.

Each amortizing note will have an initial principal amount of $5.1086, will bear interest at the rate of 6.00% per annum and will have a scheduled final installment payment date of July 15, 2015. On each July 15, October 15, January 15 and April 15 commencing on October 15, 2012, we will pay equal installments of $0.4688 on each amortizing note (or, in the case of the installment payment due on October 15, 2012, $0.4635 per amortizing note). Each installment will constitute a payment of interest and a partial repayment of principal, allocated as set forth on the amortization schedule set forth under “Description of the Amortizing Notes—Amortization Schedule.”

The return to an investor on a Unit will depend upon the return provided by each component. The overall return will consist of the value of the shares of our common stock delivered upon settlement of the purchase contracts and the cash installments paid on the amortizing notes.

Each Unit may be separated into its components	Each Unit may be separated into its constituent purchase contract and amortizing note on any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the third business day immediately preceding the mandatory settlement date or any early mandatory settlement date, as defined below. Prior to separation, the purchase contracts and amortizing notes may only be purchased and transferred together as Units. See “Description of the Units—Separating and Recreating Units.”

A Unit may be recreated from its components	If you hold a separate purchase contract and a separate amortizing note, you may combine the two components to recreate a Unit. See “Description of the Units—Separating and Recreating Units.”

Trading	We intend to apply to list the Units on the NYSE under the symbol “BZT,” and, if approved, we expect trading on the NYSE to begin within 30 days after the Units are first issued. However, we will not initially apply to list the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system, but we may apply to list such separate purchase contracts and separate amortizing notes in the future as described under “Description of the Units—Listing of Securities.” Prior to this offering, there has been no public market for the Units. Our common stock is listed on the NYSE under the symbol “BZH.”

Use of proceeds	We expect to receive net proceeds from this offering of approximately $96.5 million (or approximately $111.1 million if the underwriters exercise their over-allotment option in full), after deducting underwriting discounts and estimated transaction expenses payable by us. In addition, we expect that the net proceeds from the concurrent common stock offering will be approximately $60.1 million (or approximately $69.2 million if the underwriters exercise their option to purchase additional shares in full), after deducting underwriting discounts and estimated transaction expenses payable by us. In addition, there can be no assurance that the common stock offering will be completed.

We intend to use the net proceeds from this offering, together with the net proceeds from the concurrent offering of common stock, if completed, as growth capital, including for potential land investments of approximately $100 million in Florida, California, Texas, North Carolina and Arizona, and for general corporate purposes, including the repayment of outstanding indebtedness. Pending the application of the net proceeds, we may invest such proceeds in short-term, interest bearing instruments and other investment-grade securities. See “Use of Proceeds.”

United States federal income tax considerations	Although there is no authority directly on point and therefore the issue is not entirely free from doubt, each Unit will be treated as an investment unit composed of two separate instruments for U.S. federal income tax purposes, including amortizing notes which will be treated as indebtedness for U.S. federal income tax purposes. Under this treatment, a holder of Units will be treated as if it held each component of the Units for U.S. federal income tax purposes. By acquiring a Unit, you will agree to treat (i) a Unit as an investment unit composed of two separate instruments in accordance with its form and (ii) the amortizing notes component as indebtedness for U.S. tax purposes. If, however, the components of a Unit were treated as a single instrument, the U.S. federal income tax consequences could differ from the consequences described herein.

Holders should consult their tax advisors regarding the tax treatment of an investment in Units and whether a purchase of a Unit is advisable in light of the investor’s particular tax situation and the tax treatment described under “Material U.S. Federal Income Tax Considerations.”

Risk Factors	An investment in the Units involves various risks, and prospective investors should carefully consider the matters discussed under the caption entitled “Risk Factors” beginning on page S-13 of this prospectus supplement as well as the risk factors described in our Form 10-K for the year ended September 30, 2011, which are incorporated by reference herein.

The Purchase Contracts

Mandatory settlement	On the mandatory settlement date, July 15, 2015, each purchase contract will automatically settle and we will deliver a number of shares of our common stock, based on the applicable settlement rate, unless such purchase contract has been previously settled.

Settlement rate	The “settlement rate” for each purchase contract will be not more than 8.6207 shares and not less than 7.0373 shares of our common stock, depending on the applicable market value of our common stock, calculated as described below.

•

If the applicable market value equals or exceeds $3.55 per share (the “threshold appreciation price”), you will receive 7.0373 shares of common stock per purchase contract (the “minimum settlement rate”).

•

If the applicable market value is greater than $2.90 per share (the “reference price”), but is less than the threshold appreciation price, you will receive a number of shares per purchase contract equal to $25.00, divided by the applicable market value per share.

•	If the applicable market value is less than or equal to the reference price, you will receive 8.6207 shares of common stock per purchase contract (the “maximum settlement rate”).

The minimum and maximum settlement rates are subject to adjustment as described below under “Description of the Purchase Contracts—Adjustments to the Fixed Settlement Rates.”

The “applicable market value” means the average of the daily closing prices (as defined below) per share of our common stock on each of the 20 consecutive trading days ending on, and including, the third trading day immediately preceding the mandatory settlement date. The threshold appreciation price represents an approximately 22.5% appreciation over the reference price.

No fractional shares of our common stock will be issued to holders upon settlement of purchase contracts. In lieu of fractional shares, holders will be entitled to receive a cash payment of equivalent value calculated as described herein. Other than cash payments in lieu of fractional shares, the purchase contract holders will not receive any cash distributions pursuant to the purchase contracts.

The following table illustrates the settlement rate per purchase contract and the value of our common stock issuable upon settlement per purchase contract on the mandatory settlement date, determined using the applicable market value shown, subject to adjustment.

Applicable Market Value of Our Common Stock	Settlement Rate	Value of Common Stock Delivered upon Settlement
Less than or equal to $2.90	8.6207 shares	Less than or equal to $25.00
Greater than $2.90 but less than $3.55	Number of shares equal to $25.00, divided by the applicable market value	$25.00
Greater than or equal to $3.55	7.0373 shares	Greater than or approximately equal to $25.00

Early settlement at your election	On any trading day during the period beginning on, and including, the trading day immediately following the date of initial issuance of the Units to, but excluding, the third trading day immediately preceding the mandatory settlement date, you may settle any or all of your purchase contracts early, in which case we will deliver a number of shares of our common stock equal to the minimum settlement rate, which is subject to adjustment as described below under “Description of the Purchase Contracts—Adjustments to the Fixed Settlement Rates.” That is, the market value of our common stock on the early settlement date will not affect the early settlement rate. Your right to settle your purchase contract prior to the mandatory settlement date is subject to the delivery of your purchase contract.

In addition, if a “fundamental change” (as defined herein) occurs and you elect to settle your purchase contracts early in connection with such fundamental change, you will receive a number of shares of our common stock based on the “fundamental change early settlement rate” as described under “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change.”

Early settlement at our election	We may elect to settle all outstanding purchase contracts early at the “early mandatory settlement rate” (as described under “Description of the Purchase Contracts—Early Settlement at Our Election”) upon a date fixed by us upon not less than five business days’ notice (the “early mandatory settlement date”).

The “early mandatory settlement rate” will be the maximum settlement rate, unless the closing price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on, and including, the trading day immediately preceding the notice date (as defined below) exceeds 130% of the threshold appreciation price in effect on each such trading day, in which case the “early mandatory settlement rate” will be the minimum settlement rate.

If we elect to settle all the purchase contracts early, you will have the right to require us to repurchase your amortizing notes, except in certain circumstances, on the repurchase date and at the repurchase price as described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder.”

Purchase Contract Agent and Trustee	U.S. Bank National Association

The Amortizing Notes

Initial principal amount of each amortizing note	$5.1086

Installment payments	Each installment payment of $0.4688 (or, in the case of the installment payment due on October 15, 2012, $0.4635) per amortizing note will be paid in cash and will constitute a partial repayment of principal and a payment of interest, computed at a rate of 6.00% per year. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. Payments will be applied first to the interest due and payable and then to the reduction of the unpaid principal amount, allocated as set forth on the amortization schedule set forth under “Description of the Amortizing Notes—Amortization Schedule.”

Installment payment dates	Each July 15, October 15, January 15 and April 15, commencing on October 15, 2012, with a scheduled final installment payment date of July 15, 2015.

Ranking of the amortizing notes	The amortizing notes will be senior unsecured obligations of Beazer Homes. The indebtedness evidenced by the amortizing notes will:

•	rank senior in right of payment to any of our existing and future subordinated indebtedness;

•	rank equally in right of payment with all of our existing and future senior indebtedness;

•	be effectively subordinated in right of payment to our existing and future secured indebtedness, including under our outstanding senior secured notes and our revolving credit facility, to the extent of the value of the security; and

•	be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

Repurchase of amortizing notes at the option of the holder	If we elect to settle the purchase contracts early, holders will have the right to require us to repurchase their amortizing notes for cash at the repurchase price, except in the circumstances and subject to the conditions, described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder.”

Summary Historical Consolidated Financial and Operating Data

Our summary historical consolidated financial and operating data set forth below as of and for each of the three years ended September 30, 2009, 2010 and 2011 and the six months ended March 31, 2011 and 2012 are derived from our audited consolidated financial statements and our unaudited condensed consolidated financial statements, respectively. These historical results are not necessarily indicative of the results to be expected in the future. You should also read our historical financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, as well as the sections in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012 entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are incorporated herein by reference.

	Fiscal Year Ended September 30,						Six Months Ended March 31,
($ in millions)	2009		2010		2011		2011		2012
							(unaudited)
Statement of Operations Data(1):
Total revenue	$962		$991		$742		$235		$380
Gross profit	16		84		48		10		42
Operating loss	(239)		(113)		(132)		(73)		(34)
Net (loss) from continuing operations	(173)		(30)		(200)		(102)		(37)
Operating Statistics:
Number of new orders, net of cancellations	4,016		4,405		3,927		1,706		2,236
Units in backlog at end of period(2)	1,148		772		1,450		1,396		1,975
Number of closings(3)	4,152		4,421		3,249		1,082		1,711
Average sales price per home closed (in thousands)	$230.9		$222.1		$219.4		$213.0		$220.0
Balance Sheet Data (end of period):
Cash, cash equivalents, and restricted cash	$557		$576		$647		$453		$534
Inventory	1,318		1,204		1,204		1,269		1,206
Total assets	2,029		1,903		1,977		1,853		1,858
Total debt	1,509		1,212		1,489		1,287		1,434
Stockholders’ equity	197		397		198		296		218
Supplemental Financial Data:
Cash provided by/(used in):
Operating activities	$94		$70		$(179)		$(187)		$(80)
Investing activities	(80)		(6)		(260)		(38)		(13)
Financing activities	(91)		(34)		273		70		(20)
EBIT(4)	(57)		(38)		(80)		(51)		(13)
Adjusted EBITDA(4)	108		60		(28)		(24)		—
Interest incurred(5)	133		127		131		65		65
EBIT/interest incurred(4)(5)	(0.4	)x	(0.3	)x	(0.6	)x	(0.8	)x	(0.2	)x
Adjusted EBITDA/interest incurred(4)(5)	0.8	x	0.5	x	(0.2	)x	(0.4	)x	0.0	x
Ratio of earnings to fixed charges(6)	—		—		—		—		—

(1)

Statement of operations data is from continuing operations. Gross profit includes inventory impairments and lot options abandonments of $93.6 million, $50 million, $32.5 million, $18.5 million and $4.7 million for the fiscal years ended September 30, 2009, 2010 and 2011 and for the six months ended March 31, 2011 and 2012, respectively. Gross profit also includes warranty recoveries of $8.5 million, $4.9 million and $1.4 million for the fiscal years ended September 30, 2009, 2010 and 2011 and $1.4 million and $11.0 million for the six months ended March 31, 2011 and 2012, respectively. Operating loss also includes goodwill impairments of $16.1 million for the fiscal year ended September 30, 2009. Loss from continuing operations includes a gain (loss) on extinguishment of debt of $144.5 million, $43.9 million, $(2.9) million, $(3.0) million and $(2.7) million for the fiscal years ended September 30, 2009, 2010 and 2011 and for the six months ended March 31, 2011 and 2012, respectively. The aforementioned charges were primarily related to the deterioration of the homebuilding environment over the past few years.
(2)	A home is included in “backlog” after a sales contract is executed and prior to the transfer of title to the purchaser. Because the closings of pending sales contracts are subject to contingencies, it is possible that homes in backlog will not result in closings.
(3)	A home is included in “closings” when title is transferred to the buyer. Revenue and cost of sales for a house are generally recognized at the date of closing.
(4)	We have provided EBIT and Adjusted EBITDA information in this prospectus supplement because we believe they provide investors with additional information to measure our operational performance and evaluate our ability to service our indebtedness. EBIT (earnings before interest and taxes) equals net income (loss) before (a) previously capitalized interest amortized to home construction and land sales expenses and interest expense and (b) income taxes. Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, and impairments) is calculated by adding non-cash charges, including depreciation, amortization, and inventory impairment and abandonment charges, goodwill impairments and joint venture impairment charges for the period to EBIT. EBIT and Adjusted EBITDA are not GAAP financial measures. EBIT and Adjusted EBITDA should not be considered alternatives to net income determined in accordance with GAAP as an indicator of operating performance, nor as an alternative to cash flows from operating activities determined in accordance with GAAP as a measure of liquidity. Because some analysts and companies may not calculate EBIT and Adjusted EBITDA in the same manner as us, the EBIT and Adjusted EBITDA information presented herein may not be comparable to similar presentations by others. EBIT and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. Some of the limitations are:

•	EBIT and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	EBIT and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBIT and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

•	EBIT and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes; and

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, Adjusted EBITDA does not reflect any cash requirements for such replacements.

Because of these limitations, EBIT and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBIT and Adjusted EBITDA only supplementally. We further believe that our presentation of these U.S. GAAP and non-GAAP financial measurements provide information that is useful to analysts and investors because they are important indicators of the strength of our operations and the performance of our core business.

The magnitude and volatility of non-cash inventory impairment and abandonment charges, goodwill impairments and joint venture impairment charges for the Company, and for other home builders, have been significant in recent periods and as such have made financial analysis of our industry more difficult. Adjusted EBITDA, and other similar presentations by analysts and other companies, is frequently used to assist investors in understanding and comparing the operating characteristics of home building activities by eliminating many of the differences in companies’ respective capitalization, tax position and level of impairments. Management believes this non-GAAP measure aids investors’ understanding of the cash implications of our operating performance and our ability to service our debt obligations as they currently exist and as additional indebtedness may be incurred in the future. The measure is also useful internally, helping management compare operating results and as a measure of the level of cash which may be available for discretionary spending.

A reconciliation of Adjusted EBITDA and EBIT to net loss, the most directly comparable GAAP measure, is provided below for each period presented (in millions):

	Year Ended September 30,			Six Months Ended March 31,
	2009	2010	2011	2011	2012
Net loss	$(189)	$(34)	$(205)	$(103)	$(39)
(Benefit) provision for income taxes	(9)	(133)	3	(3)	(37)
Interest amortized to home construction and land sales expenses and capitalized interest impaired	58	55	48	17	25
Interest expense not qualified for capitalization	83	74	74	38	38

EBIT	(57)	(38)	(80)	(51)	(13)
Depreciation and amortization and stock compensation amortization	31	25	18	9	8
Inventory impairments and option contract abandonments*	104	49	33	17	5
Goodwill impairments	16	—	—	—	—
Joint venture impairment and abandonment charges	14	24	1	1	—

Adjusted EBITDA	$108	$60	$(28)	$(24)	$—

*	Inventory impairments and abandonments above exclude impairment of capitalized interest which is included in interest expense in the reconciliation of net loss to EBIT and Adjusted EBITDA.

(5)	Interest incurred is expensed or, if qualified, capitalized to inventory and subsequently amortized to cost of sales as homes sales are closed.
(6)	“Earnings” consist of (i) income (loss) before income taxes, (ii) amortization of previously capitalized interest and (iii) fixed charges, exclusive of capitalized interest cost. “Fixed charges” consist of (i) interest incurred, (ii) amortization of deferred loan costs and debt discount and (iii) that portion of operating lease rental expense (33%) deemed to be representative of interest. Earnings for the fiscal years ended September 30, 2009, 2010 and 2011 and for the six months ended March 31, 2011 and 2012 were insufficient to cover fixed charges by $37 million, $16 million, $71 million, $49 million and $9 million, respectively.

RISK FACTORS

An investment in the Units involves material risks. You should carefully consider the risks discussed below and those incorporated by reference in this prospectus supplement, as well as the other information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding to invest in our Units. You should also consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors” included in our most recent Annual Report on Form 10-K, which is incorporated by reference in this prospectus supplement, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. See also “Forward-Looking Statements.”

Risks Related to Ownership of the Units

You assume the risk that the market value of our common stock may decline.

The securities markets in general and our common stock in particular have experienced significant price and volume volatility over the past several years. The market price and trading volume of our common stock may continue to experience significant fluctuations due not only to general stock market conditions but also to a change in sentiment in the market regarding the home building industry, or our operations or business prospects. In addition to the other risk factors discussed in this section, the market price and trading volume volatility of our common stock may be affected by:

•	operating results that vary from the expectations of securities analysts and investors;

•

factors influencing home purchases, such as availability of home mortgage loans and interest rates, credit criteria applicable to prospective borrowers, ability to sell existing residences, and homebuyer sentiment in general;

•	the operating and securities price performance of companies that investors consider comparable to us;

•	announcements of strategic developments, acquisitions and other material events by us or our competitors; and

•	changes in global financial markets and global economies and general market conditions, such as interest rates, commodity and equity prices and the value of financial assets.

The purchase contracts, pursuant to which we will deliver to you shares of our common stock, are components of the Units. The number of shares of common stock that you will receive upon settlement of a purchase contract on the mandatory settlement date, whether as a component of a Unit or a separate purchase contract, will depend upon the average of the daily closing prices of our common stock on each of the 20 consecutive trading days ending on, and including, the third trading day immediately preceding the mandatory settlement date. Because the price of our common stock fluctuates, there can be no assurance that the market value of the common stock received by you per purchase contract will be equal to or greater than the reference price of $2.90. You will realize a loss on any decline in the market value of our common stock below the reference price. Furthermore, because we will in no event deliver more than 8.6207 shares (subject to adjustment) upon settlement of a purchase contact, the market value of the common stock delivered to you upon any early settlement may be less than the effective price per share paid by you for such common stock on the date of the issuance of the Units. Therefore, you assume the entire risk that the market value of our common stock may decline before the mandatory settlement date or any early settlement date. Any decline in the market value of our common stock may be substantial.

You will receive only a portion of any appreciation in the market price of our common stock.

The aggregate market value of our common stock delivered to you upon settlement of a purchase contract on the mandatory settlement date generally will exceed the $25.00 stated amount of each Unit only if the applicable market value per share of our common stock exceeds the threshold appreciation price per share. Therefore, during the period prior to the mandatory settlement date, an investment in a Unit affords less opportunity for equity appreciation than a direct investment in our common stock. If the applicable market value per share exceeds the reference price per share but is equal to or less than the threshold appreciation price, the purchase contracts will settle at the money and you would not receive the benefit of any appreciation in the market value of our common stock. Furthermore, if the applicable market price per share exceeds the threshold appreciation price per share, you would receive only a portion of the appreciation in the market value of the shares of our common stock above the threshold appreciation price and only a portion of the appreciation in market value that you would have received had you purchased shares of common stock with $25.00 at the public offering price in the concurrent common stock offering. See “Description of the Purchase Contracts—Delivery of Common Stock” for a table showing the number of shares of common stock that you would receive at various applicable market values.

We may not be able to settle your purchase contracts and deliver shares of our common stock, or make payments on the amortizing notes, in the event that we file for bankruptcy.

If we file for bankruptcy protection prior to settlement of the purchase contracts, we may be unable to deliver our common stock to you and, in such circumstances, we expect that your claim will be relegated to a claim in bankruptcy that ranks equally with the claims of our common stockholders, in which case you will only be able to recover damages to the extent holders of our common stock receive any recovery. See “Description of the Purchase Contracts—Consequences of Bankruptcy.” In addition, bankruptcy law generally prohibits the payment of pre-bankruptcy debt by a company that has commenced a bankruptcy case while the case is pending. If we become a debtor in a bankruptcy case, so long as the case was pending you would likely not receive payments of principal or interest due under the amortizing note component of the Units.

The trading prices for the Units, the purchase contracts and the amortizing notes will be directly affected by the trading prices for our common stock, the general level of interest rates and our credit quality, each of which is impossible to predict.

It is impossible to predict whether the prices of our common stock, interest rates or our credit quality will rise or fall. Trading prices of the common stock will be influenced by general stock market conditions and our operating results and business prospects and other factors described elsewhere in these “Risk Factors.” In addition, sales by us or our stockholders of substantial amounts of common stock in the market after the offering of the Units or the perception that those sales could occur can effect the price of our common stock. The market for our common stock likely will influence, and be influenced by, any market that develops for the Units or the separate purchase contracts. For example, investors’ anticipation of the distribution into the market of the additional shares of common stock issuable upon settlement of the purchase contracts could depress the price of our common stock and increase the volatility of the common stock price, which could in turn depress the price of the Units or the separate purchase contracts. The price of our common stock also could be affected by possible sales of such common stock by investors who view the Units as a more attractive means of equity participation in Beazer Homes and by hedging or arbitrage trading activity that is likely to develop involving the Units, separate purchase contracts and the common stock. The arbitrage activity could, in turn, affect the trading prices of the Units, the separate purchase contracts and the common stock.

Developments in the equity-linked markets may adversely affect the market value of the Units.

We expect that many investors in, and potential purchasers of, the Units will employ, or seek to employ, an arbitrage strategy with respect to the Units. Investors that employ an arbitrage strategy with respect to equity-linked securities, like the Units, typically implement that strategy by selling short the common stock underlying the equity-linked security and dynamically adjusting their short position while they hold the security. Investors may also implement this strategy by entering into cash-settled or other equity swaps on our common stock in lieu of or in addition to short selling our common stock. As a result, any specific rules regulating equity swaps or short selling of securities or other governmental action that interferes with the ability of market participants to effect short sales or equity swaps with respect to our common stock could adversely affect the ability of investors in, or potential purchasers of, the Units to conduct the arbitrage strategy that we believe they will employ, or seek to employ, with respect to the Units. This could, in turn, adversely affect the trading price and liquidity of the Units.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and may adopt additional rules in the future that may affect those engaging in short selling activity involving equity securities (including our common stock). In particular, Rule 201 of SEC Regulation SHO generally restricts short selling when the price of a “covered security” triggers a “circuit breaker” by falling 10% or more from the security’s closing price as of the end of regular trading hours on the prior day. If this circuit breaker is triggered, short sale orders can be displayed or executed only if the order price is above the current national best bid, subject to certain limited exceptions. Because our common stock is a “covered security,” these Rule 201 restrictions, if triggered, may interfere with the ability of investors in, and potential purchasers of, the Units, to effect short sales in our common stock and conduct the arbitrage strategy that we believe they will employ, or seek to employ, with respect to the Units.

The SEC also approved a pilot program allowing securities exchanges and the Financial Industry Regulatory Authority, Inc., or FINRA to halt trading in securities included in the S&P 500 Index, Russell 1000 Index and over 300 exchange traded funds, if the price of any such security moves 10% or more from a sale price in a five-minute period (the “SRO pilot program”). Beginning on August 8, 2011, the SRO pilot program was expanded to include all other NMS stocks, including our common stock, and imposes a trading halt in these additional stocks in the event of any price movement of 30% or 50% (or more), depending upon the trading price of the stock. Beginning on November 23, 2011, the SRO pilot program was amended to exclude all rights and warrants from the trading halt. The SRO pilot program is effective until July 31, 2012.

In addition, FINRA and exchanges have proposed a “Limit Up-Limit Down” mechanism. If approved by the SEC, FINRA and exchanges would establish procedures to prevent trading in stock covered by the mechanism outside of specific price bands during regular trading hours. If trading is unable to occur within those price bands for more than 15 seconds, there would be a five-minute trading pause. The SEC has not yet determined whether to approve the Limit Up-Limit Down proposal.

The enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act on July 21, 2010 also introduces regulatory uncertainty that may affect trading activities relevant to the Units or the separate purchase contracts. This new legislation may require many over-the-counter swaps and security-based swaps to be centrally cleared through regulated clearinghouses and traded on exchanges or comparable trading facilities. In addition, swap dealers, security-based swap dealers, major swap participants, major security-based swap participants, and end-user counterparties will be required to register with the SEC or the Commodity Futures Trading Commission, or CFTC, and comply with margin and capital requirements as well as public reporting requirements to provide transaction and pricing data on both cleared and uncleared swaps and security-based swaps. The SEC, the CFTC and other relevant regulators are in the process of developing these requirements through regulatory rulemaking, including timeframes for industry compliance that are yet unknown. When implemented, the Dodd-Frank Act and the rulemaking thereunder could adversely affect the ability of investors in, or potential purchasers of, the Units or the separate purchase contracts to implement an arbitrage strategy with respect to the Units or the separate purchase contracts (including increasing the costs incurred by such investors in implementing such strategy). This could, in turn, adversely affect the trading price and liquidity of the Units or the separate purchase contracts. The implementation dates for these requirements are subject to regulatory action and at this time cannot be determined with certainty. Section 712(d)(1) of the Dodd-Frank Act directs the CFTC and SEC, in consultation with the Federal Reserve Board, jointly to further define the terms “swap,” “security-based swap,” and “security-based swap agreement”. Although such definitions have been proposed, no final rule has been adopted as of the date of this prospectus supplement, and the SEC has delayed implementation of its regulations regarding swap dealers and major swap participants pending finalization of product definitions and other rulemaking under the Dodd-Frank Act. Accordingly, while the Units and purchase contracts may not be considered swaps or security-based swaps at this time, it is uncertain whether they would be covered in the final regulations. We cannot predict how this legislation will ultimately be implemented by the SEC, the CFTC and other regulators or the magnitude of the effect that this legislation will have on the trading price or liquidity of the Units or the separate purchase contracts.

Although the direction and magnitude of the effect that the amendments to Regulation SHO, FINRA and the exchange rule changes or implementation of the Dodd-Frank Act may have on the trading price and the liquidity of the Units will depend on a variety of factors, many of which cannot be determined at this time, past regulatory actions have had a significant impact on the trading prices and liquidity of convertible debt instruments. For example, in September 2008, the SEC issued emergency orders generally prohibiting short sales of the common stock of certain financial services companies while Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. The orders made the arbitrage strategy that many investors of equity-linked instruments employ difficult to execute and adversely affected both the liquidity and trading price of equity-linked instruments issued by many of the financial services companies subject to the prohibition. Any governmental actions that similarly restrict the ability of investors in, or potential purchasers of, the Units to effect short sales of our common stock, including the amendments to Regulation SHO and FINRA, and the exchange rule changes or implementation of the Dodd-Frank Act could similarly adversely affect the trading price and the liquidity of the Units.

You may receive shares of common stock upon settlement of the purchase contracts that are lower in value than the price of the common stock just prior to the mandatory settlement date.

Because the applicable market value of the common stock is determined over the 20 consecutive trading days ending on, and including, the third trading day immediately preceding the mandatory settlement date, the number of shares of common stock delivered for each purchase contract may on the mandatory settlement date be greater than or less than the number that would have been delivered based on the closing price of the common stock on the last trading day in such period. In addition, you will bear the risk of fluctuations in the market price of the shares of common stock deliverable upon settlement of the purchase contracts between the end of such period and the date such shares are delivered.

If you elect to settle your purchase contracts prior to the mandatory settlement date, you may not receive the same return on your investment as purchasers whose purchase contracts are settled on the mandatory settlement date.

Holders of the Units or separate purchase contracts have the option to settle their purchase contracts early on any trading day during the period beginning on, and including, the trading day immediately following the date of initial issuance of the Units to, but excluding, the third trading day immediately preceding the mandatory settlement date. However, if you elect to settle your purchase contracts early, you will receive for each purchase contract a number of shares of common stock equal to the minimum settlement rate, regardless of the current market value of our common stock, unless you elect to settle your purchase contracts early in connection with a fundamental change, in which case you will be entitled to settle your purchase contracts at the fundamental change early settlement rate, which may be greater than the minimum settlement rate. In either case, you may not receive the same return on your investment as purchasers whose purchase contracts are settled on the mandatory settlement date.

Upon issuance of the Units, our common stock will incur immediate dilution.

Upon issuance of the Units, which includes a purchase contract component, our common stock will incur immediate and substantial net tangible book value dilution on a per share basis.

We may issue additional shares of our common stock, which may dilute the value of our common stock but may not trigger an anti-dilution adjustment under the terms of the purchase contracts.

The trading price of our common stock may be adversely affected if we issue additional shares of our common stock. The number of shares of common stock issuable upon settlement of the purchase contracts is subject to adjustment only for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, certain cash dividends and certain issuer tender or exchange offers. The number of shares of common stock deliverable upon settlement is not subject to adjustment for other events that may adversely affect the value of our common stock, such as employee stock options grants, offerings of our common stock for cash (including under the concurrent common stock offering), certain exchanges of our common stock for other Beazer Homes securities or in connection with acquisitions and other transactions. The terms of the Units do not restrict our ability to offer our common stock in the future or to engage in other transactions that could dilute our common stock, which may adversely affect the value of the Units and separate purchase contracts.

The secondary market for the Units, the purchase contracts and the amortizing notes may be illiquid.

We intend to apply to list the Units on the NYSE; however, we can give no assurance that the Units will be so listed. If approved for listing, we expect that the Units will begin trading on the NYSE within 30 days after the Units are first issued. Each underwriter has advised us that it intends to make a market in the Units, but no underwriter is obligated to do so. Any underwriter may discontinue market making at any time in its sole discretion without notice. Accordingly we cannot assure you that a liquid trading market will develop for the Units (or, if developed, that a liquid trading market will be maintained), that you will be able to sell Units at a particular time or that the prices you receive when you sell will be favorable.

Beginning on the business day immediately succeeding the date of initial issuance of the Units, purchasers of Units will be able to separate each Unit into a purchase contract and an amortizing note. We are unable to predict how the separate purchase contracts or the separate amortizing notes will trade in the secondary market, or whether that market will be liquid or illiquid. We will not initially apply to list the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system, but we may apply to list such separate purchase contracts and separate amortizing notes in the future as described herein. If (i) a sufficient number of Units are separated into separate purchase contracts and separate amortizing notes and traded separately such that applicable listing requirements are met and (ii) a sufficient number of holders of such separate purchase contracts and separate amortizing notes request that we list such separate purchase contracts and separate amortizing notes, we may endeavor to list such separate purchase contracts and separate amortizing notes on an exchange of our choosing (which may or may not be the NYSE) subject to applicable listing requirements.

The purchase contract agreement will not be qualified under the Trust Indenture Act, and the obligations of the purchase contract agent are limited.

The purchase contract agreement between us and the purchase contract agent will not be qualified as an indenture under the Trust Indenture Act of 1939, and the purchase contract agent will not be required to qualify as a trustee under the Trust Indenture Act. Thus, you will not have the benefit of the protection of the Trust Indenture Act with respect to the purchase contract agreement or the purchase contract agent. The amortizing notes constituting a part of the Units will be issued pursuant to an indenture, which has been qualified under the Trust Indenture Act. Accordingly, if you hold Units, you will have the benefit of the protections of the Trust Indenture Act only to the extent applicable to the amortizing notes. The protections generally afforded the holder of a security issued under an indenture that has been qualified under the Trust Indenture Act include:

•	disqualification of the indenture trustee for “conflicting interests,” as defined under the Trust Indenture Act;

•	provisions preventing a trustee that is also a creditor of the issuer from improving its own credit position at the expense of the security holders immediately prior to or after a default under such indenture; and

•	the requirement that the indenture trustee deliver reports at least annually with respect to certain matters concerning the indenture trustee and the securities.

The amortizing notes will not be secured by any of our assets and therefore will be effectively subordinated to our existing and future secured indebtedness.

The amortizing notes will be general unsecured obligations ranking effectively junior in right of payment to our existing and future secured indebtedness to the extent of the collateral securing such indebtedness. As of March 31, 2012, we had approximately $499.1 million of secured indebtedness. The indenture governing the amortizing notes will permit the incurrence of additional indebtedness, some of which may be secured. See “Description of the Amortizing Notes.” In the event that we are declared bankrupt, become insolvent or are liquidated or reorganized, creditors whose indebtedness is secured by our assets will be entitled to the remedies available to secured holders under applicable laws, including the foreclosure of the collateral securing such indebtedness, before any payment may be made with respect to the amortizing notes. As a result, there may be insufficient assets to pay amounts due on the amortizing notes and holders of the amortizing notes may receive less, ratably, than holders of secured indebtedness.

Payments on our debt, including required interest payments on the amortizing notes, is dependent in part on cash flow generated by our subsidiaries.

Our subsidiaries own a significant portion of our assets and conduct a significant portion of our operations. Accordingly, repayment of our indebtedness, including the making of installment payments on the amortizing notes, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the amortizing notes. Each subsidiary is a distinct legal entity with no obligation to provide us with funds for our repayment obligations, and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the amortizing notes.

The fundamental change early settlement rate may not adequately compensate you.

If a “fundamental change” occurs and you elect to exercise your fundamental change early settlement right, you will be entitled to settle your purchase contracts at the fundamental change early settlement rate. Although the fundamental change early settlement rate is designed to compensate you for the lost value of your purchase contracts as a result of the early settlement of the purchase contracts, this feature may not adequately compensate you for such loss. In addition, if the stock price in the fundamental change is greater than $15.00 per share (subject to adjustment), this feature of the purchase contracts will not compensate you for any additional loss suffered in connection with a fundamental change. See “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change.”

Our obligation to settle the purchase contracts at the fundamental change early settlement rate could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

We may not have the ability to raise the funds necessary to repurchase the amortizing notes following the exercise of our early mandatory settlement right, and our debt outstanding at that time may contain limitations on our ability to repurchase the amortizing notes.

If we elect to exercise our early mandatory settlement right, holders of the amortizing notes will have the right to require us to repurchase the amortizing notes on the repurchase date at the repurchase price described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder.” However, we may not have enough available cash or be able to obtain financing at the time it is required to make repurchases of amortizing notes surrendered for repurchase, particularly as the fundamental change may trigger a similar repurchase requirement for a portion of our other indebtedness. In addition, our ability to repurchase the amortizing notes may be limited by agreements governing our current and future indebtedness. Our failure to repurchase amortizing notes at a time when the repurchase is required by the indenture would constitute a default under the indenture. A default under the indenture could also lead to a default under agreements governing our other indebtedness outstanding at that time. If the repayment of the other indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the amortizing notes.

Until you acquire our common stock, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

Until you acquire our common stock, you are not entitled to any rights with respect to our common stock, including voting rights and rights to receive any dividends or other distributions on our common stock, but you are subject to all changes affecting the common stock. The purchase contracts do not confer to you the rights with respect to our common stock until you receive our common stock upon settlement on the mandatory settlement date or any early settlement date. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date you are deemed the owner of the shares of our common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock once you become a stockholder.

We do not intend to pay cash dividends on our common stock in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will depend upon our financial condition, results of operations, capital requirements, earnings and other factors deemed relevant by our board of directors. Effective November 2, 2007, our board of directors suspended payment of quarterly dividends. In addition, the indentures under which our senior notes were issued contain certain restrictive covenants, including limitations on payment of dividends. At March 31, 2012, under the most restrictive covenants of each indenture, none of our retained earnings was available for cash dividends. Hence, there were no dividends paid in the first six months of fiscal 2012 or in fiscal 2011. The agreements governing our current and future indebtedness may not permit us to pay dividends on our common stock in the foreseeable future.

The liquidity of any trading market that develops for the Units may be adversely affected by future repurchases by us of Units through exchange offers, open market repurchases, privately negotiated transactions or otherwise.

We have in the past repurchased our securities and may in the future repurchase the Units, through exchange offers, open market repurchase, privately negotiated transactions or otherwise. If a significant percentage of the Units were repurchased or exchanged in any such transaction, the liquidity of the trading market for the Units, if any, may be substantially reduced. Any Units repurchased or exchanged will reduce the amount of Units outstanding. As a result, the Units may trade at a discount to the price at which they would trade if the applicable transaction was not consummated due to such decreased liquidity, subject to prevailing interest rates, the market for similar securities and other factors. A smaller outstanding amount of the Units may also make the trading prices of the Units more volatile. If a portion of the Units were repurchased or exchanged in the future, there might not be an active market in the Units and the absence of an active market could adversely affect your ability to trade the Units and the prices at which the Units may be traded.

The U.S. federal income tax consequences relating to the Units are uncertain.

No statutory, judicial or administrative authority directly addresses the characterization of the Units or instruments similar to the Units for U.S. federal income tax purposes. As a result, some aspects of the U.S. federal income tax consequences of an investment in the Units are not certain. Specifically, the amortizing notes and the purchase contracts could potentially be recharacterized as a single instrument for U.S. federal income tax purposes, in which case (i) holders could be required to recognize as income the entire amount of each payment on the amortizing notes (rather than treating a portion as a tax-free return of principal) and (ii) payments made to non-U.S. Holders (as defined below under “Material U.S. Federal Income Tax Considerations”) on the amortizing notes, including payments denominated as principal, could potentially be subject to U.S. withholding tax. No ruling is being requested from the Internal Revenue Service with respect to the Units, and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed below under “Material U.S. Federal Income Tax Considerations.” Holders should consult their tax advisors regarding potential alternative tax characterizations of the Units.

You may be subject to tax upon an adjustment to the settlement rate of the purchase contracts even though you do not receive a corresponding cash distribution.

The settlement rate of the purchase contracts is subject to adjustment in certain circumstances, including the payment of certain cash dividends or upon a fundamental change. If the settlement rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you will be deemed to have received for U.S. federal income tax purposes a taxable dividend to the extent of our earnings and profits without the receipt of any cash. If you are a Non-U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations”), such deemed dividend may be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable treaty), which may be withheld from shares of common stock or sales proceeds subsequently paid or credited to you. See “Material U.S. Federal Income Tax Considerations.”

The tax benefits of our net operating loss carryforwards and any future recognized built-in losses in our assets will be substantially limited if we experience an “ownership change” as defined in Section 382 of the Internal Revenue Code, and as a result of this offering and the concurrent common stock offering, we have moved closer to experiencing an ownership change under Section 382.

Based on recent impairments and our current financial performance, over the past few years we have generated and are currently carrying forward certain net operating losses and could possibly generate additional net operating losses in future years. In addition, we believe we have significant “built-in losses” in our assets (i.e. an excess tax basis over current fair market value) that may result in tax losses as such assets are sold. Net operating losses generally may be carried forward for a 20-year period to offset future taxable income and reduce our federal income tax liability. Built-in losses, if and when recognized, generally will result in tax losses that may then be deducted or carried forward. However, if we experience an “ownership change” under Section 382 of the Internal Revenue Code, our ability to realize these tax benefits may be significantly limited.

Section 382 contains rules that limit the ability of a company that undergoes an “ownership change,” which is generally defined as any change in ownership of more than 50% of its common stock over a three-year period, to utilize its net operating loss carryforwards and certain built-in losses or deductions, as of the ownership change date, that are recognized during the five-year period after the ownership change. These rules generally operate by focusing on changes in the ownership among shareholders owning, directly or indirectly, 5% or more of the company’s common stock (including changes involving a shareholder becoming a 5% shareholder) or any change in ownership arising from a new issuance of stock or share repurchases by the company.

As a result of this offering and the concurrent common stock offering, we have moved closer to experiencing an “ownership change” for purposes of Section 382. Prior to any impact from this offering and the concurrent common stock offering, our rolling equity shift was approximately 19%, with 12% due to expire in May of 2013. If both this offering and the concurrent common stock offering are completed, we estimate that the Section 382 ownership shift will increase to less than 35%. If future issuances of stock or share repurchases by us were to result in an “ownership change” for purposes of Section 382, our ability to use certain of our net operating loss carryforwards and recognize certain built-in losses or deductions would be limited by Section 382. Based on the resulting limitation, a significant portion of our net operating loss carryforwards and any future recognized built-in losses or deductions could expire before we would be able to use them. Our inability to utilize our net operating loss carryforwards and any future recognized built-in losses or deductions could have a material adverse effect on our financial condition, results of operations and cash flows.

Non-U.S. Holders who own, or in certain cases have owned, directly or constructively, more than a certain threshold may be subject to U.S. federal income tax on gain realized on the disposition of the Units, purchase contracts and shares of our common stock.

Because we have significant U.S. real estate holdings, we believe that we may currently be or become a “United States real property holding corporation” (USRPHC) for U.S. federal income tax purposes. As a result, a “non-U.S. Holder” (as defined in “Material U.S. Federal Income Tax Considerations—Non-U.S. Holders”) will generally be subject to U.S. federal income tax on gain realized on a sale or other disposition of the Units or the purchase contracts or shares of our common stock if such non-U.S. Holder exceeds certain ownership thresholds. Non-U.S. Holders should consult their own U.S. income tax advisors concerning the consequences of disposing of Units, purchase contracts or shares of common stock.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in such documents will not be achieved. These forward-looking statements can generally be identified by the use of statements that include words such as “estimate,” “project,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “goal,” “target” or other similar words or phrases.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. Factors that could lead to material changes in our performance may include, but are not limited to:

•

the final outcome of various putative class action lawsuits, multi-party suits and similar proceedings as well as the results of any other litigation or government proceedings and fulfillment of the obligations in the deferred prosecution agreement and consent orders with governmental authorities and other settlement agreements;

•	additional asset impairment charges or writedowns;

•	economic changes nationally or in local markets, including changes in consumer confidence, declines in employment levels, volatility of mortgage interest rates and inflation;

•	the effect of changes in lending guidelines and regulations;

•	a slower economic rebound than anticipated, coupled with persistently high unemployment and additional foreclosures;

•	continued or increased downturn in the homebuilding industry;

•	estimates related to homes to be delivered in the future (backlog) are imprecise as they are subject to various cancellation risks which cannot be fully controlled;

•	continued or increased disruption in the availability of mortgage financing or number of foreclosures in the market;

•

our cost of and ability to access capital and otherwise meet our ongoing liquidity needs including the impact of any downgrades of our credit ratings or reductions in our tangible net worth or liquidity levels;

•	potential inability to comply with covenants in our debt agreements or satisfy such obligations through repayment or refinancing;

•	increased competition or delays in reacting to changing consumer preference in home design;

•	shortages of or increased prices for labor, land or raw materials used in housing production;

•

factors affecting margins such as decreased land values underlying land option agreements, increased land development costs on communities under development or delays or difficulties in implementing initiatives to reduce production and overhead cost structure;

•	the performance of our joint ventures and our joint venture partners;

•	the impact of construction defect and home warranty claims including those related to possible installation of drywall imported from China;

•	the cost and availability of insurance and surety bonds;

•	delays in land development or home construction resulting from adverse weather conditions;

•

potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations, or governmental policies and possible penalties for failure to comply with such laws, regulations and governmental policies;

•	potential exposure related to additional repurchase claims on mortgages and loans originated by Beazer Mortgage Corporation;

•	estimates related to the potential recoverability of our deferred tax assets;

•	effects of changes in accounting policies, standards, guidelines or principles;

•	terrorist acts, acts of war and other factors over which the Company has little or no control; and

•	those matters listed in our Annual Report on Form 10-K for the year ended September 30, 2011.

It is not possible to foresee or identify all such factors. We undertake no obligation to revise or update any forward-looking statement or disclose any facts, events or circumstances that occur after the date hereof that may affect the accuracy of any forward-looking statement.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all such factors.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $96.5 million (or approximately $111.1 million if the underwriters exercise their over-allotment option in full), after deducting underwriting discounts and estimated transaction expenses payable by us. In addition, we expect that the net proceeds from the concurrent common stock offering will be approximately $60.1 million (or approximately $69.2 million if the underwriters exercise their option to purchase additional shares in full), after deducting underwriting discounts and estimated transaction expenses payable by us. In addition, there can be no assurance that the common stock offering will be completed.

We intend to use the net proceeds from this offering, together with the net proceeds from the concurrent offering of common stock, if completed, as growth capital, including for potential land investments of approximately $100 million in Florida, California, Texas, North Carolina and Arizona, and for general corporate purposes, including the repayment of outstanding indebtedness. Pending the application of the net proceeds, we may invest the proceeds in short-term, interest bearing instruments and other investment-grade securities.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and restricted cash and our capitalization as of March 31, 2012 on an actual basis. This information has not been adjusted to give effect to the sale of the tangible equity units offered hereby, the use of proceeds therefrom as described under “Use of Proceeds” or to give further effect to the common stock offering and the use of proceeds therefrom as described under “Use of Proceeds.” This table should be read in conjunction with our historical financial statements and related notes in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, as well as the section therein entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are incorporated herein by reference.

As of March 31, 2012 ($ in thousands)
Cash and cash equivalents	$257,028
Restricted cash	277,395

Total cash, cash equivalents and restricted cash	$534,423

Debt:
Revolving credit facility	$0
Cash-secured facilities	247,368
Senior notes
6 7/8% Senior notes due 2015	172,454
8 1/8% Senior notes due 2016	172,879
12% Senior secured notes due 2017	250,000
9 1/8% Senior notes due 2018	300,000
9 1/8% Senior notes due 2019	250,000
Senior amortizing notes due 2013	467
Subordinated notes
7 1/2% Mandatory convertible subordinated notes due 2013	9,402
Junior subordinated notes	50,570
Other secured notes payable	1,755
Unamortized debt discounts	(21,313)

Total debt, net	$1,433,582

Stockholders’ equity:
Common stock, authorized shares, 180,000,000 at $.001 par value; 101,196,954 outstanding shares	$101
Paid-in capital	683,920
Accumulated deficit	(465,655)

Total stockholders’ equity	$218,366

Total capitalization	$1,651,948

DESCRIPTION OF THE UNITS

We are offering 4,000,000 Units, each with a stated amount of $25.00. Each Unit is comprised of a prepaid stock purchase contract (a “purchase contract”) and a senior amortizing note issued by Beazer Homes (“amortizing note”). The following summary of the terms of the Units, the summary of the terms of the purchase contracts set forth under the caption “Description of the Purchase Contracts” and the summary of the terms of the amortizing notes set forth under the caption “Description of the Amortizing Notes” in this prospectus supplement contain a description of all of the material terms of the Units and their components but are not complete. We refer you to:

•

the form of purchase contract agreement to be entered into between us and U.S. Bank National Association, as purchase contract agent and as trustee under the senior debt indenture described below (the “purchase contract agreement”) under which the purchase contracts and Units will be issued; and

•

the indenture dated April 17, 2002 and a related supplemental indenture for such amortizing notes, to be dated the date of issuance of such amortizing notes, between us, as issuer, and U.S. Bank National Association, as trustee, under which the amortizing notes will be issued.

The indenture has been, and the related supplemental indenture for the amortizing notes and the form of purchase contract agreement will be, filed as exhibits to the registration statement of which this prospectus supplement forms a part. Whenever particular sections or defined terms are referred to, such sections or defined terms are incorporated herein by reference.

Components of the Units

Each Unit offered is comprised of:

•

a purchase contract pursuant to which we will deliver to the holder, not later than July 15, 2015 (the “mandatory settlement date”), a number of shares of our common stock equal to the settlement rate described below under “Description of the Purchase Contracts—Delivery of Common Stock,” subject to adjustment; and

•

a senior amortizing note issued by Beazer Homes with an initial principal amount of $5.1086 that pays equal quarterly installments of $0.4688 per amortizing note (or, in the case of the installment payment due on October 15, 2012, $0.4635 per amortizing note), which in the aggregate would be equivalent to a 7.50% cash distribution per year on the $25.00 stated amount per Units.

Unless previously settled at your option as described in “Description of the Purchase Contracts—Early Settlement” or “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change” or unless previously settled at our option as described in “Description of the Purchase Contracts—Early Settlement at Our Election,” we will deliver to you not more than 8.6207 shares and not less than 7.0373 shares of our common stock, par value $0.001 per share (the “common stock”) on the mandatory settlement date, based upon the applicable settlement rate (as defined below), which is subject to adjustment as described herein, and the applicable market value (as defined below) of our common stock, as described below under “Description of the Purchase Contracts—Delivery of Common Stock.”

Each amortizing note will have an initial principal amount of $5.1086. On each July 15, October 15, January 15 and April 15, commencing on October 15, 2012, we will pay equal installments of $0.4688 on each amortizing note (or, in the case of the installment payment due on October 15, 2012, $0.4635 per amortizing note). Each installment will constitute a payment of interest (at a rate of 6.00% per annum) and a partial repayment of principal on the amortizing note, allocated as set forth on the amortization schedule set forth under “Description of the Amortizing Notes—Amortization Schedule.”

The stated amount of each Unit must be allocated between the amortizing note and the purchase contract based upon their relative fair market values. We have determined that the fair market value of each amortizing note is $5.1086 and the fair market value of each purchase contract is $19.8914. This position will be binding upon each holder (but not on the Internal Revenue Service) unless such holder explicitly discloses a contrary position on a statement attached to such holder’s timely filed U.S. federal income tax return for the taxable year in which it acquires a Unit.

Separating and Recreating Units

Upon the conditions and under the circumstances described below, a holder of a Unit will have the right to separate a Unit into its component parts, and a holder of a separate purchase contract and a separate amortizing note will have the right to combine the two components to recreate a Unit. Holders electing to separate or recreate Units will be responsible for any fees or expenses payable in connection with such separation or recreation, and the Company will not be responsible for any such fees or expenses.

Separating Units

At initial issuance, the purchase contracts and amortizing notes may be purchased and transferred only as Units and will trade under the CUSIP number for the Units.

On any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the third business day immediately preceding the mandatory settlement date or any early mandatory settlement date (as defined below), you will have the right to separate your Unit into its constituent purchase contract and amortizing note (which we refer to as a “separate purchase contract” and a “separate amortizing note,” respectively, and which will thereafter trade under their respective CUSIP numbers), in which case that Unit will cease to exist.

Your Unit, purchase contract and amortizing note will be represented by global securities registered in the name of a nominee of The Depository Trust Company (“DTC”). Beneficial interests in a Unit and, after separation, the separate purchase contract and separate amortizing note will be shown on and transfers will be effected through direct or indirect participants in DTC. In order to separate your Unit into its component parts, you must deliver written instructions to the broker or other direct or indirect participant through which you hold an interest in your Unit (your “participant”) to notify DTC through DTC’s Deposit/Withdrawal at Custodian (“DWAC”) System of your election to separate the Unit.

Separate purchase contracts and separate amortizing notes will be transferable independently from each other.

Recreating Units

On any trading day before the third trading day immediately preceding the mandatory settlement date or any early mandatory settlement date, if you beneficially own a separate purchase contract and a separate amortizing note, you may combine the two components to recreate a Unit by delivering written instructions to your participant to notify DTC through its DWAC System of your desire to recreate the Unit.

Listing of Securities

We intend to apply to list the Units on the NYSE under the symbol “BZT;” however, we can give no assurance that the Units will be so listed. If approved for listing, we expect that the Units will begin trading on the NYSE within 30 days after the Units are first issued. Each underwriter has advised us that it intends to make a market in the Units, but no underwriter is obligated to do so. Any underwriter may discontinue market making at any time in its sole discretion without notice. Accordingly we cannot assure you that a liquid trading market will develop for the Units (or, if developed, that a liquid trading market will be maintained), that you will be able to sell Units at a particular time or that the prices you receive when you sell will be favorable.

We will not initially apply to list the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system. If (i) a sufficient number of Units are separated into separate purchase contracts and separate amortizing notes and traded separately such that applicable listing requirements are met and (ii) a sufficient number of holders of such separate purchase contracts and separate amortizing notes request that we list such separate purchase contracts and separate amortizing notes, we may endeavor to list such separate purchase contracts and separate amortizing notes on an exchange of our choosing (which may or may not be the NYSE) subject to applicable listing requirements.

Our common stock is listed on the NYSE under the symbol “BZH.” We have applied to have the shares of our common stock deliverable upon settlement of all purchase contracts with respect to the Units approved for listing on the NYSE.

Title

Beazer Homes and the purchase contract agent may treat the registered owner of any Unit or separate purchase contract or amortizing note as the absolute owner of the Unit or separate purchase contract or amortizing note for the purpose of settling the related purchase contracts or amortizing note and for all other purposes.

Replacement of Unit Certificates

In the event that physical certificates have been issued, any mutilated Unit certificate will be replaced by us at the expense of the holder upon surrender of the certificate to the purchase contract agent. Unit certificates that become destroyed, lost or stolen will be replaced by us at the expense of the holder upon delivery to Beazer Homes and the purchase contract agent of evidence of their destruction, loss or theft satisfactory to us and the purchase contract agent. In the case of a destroyed, lost or stolen Unit certificate, an indemnity satisfactory to us and the purchase contract agent may be required at the expense of the registered holder of the Units before a replacement will be issued.

Notwithstanding the foregoing, we will not be obligated to replace any Unit certificates on or after the business day immediately preceding the mandatory settlement date or any early settlement date. In those circumstances, the purchase contract agreement will provide that, in lieu of the delivery of a replacement Unit certificate, the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver the shares of common stock issuable pursuant to the purchase contracts included in the Units evidenced by the certificate and, if applicable, a certificate representing the separate amortizing note that formed a part of such Unit.

Miscellaneous

The purchase contract agreement and the indenture will provide that we will pay all fees and expenses related to the offering of the Units and all reasonable fees and expenses related to the enforcement by the purchase contract agent and the indenture trustee of the respective rights of the holders of the Units and the separate purchase contracts or amortizing notes, other than expenses (including legal fees) of the underwriters.

Should you elect to separate or recreate Units, you will be responsible for any fees or expenses payable in connection with that separation or recreation and we will have no liability therefor.

By acquiring a Unit, you will agree to treat (i) a Unit as an investment unit composed of two separate instruments in accordance with its form and (ii) the amortizing notes as indebtedness for U.S. tax purposes.

DESCRIPTION OF THE PURCHASE CONTRACTS

Each purchase contract, which initially forms a part of a Unit and which, at the holder’s option after the date of initial issuance of the Units, can be separated and transferred separately from the amortizing note also forming a part of a Unit, will be issued pursuant to the terms and provisions of the purchase contract agreement. The following summary of the terms of the purchase contracts contains a description of all of the material terms of the purchase contracts but is not complete and is subject to, and is qualified in its entirety reference to, all of the provisions of the purchase contract agreement, including the definitions in the purchase contract agreement of certain terms. We refer you to the purchase contract agreement to be filed and incorporated by reference as an exhibit to the registration statement of which this prospectus supplement forms a part.

Delivery of Common Stock

Unless previously settled early at your or our option, for each purchase contract we will deliver to you on July 15, 2015 (the “mandatory settlement date”) a number of shares of our common stock. The number of shares of our common stock issuable upon settlement of each purchase contract (the “settlement rate”) will be determined as follows:

•

if the applicable market value of our common stock is equal to or greater than $3.55 per share (the “threshold appreciation price”), then you will receive 7.0373 shares of common stock for each purchase contract (the “minimum settlement rate”);

•

if the applicable market value of our common stock is less than the threshold appreciation price of $3.55 per share but greater than $2.90 per share (the “reference price”), then you will receive a number of shares of common stock for each purchase contract equal to the Unit stated amount of $25.00, divided by the applicable market value per share; and

•

if the applicable market value of our common stock is less than or equal to the reference price of $2.90 per share, then you will receive 8.6207 shares of common stock for each purchase contract (the “maximum settlement rate”).

The maximum settlement rate and minimum settlement rate are subject to adjustment as described under “—Adjustments to the Fixed Settlement Rates” below. Each of the minimum settlement rate and the maximum settlement rate is referred to as a “fixed settlement rate.”

For illustrative purposes only, the following table shows the number of shares of common stock issuable upon settlement of a purchase contract at the assumed applicable market values, based on a reference price of $2.90 per share and a threshold appreciation price of $3.55 per share. The threshold appreciation price represents an appreciation of approximately 22.5% above the reference price of $2.90 per share. The table assumes that there will be no adjustments to the settlement rate described under “—Adjustments to the Fixed Settlement Rates” below and that neither Beazer Homes nor holders elect to settle early as described under “—Early Settlement,” “—Early Settlement Upon a Fundamental Change” or “—Early Settlement at Our Election” below. We cannot assure you that the actual applicable market value will be within the assumed range set forth below.

A holder of a Unit or a separate purchase contract, as applicable, will receive on the mandatory settlement date the following numbers of shares of common stock at the following assumed applicable market values:

Assumed Applicable Market Value	Number of Shares of Common Stock
$1.00	8.6207
$1.25	8.6207
$1.50	8.6207
$1.75	8.6207
$2.00	8.6207
$2.25	8.6207
$2.50	8.6207
$2.75	8.6207
$2.90	8.6207
$3.00	8.3333
$3.25	7.6923
$3.50	7.1429
$3.55	7.0373
$3.75	7.0373
$4.00	7.0373
$4.25	7.0373
$4.50	7.0373
$4.75	7.0373
$5.00	7.0373
$5.25	7.0373
$5.50	7.0373
$5.75	7.0373
$6.00	7.0373

As the above table illustrates, if, on the mandatory settlement date, the applicable market value is greater than or equal to the threshold appreciation price of $3.55 per share, we would be obligated to deliver 7.0373 shares of common stock for each purchase contract. As a result, you would receive only a portion of the appreciation in market value of the shares of our common stock above the threshold appreciation price and only a portion of the appreciation in market value that you would have received had you purchased $25.00 worth of shares of our common stock at the public offering price in the concurrent common stock offering.

If, on the mandatory settlement date, the applicable market value is less than the threshold appreciation price of $3.55 per share but greater than the reference price of $2.90 per share, we would be obligated to deliver a number of shares of our common stock on the mandatory settlement date equal to $25.00, divided by the applicable market value. As a result, the purchase contracts will settle at the money, and you would not receive the benefit of any appreciation in the market value of our common stock.

If, on the mandatory settlement date, the applicable market value is less than or equal to the reference price of $2.90 per share, we would be obligated to deliver upon settlement of the purchase contract 8.6207 shares of common stock for each purchase contract. As a result, the holder would realize a loss on the decline in market value of the common stock below the reference price.

Because the applicable market value of the common stock is determined over the 20 trading days (as defined below) ending on, and including, the third trading day immediately preceding the mandatory settlement date, the number of shares of common stock delivered for each purchase contract may be greater than or less than the number that would have been delivered based on the closing price of the common stock on the last trading day in such period. In addition, you will bear the risk of fluctuations in the market price of the shares of common stock deliverable upon settlement of the purchase contracts between the end of such period and the date such shares are delivered.

The term “applicable market value” means the average closing price per share of our common stock on each of the 20 consecutive trading days ending on, and including, the third trading day immediately preceding the mandatory settlement date.

The “closing price” of our common stock on any given date means:

•	the reported closing price per share on that date or, if no closing price is reported, the last reported sale price per share of our common stock on the NYSE on that date; or

•

if our common stock is not traded on the NYSE, the closing price per share on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is so traded or, if no closing price is reported, the last reported sale price per share of our common stock on the principal U.S. national or regional securities exchange on which our common stock is so traded; or

•

if our common stock is not traded on a U.S. national or regional securities exchange, the last quoted bid price per share on that date for our common stock in the over-the-counter market as reported by Pink OTC Markets Inc. or a similar or successor organization; or

•

if our common stock is not so quoted by Pink OTC Markets Inc. or a similar or successor organization, the market value per share of our common stock on that date as determined by our board of directors.

A “trading day” is a day on which:

•	trading in our common stock generally occurs;

•	there is no “market disruption event”; and

•

a closing sale price for our common stock is provided on the New York Stock Exchange or, if our common stock is not then listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded.

A “market disruption event” means (i) a failure by the securities exchange or other market referenced in the definition of “trading day” above to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock of an aggregate one-half hour of suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options, contracts or futures contracts relating to our common stock.

On the mandatory settlement date, our common stock will be issued and delivered to you or your designee, upon (i) surrender of certificates representing the purchase contracts, if such purchase contracts are held in certificated form, and (ii) payment by you of any transfer or similar taxes payable in connection with the issuance of our common stock to any person other than you. As long as the purchase contracts are evidenced by one or more global purchase contract certificates deposited with DTC, procedures for settlement will be governed by standing arrangements between DTC and the purchase contract agent.

Prior to the settlement of any purchase contract, the shares of common stock underlying each purchase contract will not be outstanding, and the holder of such purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of our common stock by virtue of holding such purchase contract.

Early Settlement

On any trading day during the period beginning on, and including, the trading day immediately following the date of initial issuance of the Units to, but excluding, the third trading day immediately preceding the mandatory settlement date, you, as a holder of Units or a holder of a separate purchase contract, may elect to settle your purchase contracts early, in whole or in part, and receive shares of common stock, at the “early settlement rate,” subject to adjustment as described below under “—Adjustments to the Fixed Settlement Rates.” The early settlement rate is equal to the minimum settlement rate, unless you elect to settle your purchase contracts early in connection with a fundamental change, in which case you will receive upon settlement of your purchase contracts a number of shares of our common stock based on the “fundamental change early settlement rate” as described under “—Early Settlement Upon a Fundamental Change.”

Your right to receive common stock upon early settlement of your purchase contract is subject to (i) delivery of a written and signed notice of election (an “early settlement notice”) to the purchase contract agent electing early settlement of your purchase contract, (ii) surrendering the certificates representing the purchase contract, if such purchase contract or the Unit that includes such purchase contract is held in certificated form and (iii) payment by you of any transfer or similar taxes payable in connection with the issuance of our common stock to any person other than you. As long as the purchase contracts or the Units are evidenced by one or more global certificates deposited with DTC, procedures for early settlement will be governed by standing arrangements between DTC and the purchase contract agent. Upon surrender of the purchase contract or the related Unit, you will receive the applicable number of shares of common stock (and any cash payable for fractional shares) as promptly as practicable, but no later than the third business day following the early settlement date. Upon early settlement of the purchase contract component of a Unit, the corresponding amortizing note will remain outstanding and, beneficially owned by, or registered in the name of, the holder who elected to settle the related purchase contract early, as appropriate.

If you comply with the requirements for effecting early settlement of your purchase contracts earlier than 5:00 p.m., New York City time, on any business day, then that day will be considered the “early settlement date.” If you comply with such requirements at or after 5:00 p.m., New York City time, on any business day or at any time on a day that is not a business day, then the next business day will be considered the “early settlement date.”

Early Settlement Upon A Fundamental Change

If a “fundamental change” occurs and you elect to settle your purchase contracts early in connection with such fundamental change, you will receive a number of shares of our common stock (or cash, securities or other property) based on the “fundamental change early settlement rate,” as described below. An early settlement will be deemed for these purposes to be “in connection with” such fundamental change if you deliver your early settlement notice to the purchase contract agent, and otherwise satisfy the requirements for effecting early settlement of your purchase contracts, during the period beginning on, and including, the effective date of the fundamental change and ending on, and including, the 30th business day thereafter (the “fundamental change early settlement date”). We refer to this right as the “fundamental change early settlement right.”

We will provide the purchase contract agent and the holders of Units and separate purchase contracts with a notice of a fundamental change within five business days after its occurrence, issue a press release announcing such effective date and post such press release on our website. The notice will also set forth, among other things, (i) the applicable fundamental change early settlement rate, (ii) the kind and amount of the cash, securities and other consideration receivable by the holder upon settlement and (iii) the deadline by which each holder’s fundamental change early settlement right must be exercised.

A “fundamental change” will be deemed to have occurred upon the occurrence of any of the following:

•

our common stock or other common stock receivable upon settlement of your purchase contract is neither listed for trading on a U.S. national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States; or

•

the consummation of any acquisition (whether by means of a liquidation, share exchange, tender offer, consolidation, recapitalization, reclassification, merger of us or any sale, lease or other transfer of the consolidated assets of ours and our subsidiaries) or a series of related transactions or events pursuant to which: 90% or more of our common stock is exchanged for, converted into or constitutes solely the right to receive consideration consisting of any combination of cash, other securities or any other property; provided, however, that if at least 90% of such consideration (other than cash payments for fractional shares or pursuant to statutory appraisal rights) consists of common stock and any associated rights traded on a U.S. national securities exchange (or which will be so traded when issued or exchanged in connection with such acquisition, transactions or events), such acquisition, transaction or event shall not be deemed to be a “fundamental change” pursuant to this bullet point.

The “fundamental change early settlement rate” will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the “stock price” in the fundamental change, which will be:

•

in the case of a fundamental change described in the second bullet of the definition of “fundamental change” (i.e., constituting an “acquisition”) in which holders of shares of our common stock receive only cash in the fundamental change, the stock price will be the cash amount paid per share of our common stock; and

•

otherwise, the stock price will be the average of the closing prices per share of our common stock over the 10 consecutive trading day period ending on, and including, the trading day preceding the effective date.

The stock prices set forth in the first column of the table below will be adjusted as of any date on which any fixed settlement rate is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the fixed settlement rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the fixed settlement rate as so adjusted. The number of shares in the table below will be adjusted in the same manner as the fixed settlement rates are adjusted as set forth under “—Adjustments to the Fixed Settlement Rates.”

The following table sets forth the fundamental change early settlement rate per purchase contract for each stock price and effective date set forth below:

	Effective Date
Stock Price	July 16, 2012	July 15, 2013	July 15, 2014	July 15, 2015
$0.50	7.8254	7.9505	8.0765	8.6207
$1.00	7.4201	7.5453	7.6712	8.6207
$1.50	7.1706	7.2958	7.4217	8.6207
$2.50	6.9143	7.0395	7.1654	8.6207
$2.75	6.8776	7.0028	7.1287	8.6207
$2.90	6.8588	6.9840	7.1099	8.6207
$3.00	6.8475	6.9726	7.0986	8.3333
$3.25	6.8226	6.9478	7.0737	7.6923
$3.55	6.7983	6.9234	7.0494	7.0423
$3.75	6.7848	6.9100	7.0359	7.0373
$4.50	6.7484	6.8735	6.9994	7.0373
$5.00	6.7327	6.8579	6.9838	7.0373
$7.50	6.7021	6.8273	6.9532	7.0373
$10.00	6.6994	6.8246	6.9505	7.0373
$12.50	6.7028	6.8279	6.9539	7.0373
$15.00	6.7070	6.8322	6.9581	7.0373

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•

if the applicable stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the fundamental change early settlement rate will be determined by straight-line interpolation between the fundamental change early settlement rates set forth for the higher and lower stock prices and the two effective dates, as applicable, based on a 365-day year or 366-day year, as applicable;

•

if the applicable stock price is in excess of $15.00 per share (subject to adjustment in the same manner as the stock prices are adjusted in the table above), then the fundamental change early settlement rate will be the minimum settlement rate; or

•

if the applicable stock price is less than $0.50 per share (subject to adjustment in the same manner as the stock prices are adjusted in the table above), the “minimum stock price,” the fundamental change early settlement rate will be determined as if the stock price equaled the minimum stock price, and using straight line interpolation, as described in the first bullet of this paragraph, if the effective date is between two dates in the table.

The maximum number of shares of our common stock deliverable under a purchase contract is 8.6207, subject to adjustment in the same manner as the fixed settlement rates as set forth under “—Adjustments to the Fixed Settlement Rates.”

If you exercise the fundamental change early settlement right following the effective date of a fundamental change described in the second bullet of the definition of “fundamental change,” we will deliver to you the kind and amount of securities, cash or other property that you would have been entitled to receive in such fundamental change transaction as a holder of a number of shares of our common stock equal to the fundamental change settlement rate for each purchase contract being settled early. If such fundamental change causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) and you exercise the fundamental change early settlement right, we will deliver to you the types and amounts of consideration as are proportional to the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We will deliver the shares of our common stock, securities, cash or other property payable as a result of your exercise of the fundamental change early settlement right on the third business day following the fundamental change early settlement date.

If you do not elect to exercise your fundamental change early settlement right, your purchase contracts will remain outstanding and will be subject to normal settlement on any subsequent early settlement date or the mandatory settlement date, including, if applicable, the provisions set forth under “—Adjustments to the Fixed Settlement Rates” regarding the occurrence of a business combination.

Early Settlement at Our Election

We have the right to settle the purchase contracts early, in whole but not in part, on a date fixed by us as described below at the “early mandatory settlement rate” described below. We refer to this right as our “early mandatory settlement right.”

The “early mandatory settlement rate” will be the maximum settlement rate, unless the closing price (as defined above) per share of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on, and including, the trading day immediately preceding the notice date (as defined below) exceeds 130% of the threshold appreciation price in effect on each such trading day, in which case the “early mandatory settlement rate” will be the minimum settlement rate.

If we elect to exercise our early mandatory settlement right, we will provide the purchase contract agent and the holders of Units, separate purchase contracts and separate amortizing notes with a notice of our election (the

“early mandatory settlement notice”), issue a press release announcing our election and post such press release on our website. The early mandatory settlement notice will specify, among other things:

•	the early mandatory settlement rate;

•	the early mandatory settlement date, which will be at least 5 but not more than 30 business days following the date of our notice (the “notice date”);

•

whether holders of Units and separate amortizing notes will have the right to require us to repurchase their amortizing notes that are a component of the Units or their separate amortizing notes, as the case may be;

•	if applicable, the repurchase price and repurchase date (each as defined below under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder”);

•	if applicable, the last date on which holders may exercise their repurchase right; and

•	if applicable, the procedures that holders must following to require us to repurchase their amortizing notes.

We will deliver the shares of our common stock and any cash payable for fractional shares to you on the early mandatory settlement date.

In the event we elect to settle the purchase contracts early, you will have the right to require us to repurchase your amortizing notes, as described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder.”

Adjustments to the Fixed Settlement Rates

Each fixed settlement rate will be adjusted if:

(a) We issue common stock to all or substantially all of the holders of our common stock as a dividend or other distribution, in which event, each fixed settlement rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of our common stock entitled to receive such dividend or other distribution will be divided by a fraction:

•	the numerator of which is the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination, and

•

the denominator of which is the sum of the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the total number of shares of our common stock constituting such dividend or other distribution.

Any adjustment made pursuant to this clause (a) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. If any dividend or distribution described in this clause (a) is declared but not so paid or made, each fixed settlement rate shall be readjusted, effective as of the date our board of directors publicly announces its decision not to make such dividend or distribution, to such fixed settlement rate that would be in effect if such dividend or distribution had not been declared. For the purposes of this clause (a), the number of shares of common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination shall not include shares held in treasury but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of common stock. We will not pay any dividend or make any distribution on shares of common stock held in treasury.

(b) We issue to all or substantially all holders of our common stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan, shareholder rights plan or other similar plans) entitling them, for a period of up to 45 calendar days from the date of issuance of such rights or warrants, to subscribe for or purchase our shares of common stock at less than the “current market price” (as defined below) per share of our common stock, in which case each fixed settlement rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of our common stock entitled to receive such rights or warrants will be increased by multiplying such fixed settlement rate by a fraction:

•

the numerator of which is the sum of the number of shares of common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the number of shares of our common stock issuable pursuant to such rights or warrants, and

•

the denominator of which shall be the sum of the number of shares of common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the number of shares of common stock equal to the quotient of the aggregate offering price payable to exercise such rights or warrants divided by the current market price of our common stock.

Any adjustment made pursuant to this clause (b) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. In the event that such rights or warrants described in this clause (b) are not so issued, each fixed settlement rate shall be readjusted, effective as of the date our board of directors publicly announces its decision not to issue such rights or warrants, to such fixed settlement rate that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or shares of our common stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, each fixed settlement rate shall be readjusted to such fixed settlement rate that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of our common stock actually delivered. In determining the aggregate offering price payable for such shares of our common stock, there shall be taken into account any consideration received for such rights or warrants and any consideration given to exercise such rights or warrants (the value of which consideration, if other than cash, will be determined by our board of directors). For the purposes of this clause (b), the number of shares of common stock at the time outstanding shall not include shares held in treasury but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of common stock. We will not issue any such rights or warrants in respect of shares of common stock held in treasury.

(c) We subdivide or combine our common stock, in which event each fixed settlement rate in effect at 5:00 p.m., New York City time, on the effective date of such subdivision or combination shall be multiplied by a fraction:

•	the numerator of which is the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, such subdivision or combination, and

•	the denominator of which is the number of shares of our common stock outstanding immediately prior to such subdivision or combination.

Any adjustment made pursuant to this clause (c) shall become effective immediately after 5:00 p.m., New York City time, on the effective date of such subdivision or combination.

(d) We distribute to all or substantially all holders of our common stock evidences of our indebtedness, shares of capital stock, securities, cash or other assets, excluding:

•	any dividend or distribution covered by clause (a) above;

•	any rights or warrants covered by clause (b) above;

•	any dividend or distribution covered by clause (e) below; and

•	any spin-off to which the provisions set forth below in this clause (d) shall apply,

in which event each fixed settlement rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of our common stock entitled to receive such distribution will be multiplied by a fraction:

•	the numerator of which is the current market price per share of our common stock, and

•

the denominator of which is the current market price per share of our common stock minus the fair market value, as determined by our board of directors, on such date fixed for determination of the portion of the evidences of indebtedness, shares of capital stock, securities, cash or other assets so distributed applicable to one share of our common stock.

Any adjustment made pursuant to the portion of this clause (d) above shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of our common stock entitled to receive such distribution. In the event that such distribution described in this clause (d) is not so made, each fixed settlement rate shall be readjusted, effective as of the date our board of directors publicly announces its decision not to pay such dividend or distribution, to such fixed settlement rate that would then be in effect if such distribution had not been declared.

In the event that we make a distribution to all or substantially all holders of our common stock consisting of capital stock of, or similar equity interests in, or relating to a subsidiary or other business unit of ours and such capital stock or equity interests are listed on a national or regional securities exchange following such distribution (herein referred to as a “spin-off”), each fixed settlement rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of our common stock entitled to receive such distribution will be multiplied by a fraction:

•

the numerator of which is the sum of the current market price per share of our common stock and the average of the closing prices of capital stock or similar equity interests so distributed applicable to one share of common stock over the first ten consecutive trading days commencing on and including the fifth trading day following the “ex-date” for such distribution; and

•	the denominator of which is the current market price of our common stock.

Any adjustment made pursuant to this portion of clause (d) above shall be deemed to have become effective immediately after 5:00 p.m., New York City time, on the date fixed for determination of holders of our common stock entitled to receive such distribution. However, with respect to any purchase contract that would otherwise be settled at any time during the ten consecutive trading day period referred to above, the settlement of such purchase contract will be delayed to the extent, and only to the extent, necessary to determine the average of the closing prices during such ten consecutive trading day period. In the event that such distribution described in this clause (d) is not so made, each fixed settlement rate shall be readjusted, effective as of the date our board of directors publicly announces its decision not to pay such dividend or distribution, to such fixed settlement rate that would then be in effect if such distribution had not been declared.

(e) We make a distribution consisting exclusively of cash to all or substantially all holders of our common stock, excluding:

•	any cash that is distributed in a reorganization event (as described below);

•	any dividend or distribution in connection with our liquidation, dissolution or winding up; and

•	any consideration payable as part of a tender or exchange offer,

in which event, each fixed settlement rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of our common stock entitled to receive such distribution will be multiplied by a fraction:

•	the numerator of which is the current market price per share of our common stock, and

•	the denominator of which is the current market price per share of our common stock minus the amount per share of such distribution.

Any adjustment made pursuant to this clause (e) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of our common stock entitled to receive such distribution. In the event that any distribution described in this clause (e) is not so made, each fixed settlement rate shall be readjusted, effective as of the date our board of directors publicly announces its decision not to pay such distribution, to such fixed settlement rate which would then be in effect if such distribution had not been declared.

(f) We or any of our subsidiaries successfully complete a tender or exchange offer pursuant to a Schedule TO or registration statement on Form S-4 for our common stock (excluding any securities convertible or exchangeable for our common stock), where the cash and the value of any other consideration included in the payment per share of our common stock exceeds the current market price of our common stock, in which event each fixed settlement rate in effect at 5:00 p.m., New York City time, on the date of expiration of the tender or exchange offer (the “expiration date”) will be multiplied by a fraction:

•	the numerator of which shall be equal to the sum of:

•

the aggregate cash and fair market value (as determined by our board of directors) on the expiration date of any other consideration paid or payable for all shares validly tendered or exchanged and not withdrawn as of the expiration date; and

•	the product of:

•	the current market price of our common stock; and

•

the number of shares of our common stock outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration time”) on the expiration date, after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer, and

•	the denominator of which will be equal to the product of:

•	the current market price of our common stock; and

•

the number of shares of our common stock outstanding immediately prior to the expiration time on the expiration date and prior to giving effect to the purchase of any shares accepted for purchase or exchange in such tender or exchange offer.

Any adjustment made pursuant to this clause (f) shall become effective immediately after 5:00 p.m., New York City time, on the seventh trading day immediately following the expiration date. In the event that we are, or one of our subsidiaries is, obligated to purchase shares of our common stock pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each fixed settlement rate shall be readjusted to be the fixed settlement rate that would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, for the avoidance of doubt, no adjustment pursuant to the application of this clause (f) to any tender offer or exchange offer will be made to the extent the adjustment would result in a decrease in each fixed settlement rate.

Except with respect to a spin-off, in cases where the fair market value of assets (including cash), debt securities or certain rights, warrants or options to purchase our securities as to which clauses (d) or (e) above apply, applicable to one share of common stock, distributed to stockholders equals or exceeds the applicable current market price per share, rather than being entitled to an adjustment in each fixed settlement rate, holders of the purchase contracts will be entitled to receive upon settlement, in addition to a number of shares of our common stock equal to the applicable settlement rate in effect on the applicable settlement date, the kind and amount of assets (including cash), debt securities or rights, warrants or options comprising the distribution that such holder would have received if such holder owned, as of the record date for determining the holders of our common stock entitled to receive the distribution the number of shares of our common stock equal to the minimum settlement rate in effect on such date.

To the extent that we have a rights plan in effect with respect to our common stock on any settlement date, upon settlement of any purchase contracts, you will receive, in addition to our common stock, the rights under the rights plan, unless, prior to such settlement date, the rights have separated from our common stock, in which case each fixed settlement rate will be adjusted at the time of separation as if we made a distribution to all holders of our common stock as described in clause (d) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

For the purposes of determining the adjustment to the fixed settlement rate for the purposes of:

•

clauses (b), (d) in the event of an adjustment not relating to a spin-off and (e) above, the “current market price” of our common stock is the average of the closing prices per share of our common stock over the five consecutive trading day period ending on, and including, the trading day before the “ex-date” with respect to the issuance or distribution requiring such computation;

•

clause (d) above in the event of an adjustment relating to a spin-off, the “current market price” of our common stock is the average of the closing prices per share of our common stock over the first ten consecutive trading days commencing on and including the fifth trading day following the “ex-date” for such distribution (and, with respect to any purchase contracts that would otherwise be settled at any time during such ten consecutive trading days, the settlement of such purchase contracts will be delayed to the extent, and only to the extent, necessary to determine such current market price); and

•

clause (f) above, the “current market price” of our common stock is the average of the closing prices of our common stock over the five consecutive trading day period ending on the seventh trading day after the expiration date of the tender or exchange offer (and, with respect to any purchase contracts that would otherwise be settled at any time during such ten consecutive trading days, the settlement of such purchase contracts will be delayed to the extent, and only to the extent, necessary to determine such current market price).

If any adjustment to the fixed settlement rates occurs during, or if the ex-date for any event requiring an adjustment to the fixed settlement rates occur during, the period during which the closing prices are used to determine any current market price, then our board of directors will make appropriate adjustments to such closing prices to reflect such event.

The term “ex-date,” when used with respect to any issuance or distribution, means the first date on which shares of our common stock trade without the right to receive such issuance or distribution.

In the event of:

•

any consolidation or merger of us with or into another person (other than a merger or consolidation in which we are the continuing corporation and in which the shares of our common stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of us or another person);

•	any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets; any reclassification of our common stock; or

•	any statutory exchange of our securities with another person (other than in connection with a merger or acquisition covered by the first bullet above),

in each case, as a result of which our common stock would be converted into, or exchanged for, or would represent solely the right to receive securities, cash or property (each, a “reorganization event,” and, such securities, cash or property, the “exchange property,” and the amount of exchange property that a holder of one share of our common stock would be entitled to receive on account of such reorganization event, an “exchange property unit”), then from and after the effective time of such reorganization event, the consideration due upon settlement of any purchase contract will be determined in the same manner as if each reference in this description of the purchase contracts to any number of shares of our common stock were instead a reference to the same number of exchange property units. For purposes of the foregoing, the type and amount of exchange property in the case of any reorganization event that causes our common stock to be converted into or exchanged for the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. The number of units of exchange property for each purchase contract settled following the effective date of such reorganization event will be determined without interest thereon and without any right to dividends or distributions thereon which have a record date prior to the date such contracts are actually settled. The applicable market value of the exchange property will be determined (i) with respect to any publicly traded securities that compose all or part of the exchange property, based on the closing price of such securities; (ii) in the case of any cash that composes all or part of the exchange property, based on the amount of such cash; and (iii) in the case of any other property that composes all or part of the exchange property, based on the value of such property, as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

In addition, we may make such increases in each fixed settlement rate as we deem advisable in order to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares of our common stock (or issuance of rights or warrants to acquire shares of our common stock) or from any event treated as such for income tax purposes or for any other reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed settlement rate.

In the event of a taxable distribution to holders of our common stock that results in an adjustment of each fixed settlement rate or an increase in each fixed settlement rate in our discretion, holders of the purchase contracts may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. See “Material United States Federal Income Tax Considerations” in this prospectus supplement. In addition, non-U.S. holders of the purchase contracts may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements. In the case of any constructive dividend, it is possible that the U.S. federal tax on the constructive dividend would be withheld from shares of common stock or sales proceeds subsequently paid or credited to a non-U.S. Holder. See “Material United States Federal Income Tax Considerations—Non-U.S. Holders” in this prospectus supplement.

Adjustments to each fixed settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the fixed settlement rate will be required unless the adjustment would require an increase or decrease of at least one percent. If any adjustment is not required to be made because it would not change the fixed settlement rate by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided, however, that on the earlier of the mandatory contract settlement date, or any early settlement date, fundamental change settlement date or early mandatory settlement date, adjustments to the fixed settlement rate will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

No adjustment to the fixed settlement rate will be made if holders may participate in the transaction (at a level based on the minimum settlement rate) that would otherwise give rise to such adjustment.

The fixed settlement rate will not be adjusted:

(a) upon the issuance of any common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in common stock under any plan;

(b) upon the issuance of any common stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

(c) upon the issuance of any common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Units were first issued; or

(d) for a change in the par value or a change to no par value of our common stock.

We will be required, within five business days after the fixed settlement rate is adjusted, to provide or cause to be provided written notice of the adjustment to the holders of the Units and separate purchase contracts. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to each fixed settlement rate was determined and setting forth each revised fixed settlement rate.

Each adjustment to the minimum settlement rate will result in a corresponding adjustment to the early settlement rate. Because the applicable market value is an average of the closing prices of our common stock over a 20 consecutive trading day period, we will make appropriate adjustments to the closing prices prior to the relevant ex-date, effective date or expiration date, as the case may be, used to calculate the applicable market value to account for any adjustments to the initial price, the threshold appreciation price and the fixed settlement rates that become effective during the period in which the applicable market value is being calculated.

If:

•

the record date for a dividend or distribution on our common stock occurs after the end of the 20 consecutive trading day period used for calculating the applicable market value and before the mandatory settlement date, and

•

that dividend or distribution would have resulted in an adjustment of the number of shares issuable to the holders of the purchase contracts had such record date occurred on or before the last trading day of such 20 consecutive trading day period, then we will deem the holders of the purchase contracts to be holders of record of our common stock for purposes of that dividend or distribution. In this case, the holders of the purchase contracts would receive the dividend or distribution on our common stock together with the number of shares of common stock issuable upon the mandatory settlement date or the early mandatory settlement date.

Fractional Shares

No fractional shares of our common stock will be issued to holders upon settlement of the purchase contracts. In lieu of fractional shares otherwise issuable, holders will be entitled to receive an amount in cash equal to the fraction of a share of our common stock, calculated on an aggregate basis in respect of the purchase contracts being settled, multiplied by the last reported sale price of our common stock per share on the trading day immediately preceding the mandatory settlement date, early settlement date, fundamental change early settlement date or early mandatory settlement date, as the case may be.

Consequences of Bankruptcy

The mandatory settlement date for each purchase contract, whether held separately or as part of a Unit, will automatically accelerate upon the occurrence of specified events of bankruptcy, insolvency or reorganization with respect to Beazer Homes USA, Inc. Upon acceleration, holders will be entitled to receive a number of shares of our common stock per purchase contract equal to the maximum settlement rate in effect immediately prior to such acceleration (regardless of the market value of our common stock at that time). If we file for bankruptcy court protection prior to the settlement of the purchase contracts, however, we may be unable to deliver our common stock in settlement of the accelerated purchase contracts after such filing. Instead, a holder would have a damage claim against us for the value of the common stock that we would have otherwise been required to deliver upon settlement of the purchase contracts. We expect that this claim for damages will be subordinated to rank equally with the claims by holders of our common stock in the bankruptcy proceeding, in which case you will only be able to recover damages to the extent holders of our common stock receive any recovery.

Modification

The purchase contract agreement will contain provisions permitting us and the purchase contract agent to modify the purchase contract agreement without the consent of the holders of purchase contracts (whether held separately or as a component of Units) for any of the following purposes:

•	to evidence the permitted succession of another person to our obligations;

•	to add to the covenants for the benefit of holders of purchase contracts or to surrender any of our rights or powers under the agreement;

•	to evidence and provide for the acceptance of appointment of a successor purchase contract agent;

•	to make provision with respect to the rights of holders of purchase contracts pursuant to adjustments in the settlement rate due to consolidations, mergers or other reorganization events;

•	to cure any ambiguity or manifest error, to correct or supplement any provisions that may be inconsistent; and

•	to make any other provisions with respect to such matters or questions;

provided that any such action described in the immediately preceding two bullets shall not adversely affect the interest of the holders.

The purchase contract agreement will contain provisions permitting us and the purchase contract agent, with the consent of the holders of not less than a majority of the purchase contracts at the time outstanding, to modify the terms of the purchase contracts or the purchase contract agreement. However, no such modification may, without the consent of the holder of each outstanding purchase contract affected by the modification,

•

reduce the number of shares of common stock deliverable upon settlement of the purchase contract; change the mandatory settlement date, the right to settle purchase contracts early or the fundamental change early settlement right; or otherwise adversely affect the holder’s rights under the purchase contract;

•

reduce the above-stated percentage of outstanding purchase contracts the consent of the holders of which is required for the modification or amendment of the provisions of the purchase contracts or the purchase contract agreement; or

•	impair the right to institute suit for the enforcement of the purchase contracts.

Consolidation, Merger, Sale or Conveyance

We will covenant in the purchase contract agreement that we will not merge with and into, consolidate with or convert into any other entity or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any person or entity, unless:

•

the successor entity is a corporation organized and existing under the laws of the United States of America or a U.S. state or the District of Columbia and that entity expressly assumes our obligations under the purchase contracts and the purchase contract agreement; and

•

the obligor under the purchase contracts will not, immediately after the merger, consolidation, conversion, sale, assignment, transfer, lease or conveyance, be in default in the performance of its covenants and conditions under the Units, the purchase contracts or the purchase contract agreement.

Miscellaneous

We will at all times reserve and keep available out of our authorized and unissued common stock, solely for issuance upon settlement of the purchase contracts, that number of shares of common stock as shall from time to time be issuable upon the settlement of all purchase contracts then outstanding, assuming settlement at the maximum settlement rate.

Governing Law

The purchase contract agreement, the purchase contracts and any claim, controversy or dispute arising under or related to the purchase contract agreement or the purchase contracts will be governed by, and construed in accordance with, the laws of the State of New York (without regard to the conflicts of law principles thereof that would result in the application of law other than the law of the State of New York).

Information Concerning the Purchase Contract Agent

U.S. Bank National Association (or its successor) will be the purchase contract agent. The purchase contract agent will act as the agent for the holders of purchase contracts, whether part of Units or separate purchase contracts from time to time. The purchase contract agent will not be obligated to exercise any discretionary actions in connection with a default under the terms of the purchase contracts or the purchase contract agreement.

The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement will contain provisions under which the purchase contract agent may resign or be replaced. This resignation or replacement would be effective upon the acceptance of appointment by a successor except as required by law or court order.

We will pay the purchase contract agent reasonable fees for its services, subject to any written agreement between us and the purchase contract agent. We will reimburse the purchase contract agent for all reasonable out-of-pocket expenses (including the reasonable fees and expenses of the purchase contract agent’s counsel).

DESCRIPTION OF THE AMORTIZING NOTES

The amortizing notes will be issued under an indenture, dated as of April 17, 2002 (the “base indenture”), and a related supplemental indenture for such amortizing notes, to be dated the date of issuance of such amortizing notes (the “supplemental indenture”), between Beazer Homes and U.S. Bank National Association, as trustee, collectively referred to in this section as the “indenture.” The following summary of the terms of the amortizing notes contains a description of all of the material terms of the amortizing notes but is not complete and is subject to, and is qualified in its entirety reference to, all of the provisions of the indenture, including the definitions in the indenture of certain terms. We refer you to the base indenture, which has been filed, and the supplemental indenture, which will be filed, and in each case incorporated by reference as an exhibit to the registration statement of which this prospectus supplement forms a part. A copy of the base indenture is, and a copy of the supplemental indenture will be, available for inspection at the office of the trustee.

General

The amortizing notes will be issued as a separate series of senior debt securities under the indenture. The amortizing notes will be issued in an aggregate principal amount of $20.4 million (or $23.5 million aggregate principal amount if the underwriters exercise their over-allotment option in full). The scheduled final installment payment date (as defined below) will be July 15, 2015, subject to extension as described below. We may not redeem the amortizing notes.

As described below under “Book-Entry Procedures and Settlement,” amortizing notes may be issued in certificated form in exchange for a global security. In the event that amortizing notes are issued in certificated form, such amortizing notes may be transferred or exchanged at the offices described below. Payments on amortizing notes issued as a global security will be made to DTC, to a successor depositary or, in the event that no depositary is used, to a paying agent for the amortizing notes. In the event amortizing notes are issued in certificated form, installments will be payable, the transfer of the amortizing notes will be registrable and amortizing notes will be exchangeable for amortizing notes of other denominations of a like aggregate principal amount at the corporate trust office of the trustee in New York, New York. Installment payments on certificated amortizing notes may be made at our option by check mailed to the address of the persons entitled thereto. See “Book-Entry Procedures and Settlement.”

There are no covenants or provisions in the indenture that would afford the holders of the amortizing notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving Beazer Homes that may adversely affect such holders.

Ranking

The amortizing notes will be senior unsecured obligations of Beazer Homes and will rank (i) senior in right of payment to all existing and future indebtedness of Beazer Homes that is, by its terms, expressly subordinated in right of payment to the amortizing notes (or to all senior indebtedness), (ii) pari passu in right of payment with all existing and future indebtedness of Beazer Homes that is not so subordinated and (iii) effectively subordinate to all secured indebtedness to the extent of the value of the assets securing such obligations.

As of March 31, 2012, we had approximately $1.4 billion of indebtedness outstanding, net of unamortized discount of $21.3 million and unamortized accretion of $50.2 million, of which (i) $499.1 million was secured indebtedness, (ii) $0.9 billion was guaranteed by our guarantor subsidiaries and will be effectively senior to the amortizing notes (including guarantees on our secured indebtedness) and (iii) $60 million will be subordinate to the amortizing notes.

In addition, the amortizing notes will be structurally subordinated to all existing and future liabilities of our subsidiaries. As of March 31, 2012, our subsidiaries had approximately $206.0 million of liabilities (excluding intercompany obligations) in the aggregate.

Installment Payments

Each amortizing note will have an initial principal amount of $5.1086. On each July 15, October 15, January 15 and April 15, commencing on October 15, 2012 (each, an “installment payment date”), we will pay, in cash, equal installments of $0.4688 on each amortizing note (or, in the case of the installment payment due on October 15, 2012, $0.4635 per amortizing note). Each installment will constitute a payment of interest (at a rate of 6.00% per annum) and a partial repayment of principal on the amortizing note, allocated as set forth on the amortization schedule set forth under “—Amortization Schedule.” Installments will be paid to the person in whose name an amortizing note is registered, with limited exceptions, at the close of business on the business day immediately preceding the related installment payment date. In the event the amortizing notes do not continue to remain in book-entry only form, we will have the right to select regular record dates, which will be more than 14 days but less than 60 days prior to the relevant installment payment date.

Each installment payment for any period will be computed on the basis of a 360-day year of twelve 30-day months. The installment payable for any period shorter than a full installment payment period will be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which an installment is payable is not a business day, then payment of the installment on such date will be made on the next succeeding day that is a business day, and without any interest or other payment in respect of any such delay. However, if such business day is in the next succeeding calendar year, then such installment payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date.

Amortization Schedule

The total installments of principal on the amortizing notes for each scheduled installment payment date are set forth below:

Scheduled Installment Payment Date	Amount of Principal	Amount of Interest
October 15, 2012	$0.3878	$0.0758
January 15, 2013	$0.3979	$0.0708
April 15, 2013	$0.4039	$0.0648
July 15, 2013	$0.4100	$0.0588
October 15, 2013	$0.4161	$0.0526
January 15, 2014	$0.4224	$0.0464
April 15, 2014	$0.4287	$0.0401
July 15, 2014	$0.4351	$0.0336
October 15, 2014	$0.4416	$0.0271
January 15, 2015	$0.4483	$0.0205
April 15, 2015	$0.4550	$0.0138
July 15, 2015	$0.4618	$0.0069

Restrictions Applicable During a Default Under the Indenture

If there shall have occurred and be continuing a default under the indenture, then:

•

we and our subsidiaries shall not declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of our capital stock or make any guarantee payment with respect thereto other than:

•

purchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

•	purchases of shares of our common stock pursuant to a contractually binding requirement to buy stock existing prior to such default, including under a contractually binding stock repurchase plan;

•	as a result of an exchange or conversion of any class or series of our capital stock for any other class or series of our capital stock;

•	the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; or

•	purchases of our capital stock in connection with the distribution thereof; and

•

we and our subsidiaries shall not make any payment of interest, principal or premium on, or repay, purchase or redeem, any debt securities or guarantees issued by us that rank equally with or junior to the amortizing notes, other than pro rata payments of accrued and unpaid interest on the amortizing notes and any other debt securities or guarantees issued by us that rank equally with the amortizing notes, except and to the extent the terms of any such debt securities would prohibit us from making such pro rata payment.

These restrictions, however, will not apply to any stock dividends paid by us where the dividend stock is the same stock as that on which the dividend is being paid.

Repurchase of Amortizing Notes at the Option of the Holder

If we elect to exercise our early mandatory settlement right, then holders will have the right (the “repurchase right”) to require us to repurchase some or all of their amortizing notes for cash at the repurchase price per amortizing note to be redeemed on the repurchase date, as described below. Holders may not require us to repurchase a portion of an individual amortizing note. In addition, holders will not have the right to require us to repurchase any or all of such holder’s amortizing notes in connection with any early settlement of such holder’s purchase contracts at the holder’s option at the early settlement rate as described above under “Description of the Purchase Contracts—Early Settlement.”

The “repurchase date” will be a date specified by us in the early mandatory settlement notice, which will be at least 20 but not more than 45 business days following the date of our early mandatory settlement notice as described under “Description of the Purchase Contracts—Early Settlement at Our Election” (and which may or may not fall on the early mandatory settlement date).

The “repurchase price” per amortizing note to be redeemed will be equal to the principal amount of such amortizing note as of the repurchase date, plus accrued and unpaid interest on such principal amount at a rate of 6.00% per annum. However, if the amortizing notes are in certificated form and the repurchase date falls after a regular record date and on or prior to the immediately succeeding installment payment date, the installment payment payable on such installment payment date will be paid on such installment payment date to the holder as of such regular record date and will not be included in the repurchase price per amortizing note.

To exercise your repurchase right, you must deliver, on or before the second business day immediately preceding the repurchase date, the amortizing notes to be repurchased (or the Units, if the early mandatory settlement date falls on the same day as the repurchase date and you have not separated your Units into their constituent components), together with a duly completed written repurchase notice in the form entitled “Form of Repurchase Notice” on the reverse side of the amortizing notes (a “repurchase notice”), in each case in accordance with appropriate DTC procedures, unless you hold certificated amortizing notes (or Units), in which case you must deliver the amortizing notes to be repurchased (or Units), duly endorsed for transfer, together with a repurchase notice, to the paying agent. Your repurchase notice must state:

•

if certificated amortizing notes (or Units) have been issued, the certificate numbers of the amortizing notes (or Units), or if not certificated, your repurchase notice must comply with appropriate DTC procedures;

•	the number of amortizing notes to be repurchased; and

•	that the amortizing notes are to be repurchased by us pursuant to the applicable provisions of the amortizing notes and the indenture.

You may withdraw any repurchase notice (in whole or in part) by a written, irrevocable notice of withdrawal delivered to the trustee prior to the close of business on the second business day immediately preceding the repurchase date. The notice of withdrawal must state:

•	the number of the withdrawn amortizing notes;

•

if certificated amortizing notes (or Units) have been issued, the certificate numbers of the withdrawn amortizing notes (or Units), or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the number of amortizing notes, if any, that remain subject to the repurchase notice.

We will be required to repurchase the amortizing notes on the repurchase date. You will receive payment of the repurchase price on the later of (i) the repurchase date and (ii) the time of book-entry transfer or the delivery of the amortizing notes. If the trustee holds money sufficient to pay the repurchase price of the amortizing notes on the repurchase date, then:

•

the amortizing notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the amortizing notes are delivered to the trustee); and

•	all other rights of the holder will terminate (other than the right to receive the repurchase price).

In connection with any repurchase offer pursuant to an early mandatory settlement notice, we will, if required:

•	comply with the provisions of the tender offer rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

No amortizing notes may be repurchased at the option of holders if the principal amount thereof has been accelerated, and such acceleration has not been rescinded, on or prior to the repurchase date (except in the case of a default by us of the payment of the repurchase price with respect to such amortizing notes).

Events of Default

The following are “Events of Default” under the indenture:

(a) our failure to pay any installment payment on any amortizing note when such is due, which failure to pay is not cured within 30 days;

(b) our failure to give notice of a fundamental change as described under “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change” when due;

(c) our failure to comply with any of our agreements or covenants in, or provisions of, the amortizing notes or the indenture and such failure continues for the period and after the notice specified below;

(d) the failure by us or any of our subsidiaries to make any principal or interest payment in respect of indebtedness with an outstanding aggregate amount of $25.0 million or more (other than non-recourse indebtedness) of Beazer Homes or any of our subsidiaries within five days of such principal or interest payment becoming due and payable (after giving effect to any applicable grace period set forth in the documents governing such indebtedness); provided, that if such failure to pay shall be remedied, waived or extended, then the Event of Default hereunder shall be deemed likewise to be remedied, waived or extended without further action by us;

(e) a final judgment or judgments that exceed $25.0 million or more in the aggregate for the payment of money, having been entered by a court or courts of competent jurisdiction against us or any of our subsidiaries and such judgment or judgments is not satisfied, stayed, annulled or rescinded within 60 days of being entered;

(f) Beazer Homes or any material subsidiary, pursuant to or within the meaning of any bankruptcy law:

(i) commences a voluntary case,

(ii) consents to the entry of an order for relief against it in an involuntary case,

(iii) consents to the appointment of a custodian or trustee in bankruptcy of it or for all or substantially all of its property, or

(iv) makes a general assignment for the benefit of its creditors; or

(g) a court of competent jurisdiction enters an order or decree under any bankruptcy law that:

(i) is for relief against Beazer Homes or any material subsidiary as debtor in an involuntary case,

(ii) appoints a custodian or trustee in bankruptcy of Beazer Homes or any material subsidiary or a custodian for all or substantially all of the property of Beazer Homes or any material subsidiary, or

(iii) orders the liquidation of Beazer Homes or any material subsidiary and the order or decree remains unstayed and in effect for 60 days.

A default as described in clause (c) above will not be deemed an Event of Default until the trustee notifies us, or the holders of at least 25% in principal amount of the then outstanding amortizing notes notify us and the trustee, of the default and we do not cure the default within 60 days after receipt of the notice. The notice must specify the default, demand that it be remedied and state that the notice is a “Notice of Default.” If such a default is cured within such time period, it ceases.

If an Event of Default shall have occurred and be continuing under the indenture, the trustee by notice to us, or the holders of at least 25% in principal amount of the amortizing notes then outstanding by notice to us and the trustee, may declare the principal of and the interest on the amortizing notes, including any compound interest, to be immediately due and payable (other than an Event of Default specified in clauses (f) and (g) above, in which case no declaration of acceleration or notice shall be required). The holders of a majority in principal amount of the amortizing notes then outstanding by written notice to the trustee and us may waive such default or Event of Default (other than any default or Event of Default in payment of installment payments). Holders of a majority in principal amount of the then outstanding amortizing notes may rescind an acceleration and its consequence (except an acceleration due to nonpayment of installment payments on the amortizing notes) if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived.

The holders may not enforce the provisions of the indenture or the amortizing notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the amortizing notes then outstanding may direct the trustee in its exercise of any trust or power; provided, however, that such direction does not conflict with the terms of the indenture. The trustee may withhold from the holders notice of any continuing default or Event of Default if the trustee determines that withholding such notice is in the holders’ interest.

We are required to deliver to the trustee a quarterly statement regarding compliance with the indenture, and include in such statement, if any officer is aware of any default or Event of Default, a statement specifying such default or Event of Default and what action we are taking or proposes to take with respect thereto. In addition, we are required to deliver to the trustee prompt written notice of the occurrence of any default or Event of Default and any other development, financial or otherwise, which might materially affect our business, properties or affairs or our ability to perform our obligations under the indenture.

Governing Law

The indenture and the amortizing notes, and any claim, controversy or dispute arising under or related to the indenture or amortizing notes, for all purposes shall be governed by and construed in accordance with the laws of the State of New York (without regard to the conflicts of law principles thereof that would result in the application of law other than the law of the State of New York).

Unclaimed Funds

Any monies deposited with the trustee or any paying agent or then held by us in trust for the payment of installment payments on the amortizing notes that remains unclaimed for two years after the date the payments became due and payable, shall, at our request, be repaid to us or released from trust, as applicable, and the holder of the amortizing note shall thereafter look, as a general unsecured creditor, only to us for payment thereof.

Prescription

Under New York’s statute of limitations, any legal action to enforce our payment obligations evidenced by the amortizing notes must be commenced within six years after payment is due. Thereafter our payment obligations will generally become unenforceable.

Information Concerning the Trustee

U.S. Bank National Association will be the trustee on behalf of the holders of the amortizing notes. The indenture will contain provisions limiting the liability of the trustee, and we will indemnify the trustee, its officers, directors, employees and agents against any loss, liability or expenses incurred or made in connection with the trustee’s duties under the indenture.

We will pay the trustee reasonable fees for its services, subject to any written agreement between us and the trustee. We will reimburse the trustee for all reasonable and out-of-pocket expenses (including the reasonable compensation and expenses of the trustee’s counsel).

The indenture will contain provisions under which the trustee may resign or be replaced. This resignation or replacement would be effective upon the acceptance of appointment by a successor.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

The Units, the separate purchase contracts and the separate amortizing notes will initially be issued under a book-entry system in the form of global securities. We will register the global securities in the name of The Depository Trust Company, New York, New York, or DTC, or its nominee and will deposit the global securities with that depositary.

Following the issuance of a global security in registered form, the depositary will credit the accounts of its participants with the Units, the separate purchase contracts and the separate amortizing notes, as the case may be, upon our instructions. Only persons who hold directly or indirectly through financial institutions that are participants in the depositary can hold beneficial interests in the global securities. Because the laws of some jurisdictions require certain types of purchasers to take physical delivery of such securities in definitive form, you may encounter difficulties in your ability to own, transfer or pledge beneficial interests in a global security.

So long as the depositary or its nominee is the registered owner of a global security, we, the purchase contract agent and the trustee will treat the depositary as the sole owner or holder of the Units, the separate purchase contracts and the separate amortizing notes, as the case may be. Therefore, except as set forth below, you will not be entitled to have Units, separate purchase contracts or separate amortizing notes registered in your name or to receive physical delivery of certificates representing the Units, the separate purchase contracts or the separate amortizing notes. Accordingly, you will have to rely on the procedures of the depositary and the participant in the depositary through whom you hold your beneficial interest in order to exercise any rights of a holder under the indenture or the purchase contract agreement, as the case may be. We understand that under existing practices, the depositary would act upon the instructions of a participant or authorize that participant to take any action that a holder is entitled to take.

You may elect to hold interests in the global securities either in the United States through DTC or outside the United States through Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank, S.A./N.V., or its successor, as operator of the Euroclear System, (“Euroclear”) if you are a participant of such system, or indirectly through organizations that are participants in such systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts.

As long as the separate amortizing notes are represented by the global securities, we will pay installments on those separate amortizing notes to or as directed by DTC as the registered holder of the global securities. Payments to DTC will be in immediately available funds by wire transfer. DTC, Clearstream or Euroclear, as applicable, will credit the relevant accounts of their participants on the applicable date. Neither we, the purchase contract agent nor the trustee will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and you will have to rely on the procedures of the depositary and its participants.

Settlement

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its

U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in Units, separate purchase contracts or separate amortizing notes, as the case may be, that are settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of Units, separate purchase contracts or separate amortizing notes, as the case may be, by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Units, separate purchase contracts and separate amortizing notes, as the case may be, among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Definitive Securities and Paying Agents

A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) securities in registered form only if:

(a) the depositary is unwilling or unable to continue as depositary for such global security and we are unable to find a qualified replacement for the depositary within 90 days;

(b) at any time the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934; or

(c) we in our sole discretion decide to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

The global security will be exchangeable, upon the events described above, in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount. Definitive Units, separate purchase contracts or separate amortizing notes, as the case may be, will be registered in the name or names of the person or persons specified by the depositary in a written instruction to the registrar of the securities. The depositary may base its written instruction upon directions it receives from its participants.

If any of the events described above occurs, then the beneficial owners will be notified through the chain of intermediaries that definitive securities are available and notice will be published as described below under “—Notices.” Beneficial owners of book-entry Units, separate purchase contracts or separate amortizing notes, as the case may be, will then be entitled (1) to receive physical delivery in certificated form of definitive Units, separate purchase contracts or separate amortizing notes, as the case may be, equal in aggregate amount of Units, separate purchase contracts or separate amortizing notes, as the case may be, to their beneficial interest and (2) to have the definitive securities registered in their names. Thereafter, the holders of the definitive Units, separate purchase contracts and separate amortizing notes, as the case may be, will be recognized as the “holders” of the Units, separate amortizing notes and separate purchase contracts for purposes of the purchase contract agreement and indenture, respectively.

Each of the purchase contract agreement and indenture provides for the replacement of a mutilated, lost, stolen or destroyed definitive security, so long as the applicant furnishes to us and the trustee such security or indemnity and such evidence of ownership as they may require.

In the event definitive separate notes are issued, the holders thereof will be able to receive installment payments at the office of our paying agent in the Borough of Manhattan. The final installment payment of a definitive separate amortizing note may be made only against surrender of the separate amortizing note to one of our paying agents. We also have the option of making installment payments by mailing checks to the registered holders of the separate certificated amortizing notes. Our paying agent in the Borough of Manhattan is the corporate trust office of U.S. Bank National Association, located at 100 Wall Street, 16th Floor Window, New York, New York 10005.

In the event definitive Units, separate purchase contracts or separate amortizing notes are issued, the holders thereof will be able to transfer their securities, in whole or in part, by surrendering such securities for registration of transfer at the office of U.S. Bank National Association listed above. A form of such instrument of transfer will be obtainable at the relevant office of U.S. Bank National Association. Upon surrender, we will execute, and the purchase contract agent and the trustee will authenticate and deliver, new Units, separate purchase contracts or separate amortizing notes, as the case may be, to the designated transferee in the amount being transferred, and a new security for any amount not being transferred will be issued to the transferor. Such new securities will be delivered free of charge at the relevant office of U.S. Bank National Association, as requested by the owner of such new Units, separate purchase contacts or separate amortizing notes. We will not charge any fee for the registration of transfer or exchange, except that we may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

Notices

So long as the global securities are held on behalf of DTC or any other clearing system, notices to holders of securities represented by a beneficial interest in the global securities may be given by delivery of the relevant notice to DTC or the alternative clearing system, as the case may be. Any notice will be deemed to have been given on the date of publication or, if published more than once, on the date of the first publication.

DESCRIPTION OF OTHER INDEBTEDNESS

Secured Revolving Credit Facility—In July 2011, we entered into an amendment to extend the maturity of our $22 million secured revolving credit facility (the “Secured Revolving Credit Facility”) to August 2012. The Secured Revolving Credit Facility is provided by one lender. The Secured Revolving Credit Facility provides for future working capital and letter of credit needs collateralized by either cash or assets of the Company at our option, based on certain conditions and covenant compliance. As of March 31, 2012, we were in compliance with all such covenants. We have elected to cash collateralize all letters of credit; however, as of March 31, 2012, we have pledged approximately $1.0 billion of inventory assets to our Secured Revolving Credit Facility to collateralize potential future borrowings or letters of credit. The Secured Revolving Credit Facility contains certain covenants, including negative covenants and financial maintenance covenants, with which we are required to comply. Subject to our option to cash collateralize our obligations under the Secured Revolving Credit Facility upon certain conditions, our obligations under the Secured Revolving Credit Facility are secured by liens on substantially all of our personal property and a significant portion of our owned real properties. There were no outstanding borrowings under the Secured Revolving Credit Facility as of March 31, 2012 or September 30, 2011.

We have entered into stand-alone, cash-secured letter of credit agreements with banks to maintain our pre-existing letters of credit and to provide for the issuance of new letters of credit. The letter of credit arrangements combined with our Senior Secured Revolving Credit Facility provide a total letter of credit capacity of approximately $92.0 million. As of March 31, 2012 and September 30, 2011, we have secured letters of credit using cash collateral in restricted accounts totaling $24.6 million and $28.9 million, respectively. The Company may enter into additional arrangements to provide additional letter of credit capacity.

We have received commitments for a proposed $150 million secured revolving credit agreement that would refinance the current Secured Revolving Credit Facility. Please see “Summary—Recent Developments—Secured Revolving Credit Agreement.”

Senior Notes—The majority of our Senior Notes are unsecured or secured obligations ranking pari passu with all other existing and future senior indebtedness. Substantially all of our significant subsidiaries are full and unconditional guarantors of the Senior Notes and are jointly and severally liable for obligations under the Senior Notes and the Secured Revolving Credit Facility. Each guarantor subsidiary is a 100% owned subsidiary of Beazer. As of March 31, 2012, we were in compliance with all covenants under our Senior Notes.

The indentures under which the Senior Notes were issued contain certain restrictive covenants, including limitations on payment of dividends. At March 31, 2012, under the most restrictive covenants of each indenture, no portion of our retained earnings was available for cash dividends or for share repurchases. The indentures provide that, in the event of defined changes in control or if our consolidated tangible net worth falls below a specified level or in certain circumstances upon a sale of assets, we are required to offer to repurchase certain specified amounts of outstanding Senior Notes. Specifically, certain indentures require us to offer to purchase 10% of the original amount of the Senior Notes at par if our consolidated tangible net worth (defined as stockholders’ equity less intangible assets) is less than $85 million at the end of any two consecutive fiscal quarters. If triggered and fully subscribed, this could result in our having to purchase $62.5 million of notes, based on the original amounts of the applicable notes; however, this amount may be reduced by certain Senior Note repurchases (potentially at less than par) made after the triggering date. As of March 31, 2012, our consolidated tangible net worth was $179.0 million.

In May 2010, we issued 3 million 7.25% tangible equity units (TEUs) which were comprised of prepaid stock purchase contracts and senior amortizing notes. As these two components of the TEUs are legally separate and detachable, we have accounted for the two components as separate items for financial reporting purposes and valued them based on their relative fair value at the date of issuance. The amortizing notes are unsecured senior obligations and rank equally with all of our other unsecured indebtedness and had an aggregate initial principal amount of $15.7 million as determined under the relative fair value method. These notes pay quarterly installments of principal and interest aggregating approximately $1.4 million per quarter through August 15, 2013, and in the aggregate, these installments will be equivalent to a 7.25% cash payment per year with respect to each $25 stated amount of the TEUs. If we elect to settle the prepaid stock purchase contracts early, we may be required to repurchase certain amortizing notes, plus accrued and unpaid interest as provided for in the TEU agreement. The related prepaid stock purchase contracts will be settled in Beazer Homes’ common stock on August 15, 2013 and have been accounted for as equity in the accompanying unaudited condensed consolidated balance sheets. During the quarter ended March 31, 2012, we exchanged approximately 13.8 million shares of our common stock for approximately 2.8 million TEUs.

In November 2010, we issued $250 million aggregate principal amount of 9 1/8% Senior Notes due May 15, 2019 in a private placement. Interest on these notes is payable semi-annually in cash in arrears, commencing on May 15, 2011. These notes are unsecured and rank equally with our unsecured indebtedness. We may, at our option, redeem the 9 1/8% Senior Notes in whole or in part at any time at specified redemption prices which include a “make whole” provision through May 15, 2014. During fiscal year 2011, we offered to exchange substantially all of the $250 million 9 1/8% Senior Notes due 2019 for notes that were publically traded and registered under the Securities Act of 1933. Approximately $250 million of the 9 1/8% Senior Notes were exchanged for the publically traded and registered 9 1/8% Senior Notes during the fourth quarter of fiscal 2011.

During fiscal 2011, we redeemed or repurchased in open market transactions $209.5 million principal amount of our Senior Notes ($164.5 million of 6 1/2% Senior Notes due 2013, $37.0 million of 6 7/8% Senior Notes due 2015 and $8.0 million of 8 1/8% Senior Notes due 2016). The aggregate purchase price was $210.0 million, plus accrued and unpaid interest as of the purchase date. The redemption/repurchase of the notes resulted in a $2.9 million pre-tax loss on extinguishment of debt, net of unamortized discounts and debt issuance costs related to these notes. All Senior Notes redeemed/repurchased by the Company were cancelled.

Mandatory Convertible Subordinated Notes—On January 12, 2010, we issued $57.5 million aggregate principal amount of 7 1/2% Mandatory Convertible Subordinated Notes due 2013 (the Mandatory Convertible Subordinated Notes). Interest on the Mandatory Convertible Subordinated Notes is payable quarterly in cash in arrears. Holders of the Mandatory Convertible Subordinated Notes have the right to convert their notes, in whole or in part, at any time prior to maturity, into shares of our common stock at a fixed conversion rate of 5.4348 shares per $25 principal amount of notes.

During the quarter ended March 31, 2012, we exchanged 11.0 million shares of our common stock for $48.1 million of our Mandatory Convertible Subordinated Notes. Since our offer to convert these notes included a premium share component, we accounted for the exchange as an induced conversion of these notes. We recognized a $2.0 million inducement expense equal to the fair value of the premium shares issued based on our common stock price as of the date of acceptance. This expense is included in loss on extinguishment of debt for the quarter ended March 31, 2012.

At maturity, the remaining $9.4 million of outstanding notes will automatically convert into the Company’s common stock at a defined conversion rate which will range from 4.4547 to 5.4348 (the initial conversion rate) shares per $25 principal amount of notes based on the then current price of the common stock. The securities are subordinated to nonconvertible debt, the conversion feature is non-detachable and there are no beneficial conversion features associated with this debt. If our consolidated tangible net worth is less than $85 million as of the last day of a fiscal quarter, the Company has the right to require holders to convert all of the notes then outstanding for shares of our common stock at the maximum conversion rate plus a conversion premium as described in the agreement.

Junior Subordinated Notes—On June 15, 2006, we completed a private placement of $103.1 million of unsecured junior subordinated notes which mature on July 30, 2036, are redeemable at par and pay a fixed rate of 7.987% for the first ten years ending July 30, 2016. Thereafter, the securities have a floating interest rate equal to three-month LIBOR plus 2.45% per annum, resetting quarterly. These notes were issued to Beazer Capital Trust I, which simultaneously issued, in a private transaction, trust preferred securities and common securities with an aggregate value of $103.1 million to fund its purchase of these notes. The transaction is treated as debt in accordance with GAAP. The obligations relating to these notes and the related securities are subordinated to the Secured Revolving Credit Facility and the Senior Notes.

On January 15, 2010, we completed an exchange of $75 million of our trust preferred securities issued by Beazer Capital Trust I for a new issue of $75 million of junior subordinated notes due July 30, 2036 issued by the Company (the New Junior Notes). The exchanged trust preferred securities and the related junior subordinated notes issued in 2006 were cancelled effective January 15, 2010. The material terms of the New Junior Notes are identical to the terms of the original trust securities except that when the New Junior Notes change from a fixed rate to a variable rate in August 2016, the variable rate is subject to a floor of 4.25% and a cap of 9.25%. In addition, the Company now has the option to redeem the New Junior Notes beginning on June 1, 2012 at 75% of par value and beginning on June 1, 2022, the redemption price of 75% of par value will increase by 1.785% per year.

The aforementioned exchange has been accounted for as an extinguishment of debt as there has been a significant modification of cash flows and, as such, the New Junior Notes were recorded at their estimated fair value at the exchange date. Over the remaining life of the New Junior Notes, we will increase their carrying value until this carrying value equals the face value of the notes. As of March 31, 2012, the unamortized accretion was $50.2 million and will be amortized over the remaining life of the notes. As of March 31, 2012, we were in compliance with all covenants under our Junior Notes.

Cash Secured Loans—In November 2010, we entered into two separate loan facilities for a combined total of $275 million. Borrowing under the cash secured loan facilities will replenish cash used to repay or repurchase the Company’s debt and would be considered “refinancing indebtedness” under certain of the Company’s existing indentures and debt covenants. However, because the loans are fully collateralized by cash equal to the loan amount, the loans do not provide liquidity to the Company. The lenders of these facilities may put the outstanding loan balances to the Company at the two or four year anniversaries of the loan. The loan matures in seven years. Borrowings under the facilities are fully secured by cash held by the lender or its affiliates. This secured cash is reflected as restricted cash on our unaudited condensed consolidated balance sheet as of March 31, 2012. We borrowed $32.6 million at inception of the loans. As previously indicated and in order to protect financing capacity available under our covenant refinancing basket related to previous or future debt repayments, we borrowed an additional $214.8 million under the cash secured loan facilities in the quarter ended June 30, 2011. The cash secured loan has an interest rate equivalent to LIBOR plus 0.4% per annum which is paid every three months following the effective date of each borrowing.

Other Secured Notes Payable—We periodically acquire land through the issuance of notes payable. As of March 31, 2012 and September 30, 2011, we had outstanding notes payable of $1.8 million and $2.3 million, respectively, primarily related to land acquisitions. These notes payable expire during 2012 and had a weighted average fixed rate of 7.135% at March 31, 2012. These notes are secured by the real estate to which they relate.

The agreements governing these secured notes payable contain various affirmative and negative covenants. There can be no assurance that we will be able to obtain any future waivers or amendments that may become necessary without significant additional cost or at all. In each instance, however, a covenant default can be cured by repayment of the indebtedness.

PRICE RANGE OF COMMON STOCK; DIVIDEND POLICY

Our common stock is listed on the NYSE, under the symbol “BZH.” The following table sets forth the high and low sales prices for transactions involving our common stock during each fiscal quarter indicated, as reported on the NYSE. No dividends were declared on our common stock during such quarters.

	High	Low
Fiscal 2012
First Quarter	$2.59	$1.35
Second Quarter	3.98	2.46
Third Quarter	3.33	2.26
Fourth Quarter (through July 10, 2012)	3.48	2.91
Fiscal 2011
First Quarter	$5.67	$3.88
Second Quarter	6.23	4.13
Third Quarter	4.79	2.99
Fourth Quarter	3.68	1.48
Fiscal 2010
First Quarter	$6.06	$3.90
Second Quarter	5.44	3.83
Third Quarter	7.08	3.61
Fourth Quarter	4.69	3.10

On July 10, 2012, the last reported sale price of our common stock on the NYSE was $2.98 per share. As of July 6, 2012, our common stock was held of record by approximately 235 holders.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will depend upon our financial condition, results of operations, capital requirements, earnings and other factors deemed relevant by our board of directors. Effective November 2, 2007, our board of directors suspended payment of quarterly dividends. In addition, the indentures under which our senior notes were issued contain certain restrictive covenants, including limitations on payment of dividends. At March 31, 2012, under the most restrictive covenants of each indenture, none of our retained earnings was available for cash dividends. Hence, there were no dividends paid in the first six months of fiscal 2012 or in fiscal 2011. The agreements governing our current and future indebtedness may not permit us to pay dividends on our common stock in the foreseeable future.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the Units, the purchase contracts and amortizing notes that are components of Units and shares of our common stock acquired under a purchase contract. This discussion applies only to holders who acquire Units upon original issuance at the “issue price” (as defined below) and who hold the Units, the components of the Units and shares of our common stock acquired under a purchase contract as capital assets.

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of tax accounting with respect to Units, purchase contracts, amortizing notes or shares of our common stock;

•	persons holding Units, purchase contracts, amortizing notes or shares of our common stock as part of a hedge, “straddle,” integrated transaction or similar transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes;

•	tax-exempt entities;

•	U.S. expatriates;

•	persons subject to the alternative minimum tax; or

•	persons that receive the Units, purchase contracts, amortizing notes or shares of our common stock as compensation or in connection with the performance of services.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds Units, purchase contracts, amortizing notes or common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Partnerships holding Units, purchase contracts, amortizing notes or common stock acquired under a purchase contract and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of the Units, purchase contracts, amortizing notes or the common stock acquired under a purchase contract.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein.

Because the tax consequences of owning Units are complex and no statutory, judicial or administrative authority directly addresses all aspects of the treatment of Units or instruments similar to Units for U.S. federal income tax purposes, persons considering the purchase of Units, purchase contracts, amortizing notes and shares of our common stock acquired under a purchase contract are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction, including under any tax treaty.

Characterization of Units and Amortizing Notes

Although there is no authority directly on point and therefore the issue is not entirely free from doubt, we believe each Unit will be treated as an investment unit composed of two separate instruments for U.S. federal income tax purposes, including the amortizing notes which will be treated as indebtedness for U.S. federal income tax purposes. Under this treatment, a holder of Units will be treated as if it held each component of Units for U.S. federal income tax purposes. By acquiring a Unit, you will agree to treat (i) a Unit as an investment unit composed of two separate instruments in accordance with its form and (ii) the amortizing notes component as indebtedness for U.S. tax purposes. If, however, the components of a Unit were treated as a single instrument, the U.S. federal income tax consequences could differ from the consequences described below. Specifically, if you are a U.S. Holder, as defined below, you could be required to recognize the entire amount of each installment payment on the amortizing notes, rather than merely the portion of such payment denominated as interest, as income. In addition, if you are a Non-U.S. Holder, as defined below, payments of principal and interest made to you on the amortizing notes could be subject to U.S. withholding tax. Even if the components of a Unit are respected as separate instruments for U.S. federal income tax purposes, (i) the amortizing notes could be recharacterized as equity for U.S. federal income tax purposes, in which case payments to Non-U.S. Holders (as defined below) on the amortizing notes could potentially be subject to U.S. withholding tax applicable to dividends and (ii) the purchase contracts could be treated as our stock, in which case the tax consequences of the purchase, ownership and disposition thereof would be substantially the same as the tax consequences described herein, except that a U.S. Holder’s holding period for the common stock received under a purchase contract would include the period during which the U.S. Holder held the purchase contract.

No ruling has been or will be sought from the Internal Revenue Service (the “IRS”) with respect to the characterization of Units (or the components thereof) for U.S. federal income tax purposes or any of the U.S. federal tax consequences discussed below, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those described above. Accordingly, you should consult your tax advisor regarding the consequences to you of the possible recharacterization of the Units (or the components thereof). Unless stated otherwise, the remainder of this discussion assumes that the characterization of the Unit as an investment unit consisting of two separate instruments, the characterization of the amortizing notes as indebtedness, and the characterization of the purchase contracts as contracts to acquire our common stock will be respected for U.S. federal income tax purposes.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of Units, purchase contracts, amortizing notes or our common stock acquired under a purchase contract that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Allocation of the Issue Price and Purchase Price

The issue price of each Unit will be the first price at which a substantial amount of the Units is sold to persons other than bond houses, brokers, or similar persons acting in the capacity of underwriters, placement agents or wholesalers. The issue price (and purchase price) of each Unit will be allocated between the purchase contract and the amortizing note that constitute the Unit in proportion to their relative fair market values at the time of issuance. That allocation of the purchase price will establish a U.S. Holder’s initial tax basis in the purchase contract and amortizing note.

We have determined that the issue price allocated to each purchase contract and amortizing note is $5.1086 and $19.8914, respectively. That allocation will be binding on you (but not the IRS) unless you explicitly disclose a contrary position on a statement attached to your timely filed U.S. federal income tax return for the taxable year in which you acquire Units. The remainder of this discussion assumes that this allocation of issue price to each purchase contract and amortizing note will be respected for U.S. federal income tax purposes.

Payments of Interest

The notes will be issued with original issue discount, for U.S. federal income tax purposes, if the stated principal amount of the notes exceeds their issue price by more than a statutorily-defined de minimis amount. If the notes are issued with the original issue discount, a U.S. Holder will be required to include original issue discount in ordinary income over the period that the holder holds the notes as determined on a constant yield method in advance of the receipt of the cash attributable thereto. Any amount of discount included in income will increase the holder’s tax basis in the notes.

Stated interest on an amortizing note will be includible in the gross income of a U.S. Holder as interest income at the time it is paid or at the time it accrues in accordance with such U.S. Holder’s method of tax accounting, and payments on the notes other than stated interest will reduce your tax basis with respect to such amortizing note.

Settlement of a Purchase Contract

U.S. Holders will not recognize gain or loss on the acquisition of our common stock upon the mandatory or early settlement of a purchase contract except with respect to cash paid in lieu of a fractional share of our common stock. A U.S. Holder’s tax basis in the common stock received under a purchase contract will be equal to its tax basis in the purchase contract less the portion of such tax basis allocable to the fractional share. A U.S. Holder’s holding period for the common stock received under a purchase contract will begin the day after that stock is received.

Possible Effect of the Change in Conversion Consideration after a Reorganization Event

In the event we undergo certain of the events described under “Description of the Purchase Contracts—Adjustments to the Fixed Settlement Rates,” the conversion rate and the related conversion consideration may be adjusted such that a U.S. Holder would be entitled to convert its purchase contracts into the securities, cash or other property described in such section. Depending on the facts and circumstances at the time of such event, such adjustment may result in a taxable event for U.S. federal income tax purposes. A U.S. Holder should consult its tax advisor regarding the U.S. federal income tax consequences of such an adjustment.

Constructive Dividends

The settlement rate of the purchase contracts will be adjusted in certain circumstances. Under the Code and applicable Treasury Regulations, adjustments that have the effect of increasing a holder’s interest in our assets or earnings and profits may, in some circumstances, result in a deemed distribution to the holder of a purchase contract.

If we were to make a distribution of cash or property (for example, distributions of evidences of indebtedness or assets) to stockholders and the settlement rate of the purchase contracts were increased pursuant to the applicable anti-dilution provisions, such increase would be deemed to be a distribution to U.S. Holders even though the holder would not receive any cash related thereto. In addition, any other increase in the settlement rate of the purchase contracts (including an adjustment to the settlement rate in connection with a fundamental change as discussed in “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change”) may, depending on the circumstances, be deemed to be a distribution to U.S. Holders even though the holder would not receive any cash related thereto.

In certain circumstances, the failure to make an adjustment of the settlement rate may result in a taxable distribution to holders of our common stock, if as a result of such failure the proportionate interest of the stockholders in our assets or earnings and profits is increased.

Any deemed distribution will generally be taxed in the same manner as an actual distribution. See “—Taxation of Distributions on Common Stock Acquired Under the Purchase Contracts” below. U.S. Holders should consult their tax advisors as to the tax consequences of receiving constructive dividends.

Taxation of Distributions on Common Stock Acquired under the Purchase Contracts

Distributions paid on shares of common stock, other than certain pro rata distributions of shares of common stock, will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits and will be includible in income by the U.S. Holder and taxable as ordinary income when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s tax basis in the common stock. Any remaining excess will be treated as a capital gain. Dividends received by non-corporate U.S. Holders in tax years beginning prior to 2013 will be eligible to be taxed at reduced rates if the U.S. Holders meet certain holding period and other applicable requirements. Dividends received by corporate U.S. Holders will be eligible for the dividends-received deduction if the U.S. Holders meet certain holding period and other applicable requirements.

Sale or Disposition of Units, Purchase Contracts, Amortizing Notes or Common Stock

Upon the sale, exchange or retirement of a Unit or the underlying purchase contract, or amortizing note, or share of our common stock, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the U.S. Holder’s adjusted tax basis in the purchase contract, amortizing note or share of stock, as the case may be.

Gain or loss realized on the sale, exchange or retirement of a purchase contract, amortizing note or share of common stock will generally be capital gain or loss (excluding amounts received with respect to accrued interest to the extent not previously included in income, which generally will be taxable as ordinary income) and will be long-term capital gain or loss if at the time of sale, exchange or retirement the purchase contract, amortizing note or share of stock, as the case may be, has been held for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders generally are subject to reduced tax rates. The deductibility of capital losses is subject to limitations.

Upon the sale, exchange or other disposition of a Unit, a U.S. Holder will be treated as having sold or disposed of the purchase contract and amortizing note that constitute the Unit. The proceeds realized on a disposition of a Unit will be allocated between the purchase contract and amortizing note of the Unit in proportion to their relative fair market values. As a result, a U.S. Holder will calculate its gain or loss on the purchase contract separately from the gain or loss on the amortizing note. It is thus possible that a U.S. Holder could recognize a capital gain on one component of a Unit but a capital loss on the other component of the Unit.

Separation and Recreation of Units

U.S. Holders will not recognize gain or loss by (i) separating a Unit into its component purchase contract and amortizing note, or (ii) recreating a Unit, as both procedures are described under “—Separating and Recreating Units.”

Additional Tax on Net Investment Income

For taxable years beginning after December 31, 2012, non-corporate U.S. persons generally will be subject to a 3.8% tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s tax return filing status). A U.S. Holder’s net investment income will generally include any income (including original issue discount) or gain recognized by the holder with respect to a purchase contract, amortizing note or common stock acquired under a purchase contract, unless such income or gain is derived in the ordinary course of the conduct of the holder’s trade or business (other than a trade or business that consists of certain passive or trading activities).

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments on the amortizing notes (including any original issue discount), dividends on the common stock and the proceeds from a sale or other disposition of Units, purchase contracts, amortizing notes or shares of our common stock acquired under a purchase contract. A U.S. Holder will be subject to U.S. backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Unit, purchase contract, amortizing note or share of common stock acquired under a purchase contract that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

“Non-U.S. Holder” does not include a holder who is a non-resident alien individual present in the United States for 183 days or more in the taxable year of disposition of the Units, purchase contracts, amortizing notes or common stock acquired under a purchase contract. Such a holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of Units, purchase contracts, amortizing notes or common stock.

Payments on the Amortizing Notes

Subject to the discussion below under “Backup Withholding and Information Reporting” and “Future Withholding Tax on Certain Payments,” under the characterization of each Unit as an investment unit consisting of an amortizing note and a purchase contract for U.S. federal income tax purposes (as described above), payments of principal and interest (including any original issue discount) on the amortizing notes by us to any Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest, such interest is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States and

•

the Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner, as discussed below.

Interest on an amortizing note will not be exempt from withholding tax unless the beneficial owner of the note certifies on a properly executed IRS Form W-8BEN, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption (for example, by providing an IRS Form W-8ECI as discussed below under “Effectively Connected Income”).

However, if, as described above under “—Characterization of Units and Amortizing Notes,” the components of a Unit were recharacterized and treated as a single instrument for U.S. federal income tax purposes, payments of principal and interest made to Non-U.S. Holders could be subject to U.S. federal withholding tax at a rate of 30%, unless such Non-U.S. Holder is entitled to claim a lower rate as may be specified by an applicable income tax treaty and such holder has satisfied the relevant certification requirements. Even if the components of a Unit are respected as separate instruments for U.S. federal income tax purposes, if the amortizing notes were recharacterized as equity for U.S. federal income tax purposes, payments to Non-U.S. Holders on the amortizing notes could potentially be subject to U.S. withholding tax.

Settlement of a Purchase Contract

Non-U.S. Holders will not be subject to U.S. federal income tax upon the mandatory or early settlement of a purchase contract.

Constructive Dividends

An adjustment to the settlement rate of a purchase contract might result in a taxable constructive distribution, as described above under the caption “Tax Consequences to U.S. Holders—Constructive Dividends.” Any taxable constructive distribution from an adjustment to the settlement rate will be treated in the same manner as an actual distribution on our common stock, as described below under “—Dividends.” Under proposed regulations relating to certain “dividend equivalent” payments, an adjustment to the settlement rate of the purchase contracts may be subject to withholding tax at a different time or in a different amount than the withholding tax otherwise imposed on dividends and constructive dividends.

Sale, Exchange or Other Disposition of Units, Purchase Contracts, Amortizing Notes or Shares of Common Stock

Subject to the discussion below under “Backup Withholding and Information Reporting” and “Future Withholding Tax on Certain Payments,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized on a sale or other disposition of Units, purchase contracts, amortizing notes or common stock, unless:

•	the gain is effectively connected with the conduct of a trade or business of the Non-U.S. Holder in the United States, subject to an applicable income tax treaty providing otherwise, or

•

in the case of a sale or other disposition of Units, purchase contracts or common stock, we are or have been a U.S. real property holding corporation (“USRPHC”), as defined in the Code, at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever period is shorter.

Because we own significant real estate, we may currently be or become a USRPHC. As a result, certain Non-U.S. Holders may be subject to U.S. federal income tax on gain realized on a sale or other disposition of the

Units, purchase contracts or common stock. However, a Non-U.S. Holder of the Units, purchase contracts or common stock will not be subject to U.S. federal income tax or withholding on any gain from the sale of the Units, purchase contracts or common stock if our common stock continues to be traded on an established market, within the meaning of applicable Treasury Regulations, and the Non-U.S. Holder does not exceed certain ownership thresholds described in applicable Treasury Regulations. The rules related to dispositions of interests in USRPHCs are complex and we urge Non-U.S. Holders to consult their own tax advisors regarding the potential application of these rules to their situations.

Dividends

Dividends (including deemed dividends on the Units or purchase contracts described above under “Tax Consequences to U.S. Holders—Constructive Dividends”) paid to a Non-U.S. Holder generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under a treaty.

In the case of any constructive dividend, it is possible that the U.S. federal tax on the constructive dividend would be withheld from shares of common stock or sales proceeds subsequently paid or credited to a Non-U.S. Holder. A Non-U.S. Holder who is subject to withholding tax under such circumstances should consult its own tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax.

Effectively Connected Income

If a Non-U.S. Holder is engaged in a trade or business in the United States, the Non-U.S. Holder will generally be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above) on payments on the amortizing notes, payments on the common stock and gains recognized on a sale or other disposition of Units, purchase contracts, amortizing notes or common stock that are effectively connected with the conduct of that trade or business, subject to an applicable income tax treaty providing otherwise. In order for payments on the amortizing notes and dividends on the common stock to be exempt from the withholding tax described in “—Payments on the Amortizing Notes” and “—Dividends” above, the Non-U.S. Holder will generally be required to provide a properly executed IRS Form W-8ECI.

These Non-U.S. Holders are urged to consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of Units, purchase contracts, amortizing notes and common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) in the case of a corporate Non-U.S. Holder.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments on the amortizing notes and on the common stock. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the Units, purchase contracts, amortizing notes or common stock and the Non-U.S. Holder may be subject to United States backup withholding on payments on the amortizing notes (including any original issue discount) and on the common stock or on the proceeds from a sale or other disposition of the Units, purchase contracts, amortizing notes or common stock. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Future Withholding Tax on Certain Payments

Legislation enacted in 2010 generally will impose a 30% withholding tax on interest and dividends paid on, or gross proceeds from the sale or other disposition of, our debt obligations or common stock paid to a “foreign financial institution” or to a non-financial foreign entity unless (i) such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements; (ii) the non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States owner and such entity meets certain other specified requirements; or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules.

Although these rules currently apply to applicable payments made after December 31, 2012, the IRS has issued proposed Treasury Regulations providing that any obligation to withhold under the new legislation with respect to dividends on our common stock or interest on our debt securities will not begin until January 1, 2014 and with respect to the gross proceeds of a sale or other disposition of our common stock or debt securities will not begin until January 1, 2015. Moreover, although such withholding rules currently would apply to debt securities issued after March 18, 2012, proposed Treasury Regulations extend the date of the initial application of such rules and indicate that such rules would not apply to debt securities issued before January 1, 2013, such as the amortizing notes, unless they are treated as “significantly modified” after December 31, 2012. The Proposed Treasury Regulations described above will not be effective until they are issued in their final form, and as of the date of this prospectus supplement, it is not possible to determine whether the proposed regulations will be finalized in their current form or at all. Prospective investors should consult their tax advisors regarding these withholding provisions.

If payment of this withholding tax is made, holders that are otherwise eligible for an exemption from, or reduction of, U.S. federal withholding taxes with respect to such dividends or proceeds will be required to seek a credit or refund from the IRS to obtain the benefit of such exemption or reduction. Holders should consult their own tax advisors regarding the potential consequences to them of this withholding tax.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated July 10, 2012, we have agreed to sell to the several underwriters named below, for whom Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co. are acting as representatives, the following respective numbers of Units:

Underwriter	Number of Units
Credit Suisse Securities (USA) LLC	1,160,000
Goldman, Sachs & Co.	1,160,000
Deutsche Bank Securities Inc.	640,000
UBS Securities LLC	640,000
KKR Capital Markets LLC	200,000
Moelis & Company LLC	200,000

Total	4,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all the Units in the offering if any are purchased, other than those Units covered by the option to purchase additional Units described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 600,000 additional Units at the initial public offering price less the underwriting discounts and commissions.

The underwriters propose to offer the Units initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $0.45 per Unit. After the initial public offering the –representatives may change the public offering price and concession and discount to broker/dealers. The offering of the Units by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table summarizes the underwriting discounts and commissions we will pay:

	Per Unit		Total
	Without Option	With Option	Without Option	With Option
Underwriting Discounts and Commissions paid by us	$0.75	$0.75	$3,000,000	$3,450,000

We estimate that our out of pocket expenses for this offering will be approximately $500,000.

We and our officers and directors have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of the representatives, dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock, subject to customary exceptions. The representatives in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

We have agreed to indemnify the several underwriters, and their respective controlling persons, against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

We intend to apply to list the Units on the NYSE under the symbol “BZT.”

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriters of Units in excess of the number of Units the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of Units over-allotted by the underwriters is not greater than the number of Units that they may purchase in the option to purchase additional Units. In a naked short position, the number of Units involved is greater than the number of Units in the option to purchase additional Units. The underwriters may close out any covered short position by either exercising their option to purchase additional Units and/or purchasing Units in the open market.

•

Syndicate covering transactions involve purchases of the Units in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of Units to close out the short position, the underwriters will consider, among other things, the price of Units available for purchase in the open market as compared to the price at which they may purchase Units through the option to purchase additional Units. If the underwriters sell more Units than could be covered by the option to purchase additional Units, a naked short position, the position can only be closed out by buying Units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the Units in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Units originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Units or preventing or retarding a decline in the market price of the Units. As a result the price of our Units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of Units to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriters have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the Company and to persons and entities with relationships with the Company, for which they received or will receive customary fees and expenses in the form of cash and/or securities. In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer.

The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments. In addition, affiliates of certain of the underwriters have entered into a commitment letter with the Company for a proposed $150 million secured revolving credit facility, and affiliates of certain underwriters have acted and will continue to act as a placement agent in connection with the offering of common equity shares of an affiliate of the Company.

The underwriters in this offering are also underwriters in the common stock offering.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of Units described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the Units that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined below) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of Units described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The sellers of the Units have not authorized and do not authorize the making of any offer of Units through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the Units as contemplated in this prospectus supplement. Accordingly, no purchaser of the Units, other than the underwriters, is authorized to make any further offer of the Units on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial

Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the Units described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The Units have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the Units has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the Units to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The Units may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The Units may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the Units may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Units which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The Units offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan. The Units have not been offered or sold and will not be offered or sold, directly or indirectly, in

Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Units may not be circulated or distributed, nor may the Units be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the Units are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Units pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations (“CO”) and the Units will not be listed on the SIX Swiss Exchange. Therefore, the Prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the Units may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the Units with a view to distribution.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement contains summaries and other information that we believe are accurate as of the date hereof with respect to specific terms of specific documents, but we refer to the actual documents for complete information with respect to those documents. Statements contained in this prospectus supplement as to the contents of any contract or other document referred to in this prospectus supplement do not purport to be complete. Where reference is made to the particular provisions of a contract or other document, the provisions are qualified in all respects by reference to all of the provisions of the contract or other document. Industry and company data are approximate and reflect rounding in certain cases.

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may obtain these materials from us at no cost by writing or telephoning us at Beazer Homes USA, Inc., Attn: Secretary, 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328, Telephone: (770) 829-3700 or at our website at www.beazer.com. Except for the documents described below, information on our website is not incorporated by reference into this prospectus. In addition, the SEC maintains a web site, http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the SEC. To receive copies of public records not posted to the SEC’s web site at prescribed rates, you may complete an online form at http://www.sec.gov, send a fax to (202) 772-9337 or submit a written request to the SEC, Office of FOIA/PA Operations, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information.

In addition, our common stock is traded as “BZH” on the NYSE. Because our common stock is listed on the NYSE, reports and other information concerning us can also be inspected at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus supplement;

•	we are disclosing important information to you by referring you to those documents; and

•	information we file later with the SEC will automatically update and supersede information contained in this prospectus supplement.

We incorporate by reference the documents listed below, which we filed with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the year ended September 30, 2011, filed on November 15, 2011;

•	our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2011 and March 31, 2012, filed on February 2, 2012 and May 2, 2012, respectively;

•	our Current Reports on Form 8-K, filed on November 22, 2011, February 8, 2012, February 13, 2012, February 28, 2012, March 13, 2012, May 10, 2012 and July 9, 2012;

•	the portions of our definitive proxy statement, filed on December 22, 2011, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended September 30, 2011;

•

the description of our capital stock contained in our Registration Statements on Form 8-A, filed on January 28, 1994 and August 7, 2009, including any amendment or report filed for the purpose of updating those descriptions; and

•

all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering, unless otherwise stated therein and except to the extent any such document is “furnished” as opposed to “filed” with the SEC, shall be deemed to be incorporated by reference in this prospectus supplement and to be part hereof from the date of filing of such documents.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement has been delivered, upon written or oral request, a copy of any or all of the documents referred to above that have been or may be incorporated in this prospectus supplement by reference. Requests for copies should be directed to our Corporate Secretary, Beazer Homes USA, Inc., 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328, telephone (770) 829-3700.

LEGAL MATTERS

Certain legal matters in connection with this offering, including the validity of the issuance of Units offered by this prospectus supplement, will be passed upon by King and Spalding LLP, Atlanta, Georgia. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended September 30, 2011, and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

BEAZER HOMES USA, INC.

$750,000,000

Senior Debt Securities

Subordinated Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Rights

Stock Purchase Contracts

Stock Purchase Units

Units

Guarantees of Debt Securities

Beazer Homes USA, Inc. may offer, from time to time, up to $750,000,000 in aggregate initial offering price of senior debt securities, subordinated debt securities, common stock, preferred stock, depositary shares, warrants, rights, stock purchase contracts, stock purchase units or units. In addition, certain of our subsidiaries may guarantee any debt securities we offer.

This prospectus describes some of the general terms that may apply to these securities. We will provide the specific terms of any securities to be offered in a supplement to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any supplement carefully before you invest.

Our common stock is quoted on the New York Stock Exchange under the symbol “BZH.”

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering of securities will describe in detail the plan of distribution.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

These securities are speculative and involve a high degree of risk. You should carefully read the information under the heading “Risk Factors” on page 4 of this prospectus and the risk factors contained in any applicable prospectus supplement before making a decision to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 20, 2011.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of these documents.

i

FORWARD-LOOKING STATEMENTS

This prospectus (including the documents incorporated by reference herein) includes forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this prospectus (including the documents incorporated by reference herein) will not be achieved. These forward-looking statements can generally be identified by the use of statements that include words such as “estimate,” “project,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “goal,” “target” or other similar words or phrases. All forward-looking statements are based upon information available to us on the date of this prospectus.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, the risks discussed in the section captioned “Risk Factors” above and in the information included in our annual report on Form 10-K for the fiscal year ended September 30, 2010 in the section therein and in our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2011 captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated herein by reference. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the operations, performance, development and results of our business, but instead are the risks that we currently perceive as potentially being material. Such factors may include:

•

the final outcome of various putative class action lawsuits, multi-party suits and similar proceedings as well as the results of any other litigation or government proceedings and fulfillment of the obligations in the Deferred Prosecution Agreement and consent orders with governmental authorities and other settlement agreements;

•	additional asset impairment charges or writedowns;

•	economic changes nationally or in local markets, including changes in consumer confidence, declines in employment levels, volatility of mortgage interest rates and inflation;

•	the effect of changes in lending guidelines and regulations and the uncertain availability of mortgage financing;

•	a slower economic rebound than anticipated, coupled with persistently high unemployment and additional foreclosures;

•	continued or increased downturn in the homebuilding industry;

•	estimates related to homes to be delivered in the future (backlog) are imprecise as they are subject to various cancellation risks which cannot be fully controlled;

•

our cost of and ability to access capital and otherwise meet our ongoing liquidity needs including the impact of any downgrades of our credit ratings or reductions in our tangible net worth or liquidity levels;

•	potential inability to comply with covenants in our debt agreements or satisfy such obligations through repayment or refinancing;

•	increased competition or delays in reacting to changing consumer preference in home design;

•	shortages of or increased prices for labor, land or raw materials used in housing production;

•

factors affecting margins such as decreased land values underlying lot option agreements, increased land development costs on communities under development or delays or difficulties in implementing initiatives to reduce production and overhead cost structure;

•	the performance of our joint ventures and our joint venture partners;

•	the impact of construction defect and home warranty claims including those related to possible installation of drywall imported from China;

•	the cost and availability of insurance and surety bonds;

•	delays in land development or home construction resulting from adverse weather conditions;

•	potential delays or increased costs in obtaining necessary permits and possible penalties for failure to comply with laws, regulations and governmental policies;

•	potential exposure related to additional repurchase claims on mortgages and loans originated by Beazer Mortgage Corporation;

•	estimates related to the potential recoverability of our deferred tax assets;

•	effects of changes in accounting policies, standards, guidelines or principles; or

•	terrorist acts, acts of war and other factors over which we have little or no control.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all such factors.

ABOUT THIS PROSPECTUS

In this prospectus, “we,” “us,” “our” or the “Company” refer to Beazer Homes USA, Inc. and its subsidiaries, unless we state otherwise or the context indicates otherwise.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell the securities or combinations of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making offers to sell or solicitations to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also find our public filings with the SEC on the internet at a website maintained by the SEC located at http://www.sec.gov. We also make available on our Internet website our annual, quarterly and current reports and amendments as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the SEC. Our Internet address is http://www.beazer.com. The information on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information we file later with the SEC will automatically update and supersede information contained in this prospectus.

We incorporate by reference the documents listed below, which we filed with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the year ended September 30, 2010, filed on November 5, 2010;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2010, filed on February 8, 2011;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011, filed on May 10, 2011;

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our Current Reports on Form 8-K filed on November 9, 2010, November 16, 2010, November 18, 2010, December 8, 2010, February 8, 2011 (with respect to the Date of Report of February 2, 2011 and not the Current Report on Form 8-K also filed on February 8, 2011 with respect to a Date of Report of February 8, 2011 and as subsequently amended on April 21, 2011), March 3, 2011, April 4, 2011, June 14, 2011 and June 16, 2011;

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the description of our capital stock contained in our Registration Statements on Form 8-A, filed on January 28, 1994, including any amendment or report filed for the purpose of updating those descriptions;

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the description of the Series A Junior Participating Preferred Stock Purchase Rights contained in our Registration Statement on Form 8-A, filed on November 17, 2010, including any amendment or report filed for the purpose of updating the description; and

•

all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (i) after the date on which the registration statement that includes this prospectus was initially filed with the SEC and before the effectiveness of such registration statement and (ii) after the date of this prospectus and prior to the termination of this offering, unless otherwise stated therein, shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such documents.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all of the documents referred to above that have been or may be incorporated in this prospectus by reference. Requests for copies should be directed to our Corporate Secretary, Beazer Homes USA, Inc., 1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328, telephone (770) 829-3700.

BEAZER HOMES USA, INC.

We are a geographically diversified homebuilder with active operations in 15 states. Our homes are designed to appeal to homeowners at various price points across various demographic segments and are generally offered for sale in advance of their construction. Our objective is to provide our customers with homes that incorporate exceptional value and quality while seeking to maximize our return on invested capital over time.

Our and our co-registrants’ principal executive offices are located at 1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328, telephone (770) 829-3700. We also provide information about our active communities through our Internet website located at http://www.beazer.com. Information on our website is not a part of and shall not be deemed incorporated by reference in this prospectus.

RISK FACTORS

You should carefully consider the factors contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2010 under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors,” before investing in our securities. You should also consider similar information contained in any Annual Report on Form 10-K, Form 10-Q or other document filed by us with the SEC after the date of this prospectus before deciding to invest in our securities. If applicable, we will include in any prospectus supplement a description of those significant factors that could make the offering described herein speculative or risky.

USE OF PROCEEDS

Unless we otherwise specify in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities for general corporate purposes, which may include the retirement or refinancing of indebtedness under our outstanding debt securities. Until we use the net proceeds from the sale of the securities for these purposes, we may place the net proceeds in temporary investments.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents our ratios of earnings to fixed charges for the periods presented.

	Fiscal Year Ended September 30,					Six Months Ended March 31, 2011
	2006	2007	2008	2009	2010
Ratio of Earnings to Fixed Charges(1)(2)	5.3X	—	—	—	—	—

(1)	Computed by dividing earnings by fixed charges. “Earnings” consist of (a) income (loss) from continuing operations before income taxes, (b) amortization of previously capitalized interest and (c) fixed charges, exclusive of capitalized interest cost. “Fixed charges” consist of (a) interest incurred, (b) amortization of deferred loan costs and debt discount and (c) that portion of operating lease rental expense (33%) deemed to be representative of interest. Earnings for fiscal years ended September 30, 2007, 2008, 2009 and 2010, and the six months ended March 31, 2011, were insufficient to cover fixed charges by $390 million, $524 million, $39 million, $16 million and $49 million, respectively.
(2)	The ratio of earnings to combined fixed charges and preferred dividends is the same as the ratio of earnings to fixed charges for the periods presented because no shares of preferred stock were outstanding during these periods.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

General

We may issue senior or subordinated debt securities, which may be secured or unsecured.

The senior debt securities will constitute part of our senior debt and will be issued under our senior debt indenture described below.

The subordinated debt securities will constitute part of our subordinated debt, will be issued under our subordinated debt indenture described below and will be subordinate in right of payment to all of our “senior debt,” as defined in the indenture. The prospectus supplement for any series of subordinated debt securities or the information incorporated in this prospectus by reference will indicate the approximate amount of senior debt outstanding as of the end of our most recent fiscal quarter.

When we refer to “debt securities” in this prospectus, we mean both the senior debt securities and the subordinated debt securities.

The debt securities may have the benefit of guarantees (each, a “guarantee”), by one or more of our subsidiaries (each, a “guarantor”). If a guarantor issues guarantees, the guarantees may be secured or unsecured and, if guaranteeing senior debt securities, unsubordinated or, if guaranteeing subordinated debt securities, subordinated obligations of the respective guarantors. Unless otherwise expressly stated or the context otherwise requires, as used in this section, the term “guaranteed debt securities” means debt securities that, as described in the prospectus supplement relating thereto, are guaranteed by one or more guarantors pursuant to the applicable indenture.

The debt indentures and their associated documents, including your debt security, contain the full legal text of the matters described in this section and your prospectus supplement. We have filed the senior debt indenture and subordinated debt indenture with the SEC as exhibits to our registration statement, of which this prospectus is a part. See “Where You Can Find More Information” above for information on how to obtain copies of them.

This section and your prospectus supplement summarize material terms of the indentures and your debt security. They do not, however, describe every aspect of the indentures and your debt security. For example, in this section and your prospectus supplement, we use terms that have been given special meaning in the indentures, but we describe the meaning for only the more important of those terms. Your prospectus supplement will have a more detailed description of the specific terms of your debt security and any applicable guarantees.

Indentures

The senior and subordinated debt securities are governed by a document called an indenture. Each indenture is a contract between us and a trustee. The indenture relating to the senior debt securities and the indenture relating to the subordinated debt securities are substantially similar, except for certain provisions including those relating to subordination, which are included only in the indenture relating to subordinated debt securities.

The trustee under each indenture has two main roles:

•

First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, which we describe later under “—Default, Remedies and Waiver of Default.”

•	Second, the trustee performs certain administrative duties for us.

When we refer to the indenture or the trustee with respect to any debt securities, we mean the indenture under which those debt securities are issued and the trustee under that indenture.

Series of Debt Securities

We may issue many distinct debt securities or series of debt securities under either indenture as we wish. This section summarizes terms of the securities that apply generally to all debt securities and series of debt securities. The provisions of each indenture allow us not only to issue debt securities with terms different from those of debt securities previously issued under that indenture, but also to “reopen” a previously issued series of debt securities and issue additional debt securities of that series. We will describe most of the specific terms of your series, whether it be a series of the senior debt securities or subordinated debt securities, in the prospectus supplement for that series. Those terms may vary from the terms described here.

As you read this section, please remember that the specific terms of your debt security as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are any differences between your prospectus supplement and this prospectus, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your debt security.

When we refer to “debt securities” or a “series of debt securities,” we mean, respectively, debt securities or a series of debt securities issued under the applicable indenture. When we refer to your prospectus supplement, we mean the prospectus supplement describing the specific terms of the debt security you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

Amounts of Issuances

Neither indenture limits the aggregate amount of debt securities that we may issue or the number of series or the aggregate amount of any particular series. We may issue debt securities and other securities at any time without your consent and without notifying you.

Principal Amount, Stated Maturity and Maturity

Unless otherwise stated, the principal amount of a debt security means the principal amount plus the premium, if any, payable at its stated maturity, unless that amount is not determinable, in which case the principal amount of a debt security is its face amount.

The term “stated maturity” with respect to any debt security means the day on which the principal amount of your debt security is scheduled to become due. The principal may become due sooner, by reason of redemption or acceleration after a default or otherwise in accordance with the terms of the debt security. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the “maturity” of the principal.

We also use the terms “stated maturity” and “maturity” to refer to the days when other payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of a debt security without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Specific Terms of Debt Securities

Your prospectus supplement will describe the specific terms of your debt security, which will include some or all of the following:

•	the title of the series of your debt security and whether it is a senior debt security or a subordinated debt security;

•

the aggregate principal amount (or any limit on the aggregate principal amount) of the debt securities of the same series and, if any debt securities of a series are to be issued at a discount from their face amount, the method of computing the accretion of such discount and whether the debt securities will be “original issue discount” securities for U.S. federal income tax purposes;

•	the interest rate or method of calculation of the interest rate;

•	the date from which interest will accrue;

•	the record dates for interest payable on the debt securities of a series;

•	the dates when, places where and manner in which principal and interest are payable;

•	the registrar and paying agent;

•	the terms of any mandatory (including any sinking fund requirements) or optional redemption by the Company;

•	the terms of any redemption at the option of holders;

•	whether the debt securities are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;

•	the denominations in which the debt securities are issuable;

•	whether the debt securities will be issued in registered or bearer form and the terms of any such forms of debt securities;

•	whether any debt securities will be represented by a global security and the terms of any such global security;

•	the currency or currencies (including any composite currency) in which principal or interest or both may be paid;

•	if payments of principal or interest may be made in a currency other than that in which debt securities are denominated, the manner for determining such payments;

•	provisions for electronic issuance of debt securities or issuance of debt securities in uncertificated form;

•	any events of default, covenants and/or defined terms in addition to or in lieu of those set forth in this prospectus;

•	whether and upon what terms debt securities may be defeased if different from the provisions set forth in this prospectus;

•	the form of the debt securities if different from the form set forth in this prospectus;

•	any terms that may be required by or advisable under applicable law;

•

the percentage of the principal amount of the debt securities which is payable if the maturity of the debt securities is accelerated in the case of debt securities issued at a discount from their face amount;

•

whether the debt security will be guaranteed by any guarantors and, if so, the identity of the guarantors and, to the extent the terms thereof differ from those described in this prospectus, a description of the terms of the guarantees;

•	whether the debt security is secured or unsecured, and if secured, what the collateral will consist of; and

•	any other terms in addition to or different from those contained in this prospectus.

Original Issue Discount Debt Securities

We may issue original issue discount debt securities at an issue price (as specified in the applicable prospectus supplement) that is less than 100% of the principal amount of such debt securities (i.e., par). Original issue discount debt securities may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. The difference between the issue price of an original issue discount debt security and par is referred to herein as the “discount.” In the event of redemption, repayment or acceleration of maturity of an original issue discount debt security, the amount payable to the holder of an original issue discount debt security will be equal to the sum of (a) the issue price (increased by any accruals of discount) and, in the event of any redemption by us of such original issue discount debt security (if applicable), multiplied by the initial redemption percentage specified in the accompanying prospectus supplement (as adjusted by the initial redemption percentage reduction, if applicable) and (b) any unpaid interest on such original issue discount debt security accrued from the date of issue to the date of such redemption, repayment or acceleration of maturity.

Certain original issue discount debt securities may not be treated as having original issue discount for federal income tax purposes, and debt securities other than original issue discount debt securities may be treated as issued with original issue discount for federal income tax purposes.

Governing Law

The indentures and the debt securities (and any guarantees thereof) will be governed by New York law.

Form of Debt Securities

We may issue each debt security only in registered form, without coupons, unless we specify otherwise in the applicable prospectus supplement. In addition, we will issue each debt security in global—i.e., book-entry—form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the debt securities represented by the global security. Those who own beneficial interests in a global debt security will do so through participants in the depositary’s securities clearance system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. References to “holders” in this section mean those who own debt securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries.

Unless otherwise indicated in the prospectus supplement, the following is a summary of the depositary arrangements applicable to debt securities issued in global form and for which The Depositary Trust Company, New York, New York, or DTC, will act as depositary.

Each global debt security will be deposited with, or on behalf of, DTC, as depositary, or its nominee, and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.

Ownership of beneficial interests in a global debt security is limited to institutions that have accounts with DTC or its nominee, or persons that may hold interests through those participants. In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global debt security. Ownership of beneficial interests in a global debt security by persons that hold those interests through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities they purchase in definitive form. These laws may impair your ability to transfer beneficial interests in a global debt security.

We will make payment of principal of, and interest on, debt securities represented by a global debt security registered in the name of or held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing those debt securities. DTC has advised us that upon receipt of any payment of principal of, or interest on, a global debt security, DTC immediately will credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective interests in the principal amount of that global debt security, as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

Neither we, any trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

A global debt security is exchangeable for definitive debt securities registered in the name of, and a transfer of a global debt security may be registered to, any person other than DTC or its nominee, only if:

•

DTC notifies us that it is unwilling or unable to continue as depositary for that global security or has ceased to be a registered clearing agency and we are unable to locate a qualified successor depositary;

•	an event of default occurs with respect to the applicable series of securities; or

•	we notify the trustee that we wish to terminate that global security.

Any global debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations specified in the applicable prospectus supplement, if other than $1,000 and multiples of $1,000. The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.

In the event definitive securities are issued:

•

holders of definitive securities will be able to receive payments of principal and interest on their debt securities at the office of our paying agent maintained in the Borough of Manhattan or, at our option, by check mailed to the address of the person entitled to the payment at his or her address in the security register;

•

holders of definitive securities will be able to transfer their debt securities, in whole or in part, by surrendering the debt securities for registration of transfer at the corporate trust officer of The Bank of New York Mellon. We will not charge any fee for the registration or transfer or exchange, except that we may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer; and

•

any moneys we pay to our paying agents for the payment of principal and interest on the debt securities that remains unclaimed at the second anniversary of the date such payment was due will be returned to us, and thereafter holders of definitive securities may look only to us, as general unsecured creditors, for payment.

If an issue of debt securities is denominated in a currency other than the U.S. dollar, we will make payments of principal and any interest in the foreign currency in which the debt securities are denominated or in U.S. dollars. DTC has elected to have all payments of principal and interest paid in U.S. dollars unless notified by any of its participants through which an interest in the debt securities is held that it elects, in accordance with, and to the extent permitted by, the accompanying prospectus supplement and the relevant debt security, to receive payment of principal or interest in the foreign currency. On or prior to the third business day after the record date for payment of interest and 12 days prior to the date for payment of principal, a participant will be required to notify DTC of (a) its election to receive all, or the specified portion, of payment in the foreign currency and (b) its instructions for wire transfer of payment to a foreign currency account.

DTC has advised us as follows:

•	DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

•

DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates.

•	DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•	DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the NYSE Amex LLC and the Financial Industry Regulatory Authority, Inc.

•

Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

The rules applicable to DTC and its participants are on file with the SEC.

Investors may hold interests in the debt securities outside the United States through the Euroclear System (“Euroclear”) or Clearstream Banking (“Clearstream, Luxembourg”) if they are participants in those systems, or indirectly through organizations which are participants in those systems. Euroclear and Clearstream, Luxembourg will hold interests on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream, Luxembourg’s names on the books of their respective depositaries which in turn will hold such positions in customers’ securities accounts in the names of the nominees of the depositaries on the books of DTC. At the present time JPMorgan Chase Bank, National Association will act as U.S. depositary for Euroclear, and Citibank, National Association will act as U.S. depositary for Clearstream, Luxembourg. All securities in Euroclear or Clearstream, Luxembourg are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

The following is based on information furnished by Euroclear or Clearstream, Luxembourg, as the case may be.

Euroclear has advised us that:

•

it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash;

•	Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries;

•

Euroclear is operated by the Euroclear operator, under contract with Euroclear plc, a U.K. corporation. The Euroclear operator is a Belgian bank. The Belgian Banking Commission and the National Bank of Belgium regulate and examine Euroclear;

•

the Euroclear operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include underwriters of debt securities offered by this prospectus;

•	indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly;

•

securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”);

•

the Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. The Euroclear operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants; and

•

distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearstream, Luxembourg has advised us that:

•

it is incorporated as a limited liability company under the laws of Luxembourg, and is owned by Cedel International societe anonyme, and Deutsche Brse AG. The shareholders of these two entities are banks, securities dealers and financial institutions;

•

it holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg customers through electronic book-entry changes in accounts of Clearstream, Luxembourg customers, eliminating the need for physical movement of certificates;

•

it can settle transactions in many currencies, including U.S. dollars, and provides its customers services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing;

•	it also deals with domestic securities markets in over 30 countries through established depository and custodial relationships, and interfaces with domestic markets in a number of countries;

•

it has established an electronic bridge with Euroclear Bank S.A./N.V., the operator of Euroclear, or the Euroclear operator, to facilitate settlement of trades between Clearstream, Luxembourg and Euroclear;

•	it is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector;

•

participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include underwriters of debt securities offered by this prospectus;

•

indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg participant either directly or indirectly; and

•

distributions with respect to the debt securities held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream, Luxembourg.

We have provided the descriptions herein of the operations and procedures of Euroclear and Clearstream, Luxembourg solely as a matter of convenience. These operations and procedures are solely within the control of Euroclear and Clearstream, Luxembourg and are subject to change by them from time to time. Neither we, any underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact Euroclear or Clearstream or their respective participants directly to discuss these matters.

Secondary market trading between Euroclear participants and Clearstream, Luxembourg participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream, Luxembourg participants, on the other, will be effected within DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities in DTC, and making or receiving payment in accordance with normal procedures. Euroclear participants and Clearstream, Luxembourg participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of securities received in Euroclear or Clearstream, Luxembourg as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits, or any transactions in the securities settled during such processing, will be reported to the relevant Euroclear participants or Clearstream, Luxembourg participants on that business day. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of securities by or through a Euroclear participant or a Clearstream, Luxembourg participant to a DTC participant will be received with value on the business day of settlement in DTC but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day following settlement in DTC.

Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

Redemption or Repayment

If there are any provisions regarding redemption or repayment applicable to your debt security, we will describe them in your prospectus supplement.

We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, at our discretion, be held, resold or canceled.

Mergers and Similar Transactions

We are generally permitted under the indenture for the relevant series to merge or consolidate with another corporation or other entity. We are also permitted under the indenture for the relevant series to sell all or substantially all of our assets to another corporation or other entity. With regard to any series of debt securities, however, we may not take any of these actions unless all the following conditions, among other things, are met:

•

If the successor entity in the transaction is not the Company, the successor entity must be organized as a corporation, partnership or trust and must expressly assume our obligations under the debt securities of that series and the indenture with respect to that series. The successor entity may be organized under the laws of the United States, any state thereof or the District of Columbia; and

•	Immediately after the transaction, no default under the debt securities of that series has occurred and is continuing.

Subordination Provisions

Holders of subordinated debt securities should recognize that contractual provisions in the subordinated debt indenture may prohibit us from making payments on those securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our senior debt, as defined in the subordinated debt indenture.

We may modify the subordination provisions with respect to one or more series of subordinated debt securities. Such modifications will be set forth in the applicable prospectus supplement.

The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior debt has been paid in full, no payment or other distribution may be made in respect of any subordinated debt securities in the following circumstances:

•	in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us or our assets;

•

(a) in the event and during the continuation of any default in the payment of principal, premium or interest on any senior debt beyond any applicable grace period or (b) in the event that any event of default with respect to any senior debt has occurred and is continuing, permitting the holders of that senior debt (or a trustee) to accelerate the maturity of that senior debt, whether or not the maturity is in fact accelerated (unless, in the case of (a) or (b), the payment default or event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded) or (c) in the event that any judicial proceeding is pending with respect to a payment default or event of default described in (a) or (b); or

•	in the event that any subordinated debt securities have been declared due and payable before their stated maturity.

If the trustee under the subordinated debt indenture or any holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the company which shall remit payment to the holders of the senior debt.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior debt have been fully satisfied.

Defeasance, Covenant Defeasance and Satisfaction and Discharge

When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee funds or government securities, or if so provided in your prospectus supplement, obligations other than government securities, sufficient to make payments on any series of debt securities on the dates those payments are due and payable and other specified conditions are satisfied, then, at our option, either of the following will occur:

•

we will be discharged from our obligations with respect to the debt securities of such series and all obligations of any guarantors of such debt securities will also be discharged with respect to the guarantees of such debt securities (“legal defeasance”); or

•	we will be discharged from any covenants we make in the applicable indenture for the benefit of such series and the related events of default will no longer apply to us (“covenant defeasance”).

If we defease any series of debt securities, the holders of such securities will not be entitled to the benefits of the indenture, except for our obligations to register the transfer or exchange of such securities, replace stolen, lost or mutilated securities or maintain paying agencies and hold moneys for payment in trust. In case of covenant defeasance, our obligation to pay principal, premium and interest on the applicable series of debt securities will also survive.

Upon the effectiveness of defeasance with respect to any series of guaranteed debt securities, each guarantor of the debt securities of such series shall be automatically and unconditionally released and discharged from all of its obligations under its guarantee of the debt securities of such series and all of its other obligations under the applicable indenture in respect of the debt securities of that series, without any action by the Company, any guarantor or the trustee and without the consent of the holders of any debt securities.

We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the applicable series of debt securities to recognize gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

In addition, we may satisfy and discharge all our obligations under the indenture with respect to debt securities of any series, other than our obligation to register the transfer of and exchange debt securities of that series, provided that we either:

•	deliver all outstanding debt securities of that series to the trustee for cancellation; or

•

all such debt securities not so delivered for cancellation have either become due and payable and, in the case of this bullet point, we have deposited with the trustee in trust an amount of cash sufficient to pay the entire indebtedness of such debt securities, including interest to the stated maturity.

Default, Remedies and Waiver of Default

You will have special rights if an event of default with respect to your series of debt securities occurs and is continuing, as described in this subsection.

Events of Default

Unless your prospectus supplement says otherwise, when we refer to an event of default with respect to any series of debt securities, we mean any of the following:

•	we do not pay the principal or any premium on any debt security of that series on the due date;

•	we do not pay interest on any debt security of that series within 30 days after the due date;

•

we do not deposit a sinking fund payment with regard to any debt security of that series when due, but only if the payment is required under provisions described in the applicable prospectus supplement;

•

we remain in breach of our covenants we make in the indenture for the benefit of the relevant series, for 60 days after we receive a notice of default stating that we are in breach and requiring us to remedy the breach. The notice must be sent by the trustee or the holders of at least 25% in principal amount of the relevant series of debt securities;

•	we file for bankruptcy or other events of bankruptcy, insolvency or reorganization relating to the Company occur;

•

with respect to any series of debt securities that is guaranteed, such guarantee shall cease to be enforceable for any reason, except as contemplated or permitted in the indenture governing such debt security; or

•	if the applicable prospectus supplement states that any additional event of default applies to the series, that event of default occurs.

We may change, eliminate, or add to the events of default with respect to any particular series or any particular debt security or debt securities within a series, as indicated in the applicable prospectus supplement.

Remedies if an Event of Default Occurs

If you are the holder of a subordinated debt security, all the remedies available upon the occurrence of an event of default under the subordinated debt indenture will be subject to the restrictions on the subordinated debt securities described above under “—Subordination Provisions.”

Except as otherwise specified in the applicable prospectus supplement, if an event of default has occurred with respect to any series of debt securities and has not been cured or waived, the trustee or the holders of not less than 25% in principal amount of all debt securities of that series then outstanding may declare the entire principal amount of the debt securities of that series to be due immediately.

Each of the situations described above is called an acceleration of the stated maturity of the affected series of debt securities. Except as otherwise specified in the applicable prospectus supplement, if the stated maturity of any series is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in principal amount of the debt securities of that series may, in certain circumstances, cancel the acceleration for the entire series.

If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the relevant indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

Except as described in the prior paragraph, the trustee is not required to take any action under the relevant indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an indemnity. If the trustee is provided with indemnity reasonably satisfactory to it, the holders of a majority in principal amount of all debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee with respect to that series. These majority holders may also direct the trustee in performing any other action under the relevant indenture with respect to the debt securities of that series.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to any debt security, all of the following must occur:

•

the holder of your debt security must give the trustee written notice that an event of default has occurred with respect to the debt securities of your series, and the event of default must not have been cured or waived;

•

the holders of at least a majority in principal amount of all debt securities of your series must make a written request that the trustee take action because of the default, and they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action;

•	the trustee must not have taken action for 60 days after the above steps have been taken; and

•

during those 60 days, the holders of a majority in principal amount of the debt securities of your series must not have given the trustee directions that are inconsistent with the written request of the holders of at least a majority in principal amount of the debt securities of your series.

You are entitled at any time, however, to bring a lawsuit for the payment of money due on your debt security on or after its stated maturity.

Book-entry and other indirect owners should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.

Waiver of Default

The holders of not less than a majority in principal amount of the debt securities of any series may waive a default for all debt securities of that series. If this happens, the default will be treated as if it has not occurred. No one can waive a payment default on your debt security, however, without the approval of the particular holder of that debt security.

Modifications and Waivers

Subject to certain exceptions, the indentures may be amended or supplemented with the consent (which may include consents obtained in connection with a tender offer or exchange offer for debt securities) of the holders of at least a majority in principal amount of the debt securities then outstanding, and any existing default or event of default (other than any continuing default or event of default in the payment of interest on or the principal of the debt securities) under, or compliance with any provision of, the indentures may be waived with the consent (which may include consents obtained in connection with a tender offer or exchange offer for debt securities) of the holders of a majority in principal amount of the debt securities then outstanding.

Changes Requiring Each Holder’s Approval

Without the consent of each holder affected, we may not

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest, including default interest, on any debt security;

•	reduce the principal of or change the fixed maturity of any debt security or alter the provisions with respect to redemption or with respect to mandatory offers to repurchase debt securities;

•	make any debt security payable in money other than that stated in the debt security;

•	make any change in the waiver of past defaults or unconditional right of holders to receive principal, premium, if any, interest and additional amounts sections set forth in the indenture;

•	modify the ranking or priority of the debt securities or any guarantee;

•	release any guarantor from any of its obligations under its guarantee or the relevant indenture otherwise than in accordance with the terms of such indenture; or

•	waive a continuing default or event of default in the payment of principal of or interest on the debt securities.

The right of any holder to participate in any consent required or sought pursuant to any provision of the indentures (and the obligation of the Company to obtain any such consent otherwise required from such holder) may be subject to the requirement that such holder shall have been the holder of record of any debt securities with respect to which such consent is required or sought as of a date identified by the trustee in a notice furnished to holders in accordance with the terms of the indenture.

Changes Not Requiring Approval

We may amend the indentures without the approval of each of the holders affected in certain circumstances. These changes generally are limited to changes to cure any ambiguity, defect or inconsistency; to establish the terms of a new series of debt securities under the indentures; to provide for uncertificated debt securities in addition to certificated debt securities; to add additional covenants or events of default; to secure any debt securities; to evidence the successor of another corporation or entity to our obligations under the indentures; to make any change that does not adversely affect the legal rights under the indentures of any holder; to comply with or qualify the indentures under the Trust Indenture Act; or to reflect a guarantor ceasing to be liable on the guarantees because it is no longer a subsidiary of the Company.

Changes Requiring Majority Approval

Any other change to a particular indenture and the debt securities issued under that indenture would require approval of the holders of a majority in principal amount of holders affected, except as may otherwise be provided pursuant to such indenture for all or any particular debt securities of any series. This means that modification of terms with respect to certain securities of a series could be effectuated without obtaining the consent of the holders of a majority in principal amount of other securities of such series that are not affected by such modification.

Book-entry and other indirect owners should consult their banks or brokers for information on how approval may be granted or denied if we seek to change an indenture or any debt securities.

Modification of Subordination Provisions

We may not amend the indenture related to subordinated debt securities to alter the subordination of any outstanding subordinated debt securities without the written consent of each holder of senior debt then outstanding who would be adversely affected (or the group or representative thereof authorized or required to consent thereto pursuant to the instrument creating or evidencing, or pursuant to which there is outstanding, such senior debt).

Form, Exchange and Transfer

If any debt securities cease to be issued in registered global form, they will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	unless we indicate otherwise in your prospectus supplement, in denominations of $1,000 and integral multiples of $1,000.

Holders may exchange their debt securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. You may not exchange your debt securities for securities of a different series or having different terms, unless your prospectus supplement says you may.

Holders may exchange or transfer their debt securities at the office of the trustee. They may also replace lost, stolen, destroyed or mutilated debt securities at that office. We have appointed the trustee to act as our agent for registering debt securities in the names of holders and transferring and replacing debt securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their debt securities, but they may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership. The transfer agent may require an indemnity before replacing any debt securities.

If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If the debt securities of any series are redeemable and we redeem less than all those debt securities, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any debt security selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

If a debt security is issued as a global debt security, only DTC or other depositary will be entitled to transfer and exchange the debt security as described in this subsection, since the depositary will be the sole holder of the debt security.

The rules for exchange described above apply to exchange of debt securities for other debt securities of the same series and kind. If a debt security is convertible, exercisable or exchangeable into or for a different kind of security, such as one that we have not issued, or for other property, the rules governing that type of conversion, exercise or exchange will be described in the applicable prospectus supplement.

Payments

We will pay interest, principal and other amounts payable with respect to the debt securities of any series to the holders of record of those debt securities as of the record dates and otherwise in the manner specified below or in the prospectus supplement for that series.

We will make payments on a global debt security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global debt security. An indirect owner’s right to receive those payments will be governed by the rules and practices of the depositary and its participants.

We will make payments on a debt security in non-global, registered form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all other payments by check at the paying agent described below, against surrender of the debt security. All payments by check will be made in next-day funds—i.e., funds that become available on the day after the check is cashed.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive payments on their debt securities.

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Guarantees

The debt securities of any series may be guaranteed by one or more of our subsidiaries. However, the applicable indenture governing the debt securities will not require that any of our subsidiaries be a guarantor of any series of debt securities and, if guaranteed, it may not necessarily be guaranteed by all of our subsidiaries. As a result, a series of debt securities may not have any guarantors and the guarantors of any series of guaranteed debt securities may differ from the guarantors of any other series of guaranteed debt securities. If we issue a series of guaranteed debt securities, the identity of the specific guarantors of the debt securities of that series will be identified in the applicable prospectus supplement.

If we issue a series of guaranteed debt securities, a description of some of the terms of guarantees of those debt securities will be set forth in the applicable prospectus supplement. Unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, each guarantor of the debt securities of such series will unconditionally guarantee the due and punctual payment of the principal of, and premium, if any, and interest, if any, on each debt security of such series, all in accordance with the terms of such debt securities and the applicable indenture.

Notwithstanding the foregoing, unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, the applicable indenture will contain provisions to the effect that the obligations of each guarantor under its guarantees and such indenture shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such guarantor, result in the obligations of such guarantor under such guarantees and such indenture not constituting a fraudulent conveyance or fraudulent transfer under applicable law. However, there can be no assurance that, notwithstanding such limitation, a court would not determine that a guarantee constituted a fraudulent conveyance or fraudulent transfer under applicable law. If that were to occur, the court could void the applicable guarantor’s obligations under that guarantee, subordinate that guarantee to other debt and other liabilities of that guarantor or take other action detrimental to holders of the debt securities of the applicable series, including directing the holders to return any payments received from the applicable guarantor.

The applicable prospectus supplement relating to any series of guaranteed debt securities will specify other terms of the applicable guarantees.

If the applicable prospectus supplement relating to a series of our senior debt securities provides that those senior debt securities will have the benefit of a guarantee by any or all of our subsidiaries, unless otherwise provided in the applicable prospectus supplement, each such guarantee will be the unsubordinated obligation of the applicable guarantor.

If the applicable prospectus supplement relating to a series of our subordinated debt securities provides that those subordinated debt securities will have the benefit of a guarantee by any or all of our subsidiaries, unless otherwise provided in the applicable prospectus supplement, each such guarantee will be the subordinated obligation of the applicable guarantor. See “—Subordination Provisions” above.

Paying Agents

We may appoint one or more financial institutions to act as our paying agents, at whose designated offices debt securities in non-global entry form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. We will specify in the prospectus supplement for your debt security the initial location of each paying agent for that debt security. We must notify the trustee of changes in the paying agents.

Notices

Notices to be given to holders of a global debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive notices.

Our Relationship With the Trustee

The prospectus supplement for your debt security will describe any material relationships we may have with the trustee with respect to that debt security.

The same financial institution may initially serve as the trustee for our senior debt securities and subordinated debt securities. Consequently, if an actual or potential event of default occurs with respect to any of these securities, the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign under one or more of the indentures, and we would be required to appoint a successor trustee. For this purpose, a “potential” event of default means an event that would be an event of default if the requirements for giving us default notice or for the default having to exist for a specific period of time were disregarded.

DESCRIPTION OF CAPITAL STOCK

General

The authorized capital stock of Beazer Homes USA, Inc. consists of 180,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share.

The following description of our capital stock summarizes general terms and provisions that apply to our capital stock. Since this is only a summary, it does not contain all of the information that may be important to you. The summary is subject to and qualified in its entirety by reference to our certificate of incorporation and our bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part and incorporated by reference into this prospectus. See “Where You Can Find More Information.”

Common Stock

Holders of our common stock are entitled to one vote per share with respect to each matter submitted to a vote of our stockholders, subject to voting rights that may be established for shares of our preferred stock, if any. Except as may be provided in connection with our preferred stock or as otherwise may be required by law or our restated certificate of incorporation, our common stock is the only capital stock entitled to vote in the election of directors. Our common stock does not have cumulative voting rights.

Subject to the rights of holders of our preferred stock, if any, holders of our common stock are entitled to receive dividends and distributions lawfully declared by our board of directors. If we liquidate, dissolve, or wind up our business, whether voluntarily or involuntarily, holders of our common stock will be entitled to receive any assets available for distribution to our stockholders after we have paid or set apart for payment the amounts necessary to satisfy any preferential or participating rights to which the holders of each outstanding series of preferred stock are entitled by the express terms of such series of preferred stock.

The shares of our common stock issued through this prospectus will be fully paid and nonassessable. Our common stock does not have any preemptive, subscription or conversion rights. We may issue additional shares of our authorized but unissued common stock as approved by our board of directors from time to time, without stockholder approval, except as may be required by law or applicable stock exchange requirements.

Preferred Stock

If we offer preferred stock, we will file the terms of the preferred stock with the SEC, and the prospectus supplement relating to that offering will include a description of the specific terms of the offerings. Our board of directors has been authorized to provide for the issuance of shares of our preferred stock in multiple series without the approval of stockholders. With respect to each series of our preferred stock, our board of directors has the authority to fix the following terms:

•	the designation of the series;

•	the number of shares within the series;

•	whether dividends are cumulative;

•	the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

•	whether there are any limitations on the declaration or payment of dividends on common stock while any series of preferred stock is outstanding;

•	whether the shares are redeemable, the redemption price and the terms of redemption;

•	the amount payable to you for each share you own if we dissolve or liquidate;

•	whether the shares are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;

•	whether the shares will be subject to a purchase, retirement or sinking fund and the manner in which such fund shall be applied to the redemption of the shares;

•	voting rights applicable to the series of preferred stock; and

•	any other rights, preferences or limitations of such series.

Our ability to issue preferred stock, or rights to purchase such shares, could discourage an unsolicited acquisition proposal. For example, we could impede a business combination by issuing a series of preferred stock containing class voting rights that would enable the holders of such preferred stock to block a business combination transaction. Alternatively, we could facilitate a business combination transaction by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders. Additionally, under certain circumstances, our issuance of preferred stock could adversely affect the voting power of the holders of our common stock. Although our board of directors is required to make any determination to issue any preferred stock based on its judgment as to the best interests of our stockholders, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of such stock. Our board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange requirements.

Rights Agreement

Our Board of Directors has adopted a Rights Agreement pursuant to which holders of our common stock will be entitled to purchase from us one one-thousandth of a share of our Series A Junior Participating Preferred Stock if any Acquiring Person (as defined in the Rights Agreement) acquires beneficial ownership of 4.95% or more of our common stock or if a tender offer or exchange offer is commenced that would result in a person or group acquiring beneficial ownership of 4.95% or more of our common stock. The exercise price per right is $50, subject to adjustment. These provisions of the Rights Agreement could have certain anti-takeover effects because the rights provided to holders of our common stock under the Rights Agreement will cause substantial dilution to a person or group that acquires our common stock or engages in other specified events without the rights under the agreement having been redeemed or in the event of an exchange of the rights for common stock as permitted under the agreement.

Limitation on Directors’ Liability

Our amended and restated certificate of incorporation provides, as authorized by Section 102(b)(7) of the Delaware General Corporation Law, that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

The inclusion of this provision in our amended and restated certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders.

Our bylaws provide that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law or by other applicable law. In addition, to the fullest extent authorized by Delaware law, we will advance funds to certain directors and officers sufficient for the payment of all expenses in connection with the investigation of, response to, defense (including any appeal) of or settlement of any proceeding. The indemnification and advancement of expenses provided in our bylaws shall be deemed independent of, and is deemed exclusive of or a limitation on, any other rights to which any person seeking indemnification or advancement of expenses may be entitled or acquired under any statute, provision of the certificate of incorporation, bylaw, agreement, vote of stockholders or of disinterested directors or otherwise, both as to such person’s official capacity and as to action in another capacity while holding such office. In addition, our bylaws provide that the corporation may purchase and maintain liability insurance for directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the corporation.

In addition, we have entered into indemnification agreements with each of our executive officers and directors providing such officers and directors indemnification and expense advancement and for the continued coverage of such person under our directors’ and officers’ insurance programs.

Section 203 of the Delaware General Corporation Law

Section 203 of the Delaware General Corporation Law prohibits a defined set of transactions between a Delaware corporation, such as us, and an “interested stockholder.” An interested stockholder is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision may prohibit business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder. The term “business combination” is broadly defined to include mergers, consolidations, sales or other dispositions of assets having a total value in excess of 10% of the consolidated assets of the corporation, and some other transactions that would increase the interested stockholder’s proportionate share ownership in the corporation.

This prohibition is effective unless:

•	the business combination is approved by the corporation’s board of directors prior to the time the interested stockholder becomes an interested stockholder;

•

the interested stockholder acquired at least 85% of the voting stock of the corporation, other than stock held by directors who are also officers or by qualified employee stock plans, in the transaction in which it becomes an interested stockholder; or

•	the business combination is approved by a majority of the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Special Bylaw Provisions

Our amended and restated bylaws contain provisions requiring that advance notice be delivered to us of any business to be brought by a stockholder before an annual meeting of stockholders and providing for certain procedures to be followed by stockholders in nominating persons for election to our board of directors. Generally, such advance notice provisions provide that the stockholder must give written notice to our Secretary not less than 120 days nor more than 150 days prior to the first anniversary of the date of our notice of annual meeting for the preceding year’s annual meeting; provided, however, that in the event that the date of the meeting is changed by more than 30 days from the anniversary date of the preceding year’s annual meeting, notice by the stockholder to be timely must be received no later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure was made. The notice must set forth specific information regarding such stockholder and such business or director nominee, as described in the bylaws. Such requirement is in addition to those set forth in the regulations adopted by the SEC under the Securities Exchange Act of 1934.

Transfer Agent and Registrar

American Stock Transfer & Trust Company serves as the registrar and transfer agent for the common stock.

Stock Exchange Listing

Our common stock is listed on the New York Stock Exchange. The trading symbol for our common stock is “BZH.”

DESCRIPTION OF DEPOSITARY SHARES

General

We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we decide to offer fractional shares of preferred stock, we will issue receipts for depositary shares. Each depositary share will represent a fraction of a share of a particular series of preferred stock. An accompanying prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a depositary that is a bank or trust company that meets certain requirements and is selected by us. Each owner of a depositary share will be entitled to all of the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

We have summarized selected provisions of the deposit agreement and the depositary receipts. The form of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and you should read those documents for provisions that may be important to you.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the depositary will distribute the property to the record holders of the depositary shares. If, however, the depositary determines that it is not feasible to make the distribution of property, the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the holders of the preferred stock.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the depositary will redeem the depositary shares from the proceeds received by the depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the depositary deems necessary in order to enable the depositary to do so. The depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between the depositary and us. Any amendment that materially and adversely alters the rights of the holders of depositary shares will not, however, be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by the depositary or us only if (a) all outstanding depositary shares have been redeemed or (b) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Withdrawal of Preferred Stock

Upon surrender of depositary receipts at the principal office of the depositary, subject to the terms of the deposit agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the deposit agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. The obligations of the depositary and us under the deposit agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering notice to us of its election to do so, and we may at any time remove the depositary. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and meeting certain combined capital surplus requirements.

DESCRIPTION OF WARRANTS

We may issue warrants that entitle the holder to purchase debt securities, preferred stock, common stock or other securities. Warrants may be issued independently or together with debt securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as will be set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

Reference is made to the prospectus supplement relating to the particular issue of warrants offered pursuant to such prospectus supplement for the terms of and information relating to such warrants, including, where applicable:

•

the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

•

the number of shares of common stock purchasable upon the exercise of warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

•

the number of shares and series of preferred stock purchasable upon the exercise of warrants to purchase preferred stock and the price at which such number of shares of such series of preferred stock may be purchased upon such exercise;

•

the designation and number of units of other securities purchasable upon the exercise of warrants to purchase other securities and the price at which such number of units of such other securities may be purchased upon such exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	United States federal income tax consequences applicable to such warrants;

•	the amount of warrants outstanding as of the most recent practicable date; and

•	any other terms of such warrants.

Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment in accordance with the applicable prospectus supplement.

Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or such number of shares of preferred stock, common stock or other securities at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants to purchase debt securities, preferred stock, common stock or other securities, holders of such warrants will not have any of the rights of holders of debt securities, preferred stock, common stock or other securities, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable Indenture, or to receive payments of dividends, if any, on the preferred stock, or common stock purchasable upon such exercise, or to exercise any applicable right to vote.

DESCRIPTION OF RIGHTS

We may issue rights to purchase common stock, preferred stock, depositary shares or debt securities that we may offer to our securityholders. The rights may or may not be transferable by the persons purchasing or receiving the rights. In connection with any rights offering, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between us and a bank or trust company, as rights agent, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The prospectus supplement relating to any rights that we offer will include specific terms relating to the offering, including, among other matters:

•	the date of determining the security holders entitled to the rights distribution;

•

the aggregate number of rights issued and the aggregate number of shares of common stock, preferred stock or depositary shares or aggregate principal amount of debt securities purchasable upon exercise of the rights;

•	the exercise price;

•	the conditions to completion of the rights offering;

•	the date on which the right to exercise the rights will commence and the date on which the rights will expire; and

•	any applicable federal income tax considerations.

Each right would entitle the holder of the rights to purchase for cash the principal amount of shares of common stock, preferred stock, depositary shares or debt securities at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than our security holders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as “stock purchase contracts.” The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities, warrants, other securities or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

The stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units, will be filed with the SEC in connection with the offering of stock purchase contracts or stock purchase units. The prospectus supplement relating to a particular issue of stock purchase contracts or stock purchase units will describe the terms of those stock purchase contracts or stock purchase units, including the following:

•	if applicable, a discussion of material United States federal income tax considerations; and

•	any other information we think is important about the stock purchase contracts or the stock purchase units.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination, including, without limitation, the stock purchase units described above. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

The prospectus supplement relating to a particular issue of units will describe, among other things:

•	the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions related to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	if applicable, a discussion of any special United States federal income tax considerations; and

•	any material provisions of the governing unit agreement that differ from those described above.

PLAN OF DISTRIBUTION

We may sell the offered securities in and outside the United States (1) through underwriters or dealers; (2) directly to purchasers, including our affiliates and shareholders, or in a rights offering; (3) through agents; or (4) through a combination of any of these methods. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters, dealers or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

Sale Through Underwriters or Dealers

If we use underwriters in the sale, the underwriters will acquire the securities for their own account for resale to the public. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Representatives of the underwriters through whom the offered securities are sold for public offering and sale may engage in over-allotment, stabilizing transactions, syndicate short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the offered securities so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative of the underwriters to reclaim a selling concession from a syndicate member when the offered securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on a national securities exchange and, if commenced, may be discontinued at any time.

Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. If applicable, we will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

We may also make direct sales through subscription rights distributed to our existing stockholders on a pro rata basis that may or may not be transferable. In any distribution of subscription rights to our stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or we may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

Remarketing Arrangements

Offered securities also may be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed.

Delayed Delivery Arrangements

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of our business.

With respect to the sale of securities under this prospectus and any applicable prospectus supplement, the maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority, Inc. or independent broker or dealer will not be greater than eight percent (8%).

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities being offered by this prospectus will be passed upon for us by Kenneth F. Khoury, our General Counsel. As of May 31, 2011, Kenneth F. Khoury held (A) 214,320 restricted shares of our common stock, and (B) 247,655 stock options of which 63,051 options are fully vested. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel we will name in the applicable prospectus supplement. Mr. Khoury’s address is the same as our principal executive offices.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended September 30, 2010, and the effectiveness of Beazer Homes USA, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.